SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.            )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

FREMONT MICHIGAN INSURACORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

Class A Common Stock of Fremont Michigan InsuraCorp, Inc. (“Common Stock”)

2.	Aggregate number of securities to which transaction applies:

1,785,047 shares of Common Stock and options to purchase 146,819 shares of Common Stock at an exercise price per share less than $36.15

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the underlying value of the transaction was calculated to be equal to the sum of (A) 1,785,047 outstanding shares (including restricted shares) of Common Stock multiplied by $36.15 per share and (B) outstanding “in-the-money” options to purchase 146,819 shares of Common Stock multiplied by $21.24 (which is equal to the difference between $36.15 and the weighted average exercise price of such options). In accordance with Exchange Act Rule 0-11(c)(1), the payment of the filing fee was calculated by multiplying the aggregate value of the transaction by 0.00011610.

4.	Proposed maximum aggregate value of transaction:

$67,690,954.05

5.	Total fee paid:

$7,858.92

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

FREMONT MICHIGAN INSURACORP, INC.

933 East Main Street

Fremont, Michigan 49412

June 10, 2011

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Fremont Michigan InsuraCorp, Inc. (“FMIC”), to be held at 10:00 a.m. Eastern Time, on July 22, 2011, at the Dogwood Center for the Performing Arts, 4734 S. Campus Court, Fremont, Michigan 49412.

On April 15, 2011, FMIC entered into an Agreement and Plan of Merger, as it may be amended from time to time (the “Merger Agreement”), pursuant to which we will be acquired by Auto Club Insurance Association (the “Merger”). At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. The Merger Agreement is attached as ANNEX A to the enclosed Proxy Statement.

If our shareholders approve and adopt the Merger Agreement and the Merger is subsequently completed, you will be entitled to receive $36.15 in cash, without interest and less any applicable withholding taxes, per share of FMIC Class A Common Stock (“FMIC Shares”) you own at the effective time of the Merger. On April 15, 2011, the last full trading day prior to the public announcement of the Merger Agreement, the closing price of our common stock was $26.75 per share.

Your vote is very important, regardless of the number of shares you own. The Merger cannot be consummated unless the Merger Agreement is approved and adopted by the affirmative vote of at least a majority of all outstanding FMIC Shares entitled to vote at the special meeting. If you fail to vote your shares, it will have the same effect as voting against approval and adoption of the Merger Agreement.

After careful consideration, our board of directors (the “Board of Directors”), acting upon the recommendation of the special committee of the Board of Directors, has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, FMIC and all of its shareholders. Accordingly, the Board of Directors recommends that FMIC shareholders vote “FOR” the approval and adoption of the Merger Agreement.

The Proxy Statement attached to this letter provides you with information about the proposed Merger and the special meeting. We encourage you to read the entire Proxy Statement carefully. You may also obtain more information about FMIC from the documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the meeting, we urge you to vote as promptly as possible so that your shares will be voted at the special meeting of shareholders. If you attend the meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Sincerely,

Donald VanSingel,

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT IS DATED JUNE 10, 2011 AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT JUNE 10, 2011

FREMONT MICHIGAN INSURACORP, INC.

933 East Main Street

Fremont, Michigan 49412

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 22, 2011

TO OUR SHAREHOLDERS:

A special meeting of shareholders of Fremont Michigan InsuraCorp, Inc., a Michigan corporation (“FMIC”), will be held at the Dogwood Center for the Performing Arts, 4734 S. Campus Court, Fremont, Michigan 49412 on July 22, 2011, at 10:00 a.m., Eastern Time for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 15, 2011, as it may be amended from time to time (the “Merger Agreement”), among Auto Club Insurance Association (“Auto Club”), ACG Acquisition Co., Inc. and FMIC, pursuant to which FMIC will become a wholly owned subsidiary of Auto Club (the “Merger”).

2.	To consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, if there are insufficient shares of FMIC common stock represented (either in person or by proxy) to constitute the quorum necessary to approve and adopt the Merger Agreement.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on June 6, 2011, the record date fixed by the board of directors for the special meeting, are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

Your vote is important, regardless of the number of shares of FMIC Class A Common Stock (“FMIC Shares”) you own. The Merger cannot be completed unless the Merger Agreement is approved and adopted by the affirmative vote of the holders of not less than a majority of the outstanding shares of common stock entitled to vote at the special meeting. Whether or not you plan to attend the meeting, I urge you to sign, date and mail your proxy card or submit your proxy by telephone or on the Internet prior to the meeting to ensure that your shares will be represented at the meeting if you are unable to attend. If you fail to submit a proxy, your FMIC Shares will not be counted for purposes of determining whether a quorum is present, and your FMIC Shares will have the same effect as a vote against the approval and adoption of the Merger Agreement. Not submitting a proxy will have the same effect as an abstention on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies. If you hold your shares through a bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee to determine whether you will be able to submit your proxy by telephone or on the Internet. You may revoke or change your proxy before the final vote at the meeting.

After careful consideration, our board of directors (the “Board of Directors”), acting upon the recommendation of the special committee of the Board of Directors, has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, FMIC and all of its shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL.

BY ORDER OF THE BOARD OF DIRECTORS OF

FREMONT MICHIGAN INSURACORP, INC.

Donald C. Wilson, Secretary

June 10, 2011

ANNEX A

Agreement and Plan of Merger, dated as of April 15, 2011, by and among AUTO CLUB INSURANCE ASSOCIATION, ACG ACQUISITION CO., INC. and FREMONT MICHIGAN INSURACORP, INC.

ANNEX B

Opinion of Philo Smith Capital Corporation

(i)

SUMMARY TERM SHEET

This summary term sheet briefly describes selected information in this Proxy Statement and may not contain all of the information that is important to you. We urge you to carefully read this Proxy Statement in its entirety, including the information incorporated by reference and the annexes. In addition, this Proxy Statement incorporates by reference important business and financial information about us. You may obtain the information incorporated by reference into this Proxy Statement without charge by following the instructions in “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 60.

The Parties to the Merger Agreement (Page 12)

Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc., a Michigan corporation (“FMIC”), is an insurance holding company that writes property and casualty insurance through its wholly owned subsidiary, Fremont Insurance Company, a Michigan insurance corporation (“Fremont Insurance”). Fremont Insurance was founded in 1876 and writes property and casualty insurance in the state of Michigan through independent agents in four business segments: personal, commercial, farm and marine. FMIC and Fremont Insurance operate from their executive offices at 933 East Main Street, Fremont, Michigan 49412 and the telephone number is (231) 924-0300.

Auto Club Insurance Association

Auto Club Insurance Association, a Michigan reciprocal inter-insurance exchange (“Auto Club”), and its affiliates offer a full range of personal lines of insurance products and services. Auto Club is an affiliate of AAA Auto Club Group, which provides membership, travel and financial services to more than 4.2 million members in Illinois, Indiana, Iowa, Michigan, Minnesota, Nebraska, North Dakota and Wisconsin. The principal executive offices of Auto Club are located at 1 Auto Club Drive, Dearborn, Michigan 48126 and the telephone number is (313) 336-1920.

ACG Acquisition Co., Inc.

ACG Acquisition Co., Inc., a Michigan corporation (“Merger Sub”), was formed for the sole purpose of completing the merger with FMIC. Merger Sub has not engaged in any activities to date except for those incidental to its formation and as otherwise contemplated by the Agreement and Plan of Merger (the “Merger Agreement”). Merger Sub is a wholly owned subsidiary of Auto Club. Upon consummation of the proposed merger, Merger Sub will merge with and into FMIC and will cease to exist, with FMIC continuing as the surviving corporation (the “Surviving Corporation”).

The Merger (Page 16)

If the Merger Agreement is approved and adopted by our shareholders and the other closing conditions are satisfied or waived, Merger Sub will merge with and into FMIC, with FMIC continuing as the Surviving Corporation (the “Merger”). As a result of the Merger, FMIC will become a wholly owned subsidiary of Auto Club and will cease to be an independent, publicly traded company. Upon consummation of the Merger, each of the outstanding shares of FMIC Class A Common Stock (“FMIC Shares”) (other than any FMIC Shares owned by FMIC, Fremont Insurance, Auto Club or Merger Sub, which will be cancelled without the payment of any consideration) will be cancelled, extinguished and converted into the right to receive $36.15 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). Pursuant to the Merger Agreement, the aggregate amount of the Merger Consideration plus the Option Consideration (as defined below) may not exceed $67.7 million.

Certain Effects of the Merger (Page 33)

If the Merger is completed, you will be entitled to receive $36.15 in cash, without interest and less any applicable withholding taxes, for each FMIC Share owned by you at the effective time of the Merger. As a result of the Merger, FMIC will cease to be an independent, publicly traded company, and you will not own any shares of the Surviving Corporation.

The Special Meeting (Page 13)

Time, Place and Purpose of the Special Meeting

We will hold the special meeting on July 22, 2011, at 10:00 a.m. Eastern Time, at the Dogwood Center for the Performing Arts, 4734 S. Campus Court, Fremont, Michigan 49412. You will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and to adjourn or postpone the special meeting, if necessary, if there are insufficient FMIC Shares represented (either in person or by proxy) to constitute the quorum necessary to approve and adopt the Merger Agreement.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned FMIC Shares at the close of business on June 6, 2011, the record date for the special meeting. As of the record date, there were 1,785,047 outstanding FMIC Shares held by approximately 104 record holders. Each FMIC Share is entitled to one vote on each matter to be presented for shareholder action at the meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding FMIC Shares is necessary to constitute a quorum for the meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will be included.

Required Vote

Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the FMIC Shares entitled to vote at the special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal.

Voting and Proxies

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, on the Internet, by returning the enclosed proxy card by mail, or by voting in person at the special meeting. If your FMIC Shares are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your FMIC Shares by using the instructions provided. If you do not provide your bank, brokerage firm or other nominee with instructions, your FMIC Shares will not be voted and that will have the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement; it will have no effect on the approval of the adjournment proposal, however.

Revocation of Proxies

Any shareholder of FMIC may revoke or change such shareholder’s proxy at any time before the final vote at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone or on the Internet, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation, dated after the date of the proxy that is being revoked, to Fremont Michigan InsuraCorp, Inc., 933 East Main Street, Fremont, Michigan 49412, Attention: Corporate Secretary, prior to the close of business on the first business day before the special meeting. Attending the meeting alone will not revoke your proxy unless you specifically request revocation of your proxy. The submission of a proxy will not affect the right of a holder of FMIC Shares to attend, or vote in person at, the special meeting. If you hold your FMIC Shares through a bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation of proxies. If your bank, brokerage firm or other nominee allows you to vote by telephone or on the Internet, you may be able to change your vote by voting again by telephone or on the Internet.

Solicitation of Proxies

This proxy solicitation is being made and paid for by FMIC on behalf of its board of directors (the “Board of Directors”). The cost of soliciting proxies will be borne by FMIC. In addition to soliciting proxies by mail, proxies may be solicited by our directors, officers and other employees by personal interview, telephone, Internet, telegram and other means of communication. Such persons will receive no additional compensation for such services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to the beneficial owners of the FMIC Shares held of record by such brokers and other fiduciaries. FMIC will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded. To assist in the solicitation of proxies, FMIC has engaged Innisfree M&A Incorporated (“Innisfree”), who may be contacted by banks and brokers at (212) 750-5833 and by all others toll-free at (888) 750-5834. The cost to engage Innisfree is estimated to be $12,500. FMIC has also agreed to reimburse Innisfree for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify Innisfree against certain losses, costs and expenses.

Treatment of Options (Page 34)

Upon consummation of the Merger, the unexercised portion of each then outstanding FMIC option will vest in full, to the extent unvested, and will be cancelled, terminated and converted into the right to receive an amount in cash equal to the excess, if any, of (i) $36.15 over (ii) the exercise price payable in respect of such FMIC Shares subject to such option (the “Option Consideration”) and any required withholding taxes.

Recommendation of the Special Committee and the Board of Directors (Page 25)

Acting upon the recommendation of the special committee of the Board of Directors comprised of William L. Johnson, Donald VanSingel, Jack G. Hendon and Harold L. Wiberg, the Board of Directors, at a meeting held on April 15, 2011, (i) determined that the Merger is fair to and in the best interests of FMIC and all of its shareholders, and declared it advisable to enter into the Merger Agreement; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (iii) resolved to recommend that the shareholders approve the adoption of the Merger Agreement and directed that the matter be submitted for consideration by the shareholders of FMIC at a special meeting; (iv) took all necessary actions so that, to the extent permitted by law, the provisions of Section 7A of the Michigan Business Corporation Act (“MBCA”), and any other similar applicable “anti-takeover” laws will not be applicable to the Merger; (v) amended FMIC’s Shareholder Rights Agreement to permit FMIC to enter into the Merger Agreement without triggering FMIC’s Shareholder Rights Agreement; and (vi) took all necessary action to provide for the vesting, at the closing of the Merger, of all then outstanding FMIC options issued under FMIC’s equity plans pursuant to the terms of the Merger Agreement. The Board of Directors recommends that FMIC’s shareholders vote “FOR” the approval and adoption of the Merger Agreement and the adjournment proposal. For a discussion of the material factors considered by the Board of Directors in reaching its conclusions, see “THE MERGER—RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS” beginning on page 25.

The Shareholders Agreement (Page 56)

Concurrently with the execution of the Merger Agreement, certain shareholders owning approximately 16% of the outstanding FMIC Shares as of April 15, 2011, entered into a shareholders agreement (the “Shareholders Agreement”), with Auto Club and Merger Sub.

Under the terms of the Shareholders Agreement, such shareholders agreed to, among other things, vote, or cause to be voted, the FMIC Shares owned by them in favor of the Merger, pursuant to the terms of the Shareholders Agreement. The Shareholders Agreement will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) termination of the Merger Agreement in accordance with its terms or (iii)

the effectiveness of any amendment, modification, supplement to, or waiver under, the Merger Agreement which would reduce the amount or change the form or composition of the Merger Consideration.

Interests of FMIC’s Directors and Executive Officers in the Merger (Page 34)

In considering the recommendation of the Board of Directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a shareholder. Under the terms of the Merger Agreement, all of the directors and executive officers of FMIC will resign effective upon the closing of the Merger.

In addition, the terms of existing FMIC options held by FMIC’s directors and executive officers provide for accelerated vesting of all unvested options upon a change of control of FMIC. The Merger will constitute a change in control of FMIC.

Each of the executive officers and the other officers of FMIC that currently have change in control or severance agreements have entered into agreements with an affiliate of Auto Club, which agreements will become effective upon the closing of the Merger, providing for (i) the payment of stay bonuses over a two-year period following the closing, (ii) severance payments if such officer’s employment with Auto Club or its affiliates is terminated within two years following closing, and (iii) the termination of such person’s existing employment or change in control severance agreement. These officers have been advised by Auto Club that, following the Merger, they will be employed by an affiliate of Auto Club on terms comparable to their employment with FMIC.

The Board of Directors was aware of these interests and considered these interests, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that FMIC’s shareholders vote in favor of approving and adopting the Merger Agreement.

Opinion of Philo Smith Capital Corporation (Page 26)

On April 15, 2011, at a Special Meeting of the Board of Directors held to evaluate the Merger, Philo Smith Capital Corporation (“Philo Smith”) rendered its opinion to the Board of Directors, orally and in writing, that, as of the date of its opinion and based upon and subject to the assumptions, procedures, factors and limitations set forth therein, the consideration to be received in the Merger by the holders of FMIC Shares was fair from a financial point of view.

The full text of the Philo Smith opinion is attached as ANNEX B to this Proxy Statement and is incorporated by reference into this Proxy Statement. Philo Smith has consented to the reference to and reproduction of its opinion in this Proxy Statement. You are urged to read Philo Smith’s opinion carefully in its entirety.

Financing of the Merger (Page 38)

The Merger Agreement does not contain any condition to the Merger relating to financing. The purchase price will be paid with Auto Club’s available funds.

Regulatory Approvals (Page 38)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules promulgated thereunder provide that transactions such as the Merger may not be completed until certain information has been submitted to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and until specified waiting period requirements have been satisfied. The proposed Merger is subject to the reporting and waiting provisions of the HSR Act. On May 6, 2011, FMIC and Auto Club made the required filings, and on May 19, 2011, early termination of the waiting period was granted.

State insurance laws generally require that, prior to the acquisition of control of an insurance company, the acquiring party obtain approval from the insurance commissioner of the insurance company’s state of domicile and any state in which the insurance company is commercially domiciled. Accordingly, Auto Club has made the necessary applications with the Michigan Office of Financial and Insurance Regulation (“OFIR”). On May 25, 2011, the Commissioner of OFIR signed an order approving Auto Club’s application for the acquisition of control of Fremont Insurance.

Conditions to Completion of the Merger (Page 46)

The respective obligations of FMIC, Auto Club and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including, among others, (i) the approval and adoption of the Merger Agreement by our shareholders, (ii) the receipt of required regulatory approvals, (iii) the absence of any legal restrictions on the consummation of the Merger, (iv) the accuracy of the representations and warranties of the parties, and (v) the parties’ material compliance with their respective covenants and agreements under the Merger Agreement.

Restrictions on Solicitation of Takeover Proposals (Page 48)

During the term of the Merger Agreement, we have agreed not to, directly or indirectly:

•	solicit, initiate, cooperate, knowingly facilitate or knowingly encourage the making of, or any inquiries regarding a Takeover Proposal (as defined below);

•

engage in, continue or otherwise participate in any discussions or negotiations with any person or furnish to any other party information or data in connection with or for the purpose of encouraging or facilitating a Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal;

•	enter into any letter of intent, agreement, contract or agreement in principle with respect to a Takeover Proposal; or

•	enter into any letter of intent, agreement, contract or agreement in principle requiring FMIC to abandon, terminate or breach its obligations under or fail to consummate the Merger.

Notwithstanding the foregoing restrictions, at any time prior to obtaining the approval of the Merger Agreement by our shareholders, if we receive an unsolicited written Takeover Proposal that was not received in breach of the foregoing restrictions, and if the Board of Directors determines in good faith, (x) after consultation with its independent financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), and (y) after consultation with outside legal counsel, the failure to take the following actions in respect of such Takeover Proposal could reasonably be expected to result in a breach of directors’ fiduciary duty under applicable law, then, prior to receipt of the approval of the Merger by FMIC’s shareholders, we are permitted to furnish information to or engage in discussions or negotiations with the potential acquiror offering such Superior Proposal if we enter into a confidentiality agreement with that party upon terms no less favorable to FMIC, and no less restrictive to such party, as the confidentiality agreement we have entered into with Auto Club, and we provide the same information concurrently to Auto Club.

We must also notify Auto Club within 24 hours of receiving any proposal, offer or inquiry or any request for information, discussions or negotiations with FMIC or Fremont Insurance or representatives in respect of a Takeover Proposal or potential Takeover Proposal. The notice must include the identity of the party making any such proposal, offer, request or inquiry, the material terms and conditions of any such proposal or offer, and the nature of such inquiry or request (including copies of any draft agreements or financing commitment letters). We must also promptly inform Auto Club of all material developments affecting the status and terms and conditions of such proposal, offer, inquiry or request, and provide copies of any additional related agreements and financing commitment letters. Pursuant to the terms and conditions of the Merger Agreement, Auto Club has three business days to exercise its right to match any Superior Proposal the Company receives from a third party.

Termination of the Merger Agreement and Termination Fee (Pages 50 and 51)

The Merger Agreement may be terminated by mutual written consent of FMIC and Auto Club or by either FMIC or Auto Club under certain specified circumstances as more fully described in “THE MERGER AGREEMENT—TERMINATION OF THE MERGER AGREEMENT” beginning on page 50. Upon termination of the Merger Agreement under certain circumstances, FMIC may be required to pay to Auto Club a termination fee in the amount of $2,025,000, as more fully described in “THE MERGER AGREEMENT—TERMINATION FEE” beginning on page 51.

No Dissenters’ Rights (Page 41)

Under the MBCA, shareholders of FMIC are not entitled to dissenters’ rights with respect to the Merger.

Market Price of Common Stock (Page 55)

The Merger Consideration of $36.15 per share in cash to be paid for each FMIC Share in the Merger represents a premium of approximately 39.9% over the 90-day average closing price of the FMIC Shares prior to the announcement of the Merger. On June 3, 2011, the most recent practicable date before this Proxy Statement was filed with the SEC, the last reported sales price for the FMIC Shares on the OTC Markets (“OTCQB”) was $35.20 per share. You are encouraged to obtain current market quotations for the FMIC Shares in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers, presented for your convenience only, briefly address some questions that may arise about the Merger. These questions and answers do not address all questions that may be important to you as a shareholder. You should still carefully read the entire Proxy Statement, including the information incorporated by reference and the annexes.

Q:	Why am I receiving these materials?

A:	We are providing these proxy materials to give you information to help in determining how to vote on the approval and adoption of the Merger Agreement in connection with the special meeting. This Proxy Statement contains important information about the Merger and the special meeting of shareholders of FMIC, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting in person.

Q:	When and where is the special meeting?

A:	We will hold the special meeting at 10:00 a.m. Eastern Time, on July 22, 2011, at the Dogwood Center for the Performing Arts, 4734 S. Campus Court, Fremont, Michigan 49412.

Q:	What am I being asked to vote upon?

A:	We are asking you to consider and vote upon the following items:

•

a proposal to approve and adopt the Merger Agreement, pursuant to which Merger Sub, a wholly owned subsidiary of Auto Club, will merge with and into FMIC, with FMIC continuing as the Surviving Corporation and a wholly owned subsidiary of Auto Club;

•

a proposal to adjourn or postpone the special meeting, if necessary, if there are insufficient FMIC Shares represented (either in person or by proxy) to constitute the quorum necessary to approve and adopt the Merger Agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	Who can vote on the proposal to approve and adopt the Merger Agreement and approve the adjournment proposal?

A:	Shareholders of record of FMIC Shares as of the close of business on June 6, 2011, the record date, will be entitled to notice of and to vote at the special meeting.

Q:	What vote is required to approve and adopt the Merger Agreement and approve the adjournment proposal?

A:	Approval and adoption of the Merger Agreement will require the favorable vote of at least a majority of all outstanding FMIC Shares entitled to vote at the special meeting. The proposal to adjourn the special meeting, if necessary, will require the affirmative vote of a majority of the votes cast on such proposal.

Q:	What will I receive in the Merger?

A:	If the Merger is completed, you will be entitled to receive $36.15 in cash, without interest and less any applicable withholding taxes, in exchange for each FMIC Share that you own at the effective time of the Merger.

Q:	What is the recommendation of the FMIC Board of Directors?

A:	The Board of Directors recommends that you vote:

•	“FOR” the proposal to approve and adopt the Merger Agreement; and

•	“FOR” the adjournment proposal.

Q:	What effects will the proposed Merger have on FMIC?

A:	As a result of the proposed Merger, FMIC will cease to be a publicly traded company and will become a wholly owned subsidiary of Auto Club. You will no longer have any interest in the future earnings or growth of FMIC. Following completion of the Merger, our reporting obligations with respect to the FMIC Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the Merger, the FMIC Shares will no longer be listed on any exchange or quotation system, and price quotations of the FMIC Shares will no longer be available on the over-the-counter markets.

Q:	What are the tax consequences of the exchange of the FMIC Shares for cash in the Merger?

A:	If you are a “U.S. holder” (as defined below) of FMIC Shares, the Merger will be a taxable transaction to you. Your receipt of cash in exchange for your FMIC Shares pursuant to the Merger Agreement generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive pursuant to the Merger Agreement (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in your FMIC Shares surrendered in the Merger. If you are a “non-U.S. holder” (as defined below) of FMIC Shares, the Merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. Tax matters are complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. We recommend that you consult your own tax advisor to understand the tax consequences of the Merger to you.

Q:	How do I vote?

A:	You may vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card;

•	if you hold your shares in “street name,” following the procedures provided by your bank, brokerage firm or other nominee; or

•	attending the special meeting and casting your vote by ballot.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	You may revoke or change your proxy at any time before the final vote at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone or on the Internet, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation, dated after the date of the proxy that is being revoked, to Fremont Michigan InsuraCorp, Inc., 933 East Main Street, Fremont, Michigan 49412, Attention: Corporate Secretary, prior to the close of business on the business day before the special meeting. Attending the meeting alone will not revoke your proxy unless you specifically request revocation of your proxy. The submission of a proxy will not affect the right of a holder of FMIC Shares to attend or vote in person at the meeting. If you hold your FMIC Shares through a bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation of proxies. If your bank, brokerage firm or other nominee allows you to vote by telephone or on the Internet, you may be able to change your vote by voting again by telephone or on the Internet.

Q:	What happens if I do not vote for the Merger Agreement proposal?

A:	Because the required vote of our shareholders to approve and adopt the Merger Agreement is based upon the total number of outstanding FMIC Shares entitled to vote at the special meeting, rather than the FMIC Shares actually voted, the failure to submit your proxy or to otherwise vote will have the same effect as voting “AGAINST” the approval and adoption of the Merger Agreement.

Q:	What happens if I sign and return my proxy card without specifying my vote?

A:	If you are the record holder of your FMIC Shares and you sign and return your proxy card without specifying your vote, your shares will be voted “FOR” the approval and adoption of the Merger Agreement, “FOR” the adjournment proposal, and in accordance with the recommendation of the Board of Directors on any other matters properly brought before the special meeting for a vote.

Q:	What happens if I sell or otherwise transfer my FMIC Shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you sell or otherwise transfer your FMIC Shares after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $36.15 per share in cash in the Merger. In order to receive the Merger Consideration, you must hold your FMIC Shares through completion of the Merger.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own FMIC Shares that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the FMIC Shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Do I have any rights to seek payment of the fair value of my shares?

A:	No. Under the MBCA, shareholders of FMIC are not entitled to dissenters’ rights with respect to the Merger.

Q:	When is the Merger expected to be completed?

A:	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by early August, 2011. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain shareholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived.

Q:	Will a proxy solicitor be used?

A:	Yes. FMIC has engaged Innisfree to assist in the solicitation of proxies for the special meeting and FMIC estimates that it will pay Innisfree a fee of approximately $12,500. FMIC has also agreed to reimburse Innisfree for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify Innisfree against certain losses, costs and expenses.

Q:	Should I send in any share certificates now?

A:

No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your certificates representing your ownership of FMIC Shares for the Merger Consideration. If your FMIC Shares are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” FMIC Shares in exchange for the Merger Consideration. Please do not send in your certificates now.

Q:	Who can help answer my questions?

A:	If you have any questions, or require assistance in voting your proxy, please call our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

If your bank, brokerage firm or other nominee holds your FMIC Shares in “street name,” you should also call your bank, brokerage firm or other nominee for additional information.

FORWARD-LOOKING STATEMENTS

This Proxy Statement, and the documents to which we refer you in this Proxy Statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning our possible or assumed future results of operations, the expected completion and timing of the Merger and other information relating to the Merger. There are forward-looking statements throughout this Proxy Statement, including, without limitation, under the headings “SUMMARY TERM SHEET,” “THE MERGER,” “THE MERGER AGREEMENT” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this Proxy Statement or elsewhere as a result of new information, future events or otherwise, except as required by law.

In addition to other factors and matters contained or incorporated in this Proxy Statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against us and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the Merger such as obtaining regulatory approval;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our employees, customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	general economic, political and social conditions; and

•	other risks detailed in our current filings with the SEC.

See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 60. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this Proxy Statement represent our views as of the date of this Proxy Statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER AGREEMENT

Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc., a Michigan corporation (“FMIC”), is an insurance holding company that writes property and casualty insurance through its wholly owned subsidiary, Fremont Insurance Company, a Michigan insurance corporation (“Fremont Insurance”). Fremont Insurance was founded in 1876 and writes property and casualty insurance in the state of Michigan through independent agents in four business segments: personal, commercial, farm and marine. FMIC and Fremont Insurance operate from their executive offices at 933 East Main Street, Fremont, Michigan 49412 and the telephone number is (231) 924-0300. FMIC’s common stock, consisting of the FMIC Shares, is quoted on the OTCQB under the symbol “FMMH.”

Auto Club Insurance Association

Auto Club Insurance Association, a Michigan reciprocal inter-insurance exchange (“Auto Club”), and its affiliates offer a full range of personal lines of insurance products and services. Auto Club is an affiliate of AAA Auto Club Group, which provides membership, travel and financial services to more than 4.2 million members in Illinois, Indiana, Iowa, Michigan, Minnesota, Nebraska, North Dakota and Wisconsin. The principal executive offices of Auto Club are located at 1 Auto Club Drive, Dearborn, Michigan 48126 and the telephone number is (313) 336-1920.

ACG Acquisition Co., Inc.

ACG Acquisition Co., Inc., a Michigan corporation (“Merger Sub”), was formed for the sole purpose of completing the merger with FMIC. Merger Sub has not engaged in any activities to date except for those incidental to its formation and as otherwise contemplated by the Merger Agreement. Merger Sub is a wholly owned subsidiary of Auto Club. Upon consummation of the proposed Merger, Merger Sub will merge with and into FMIC and will cease to exist, with FMIC continuing as the surviving corporation. The principal executive offices of Merger Sub are located at 1 Auto Club Drive, Dearborn, Michigan 48126 and the telephone number is (313) 336-1920.

THE SPECIAL MEETING

Time and Place of the Special Meeting

This Proxy Statement is being furnished to our shareholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting to be held at 10:00 a.m. Eastern Time, on July 22, 2011, at the Dogwood Center for the Performing Arts, 4734 S. Campus Court, Fremont, Michigan 49412, or at any postponement or adjournment thereof.

Purpose of the Special Meeting

The purpose of the special meeting is for our shareholders to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement, a copy of which is attached as ANNEX A to this Proxy Statement, (ii) a proposal to adjourn or postpone the special meeting, if necessary, if there are insufficient FMIC Shares represented (either in person or by proxy) to constitute the quorum necessary to approve and adopt the Merger Agreement at the special meeting and (iii) any other proposal that may properly come before the special meeting or any adjournment or postponement thereof.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned FMIC Shares at the close of business on June 6, 2011, the record date of the special meeting. On the record date, there were 1,785,047 outstanding FMIC Shares held by approximately 104 record holders. Each FMIC Share is entitled to one vote on each matter to be presented for shareholder action at the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding FMIC Shares is necessary to constitute a quorum at the meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will be included. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed.

Required Vote

Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding FMIC Shares entitled to vote at the special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. For both proposals, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposals, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” approval and adoption of the Merger Agreement. Abstentions will have no effect on the outcome of the adjournment proposal.

Brokers who hold FMIC Shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from the beneficial owners. However, brokers may not exercise their voting discretion with respect to approving non-routine matters such as the approval and adoption of the Merger Agreement and the adjournment proposal and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares (generally, “Broker Non-Votes”). Broker Non-Votes will not be counted as votes cast or shares voting on the proposals. These Broker Non-Votes will be counted for purposes of determining whether a quorum is present, but will have the same effect as a vote “AGAINST” the approval and adoption of the Merger Agreement. Broker Non-Votes will have no effect on the outcome of the adjournment proposal.

How Shares are Voted

If your FMIC Shares are registered directly in your name with our transfer agent, Registrar & Transfer Company, you are considered, with respect to those shares, the shareholder of record. As the shareholder of record, you have the right to vote in person at the meeting. If your FMIC Shares are held in a bank, brokerage account or by another nominee, you are considered the beneficial owner, but not the shareholder of record, with respect to those shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since you are not the shareholder of record, however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you hold FMIC Shares directly as a registered shareholder of record or beneficially in “street name,” you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in “street name,” by submitting voting instructions to your bank, brokerage firm or other nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you request to receive a printed set of the proxy materials by mail.

By Telephone or Internet

If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the enclosed proxy card, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

By Mail

If you receive a printed version of the proxy materials, you may submit your proxy by mail by signing your proxy card or, for shares held in “street name,” by following the voting instructions included by your bank, brokerage firm or other nominee, and mailing it in the enclosed, postage-paid envelope addressed to Fremont Michigan InsuraCorp, Inc., 933 East Main Street, Fremont, Michigan 49412, Attention: Kevin G. Kaastra, which receives, inspects and tabulates the proxies. If you provide specific voting instructions, your shares will be voted as you have instructed. When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented by the proxy card will be voted in accordance with the shareholder’s instructions. In the absence of instructions, duly executed proxies will be voted “FOR” the approval and adoption of the Merger Agreement and “FOR” the adjournment proposal. If any other matter is properly presented, the proxy holders will vote your shares in accordance with their best judgment. FMIC knows of no matters other than those described below that may come before the special meeting.

Revocation of Proxies

Any shareholder of FMIC may revoke or change such shareholder’s proxy at any time before the final vote at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone or on the Internet, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation, dated after the date of the proxy that is being revoked, to Fremont Michigan InsuraCorp, Inc., 933 East Main Street, Fremont, Michigan 49412, Attention: Corporate Secretary, prior to the close of business on the first business day before the special meeting. Attending the meeting alone will not revoke your proxy unless you specifically request revocation of your proxy. The submission of a proxy will not affect the right of a holder of FMIC Shares to attend or vote in person at the meeting. If you hold your shares through a bank, brokerage firm or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation of proxies. If your bank, brokerage firm or other nominee allows you to vote by telephone or on the Internet, you may be able to change your vote by voting again by telephone or on the Internet.

Solicitation of Proxies

This proxy solicitation is being made and paid for by FMIC on behalf of its Board of Directors. The cost of soliciting proxies will be borne by FMIC. In addition to soliciting proxies by mail, proxies may be solicited by our directors, officers and other employees by personal interview, telephone, Internet, telegram and other means of communication. Such persons will receive no additional compensation for such services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to the beneficial owners of FMIC Shares held of record by such brokers and other fiduciaries. FMIC will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded. To assist in the solicitation of proxies, FMIC has engaged Innisfree, who may be contacted by banks and brokers at (212) 750-5833 and by all others toll-free at (888) 750-5834. The cost to engage Innisfree is estimated to be $12,500. FMIC has also agreed to reimburse Innisfree for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify Innisfree against certain losses, costs and expenses.

No Dissenters’ Rights

Under the MBCA, shareholders of FMIC are not entitled to dissenters’ rights with respect to the Merger.

Adjournments and Postponements

If the special meeting is adjourned to a different place, date or time, we need not give notice of the new place, date or time if the new place, date or time is announced at the special meeting before adjournment. We are required to give notice, however, if a new record date is set for the adjourned meeting. Any adjournment or postponement of the special meeting for purposes of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Assistance

If you have any questions, or require assistance in voting your proxy, please call our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: (888) 750-5834

Banks and brokers may call collect: (212) 750-5833

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement as ANNEX A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

FMIC is an insurance holding company that writes property and casualty insurance through its subsidiary, Fremont Insurance. FMIC was incorporated in Michigan in November 2003 to acquire 100% of the stock upon the conversion of Fremont Insurance from a mutual insurance company to a stock insurance company. The conversion of Fremont Insurance became effective and FMIC’s initial public offering was closed on October 15, 2004, on which date Fremont Insurance became a subsidiary of FMIC.

Fremont Insurance was formed in 1876 as a farm fire mutual insurance company. Prior to its conversion to a stock insurer in 2004, Fremont Insurance operated under the name Fremont Mutual Insurance Company. Today, Fremont Insurance writes personal, commercial, farm and marine property and casualty insurance through 172 independent agencies in the State of Michigan.

FMIC’s Board of Directors, as part of its ongoing oversight and planning, annually reviews FMIC’s strategic plans by evaluating the business plans prepared by management, general insurance market conditions, strategic alternatives and its ability to deliver value to its shareholders. In the past several years, the Board of Directors and management have explored various strategic initiatives to enhance shareholder value, including the expansion of FMIC’s business through acquisitions and organic growth.

During 2008, Richard E. Dunning, President and Chief Executive Officer of FMIC, identified Northern Mutual Insurance Company (“NMIC”) as a strategic alliance partner for FMIC and, after reviewing the matter with the Board of Directors, engaged in discussions with NMIC’s management regarding a proposed transaction. In early June of 2009, FMIC and NMIC executed a confidentiality agreement and each assembled project teams to review and evaluate a demutualization of NMIC and subsequent business combination with FMIC. Thereafter, the parties began to conduct business and regulatory due diligence and negotiate the terms of a letter of intent for a transaction.

On October 26, 2009, The Steak n Shake Company (which changed its name in April, 2010 to Biglari Holdings Inc. (“Biglari”)) filed a Schedule 13D with the SEC, disclosing that Biglari began accumulating FMIC Shares on August 28, 2009 and had acquired a total of 172,500 FMIC Shares, amounting to approximately 9.9% of the outstanding FMIC Shares. In late October, 2009, Sardar Biglari, Chairman and Chief Executive Officer of Biglari, contacted Mr. Dunning to schedule a meeting to discuss Biglari’s interest in FMIC. Mr. Dunning declined to meet with Mr. Biglari.

In November, 2009, the Board of Directors began to review and evaluate raising approximately $10 million of new capital in the form of preferred stock to support expected organic growth and to finance one or more acquisitions. The Board of Directors formed a special committee of directors comprised of William L. Johnson, Donald VanSingel, Jack G. Hendon and Richard E. Dunning (the “Special Committee”) to evaluate opportunities with respect to the proposed capital raise. In furtherance of this initiative, the Board of Directors authorized the engagement of Philo Smith Capital Corporation (“Philo Smith”) to serve as financial advisor and Honigman Miller Schwartz and Cohn LLP (“Honigman”) to serve as special legal counsel to advise on legal and regulatory matters relating to the proposed capital raise. From November, 2009 until May, 2010, the Special Committee actively worked on the proposed capital raise.

On December 21, 2009, Biglari issued a press release announcing its intent to acquire 100% of the issued and outstanding FMIC Shares that it did not already own by tender offer and/or merger for $24.50 per FMIC Share, to be paid 50% in cash and 50% in common stock of Biglari (“Biglari’s First Proposal”). Biglari’s First

Proposal represented an 11.3% premium to the December 21, 2009 closing price of the FMIC Shares. The following day, Biglari filed a Form A Statement Regarding the Acquisition of Control or Merger with a Domestic Insurer (the “Form A”) with OFIR (the Michigan Office of Financial and Insurance Regulation) seeking regulatory approval from OFIR to acquire control of FMIC.

On December 23, 2009, the Board of Directors convened a special meeting with representatives of Honigman and Siebers Mohney PLC, FMIC’s regular outside counsel (“Siebers Mohney”), present. At this meeting, the Board of Directors reviewed FMIC’s current business plan and Biglari’s First Proposal. Also, Siebers Mohney reviewed with the Board of Directors its fiduciary duties in relation to Biglari’s First Proposal, the actions that FMIC was permitted to take in response to Biglari’s First Proposal pursuant to applicable law and FMIC’s relevant organizational documents. The Board of Directors carefully considered the range of strategic, industry, financial, legal and regulatory aspects of Biglari’s First Proposal, including the nature and timing of the proposal. After consideration of these and other factors, the directors unanimously concluded that Biglari’s First Proposal substantially undervalued FMIC and was not in the best interests of FMIC’s shareholders. Accordingly, the Board of Directors unanimously rejected Biglari’s First Proposal and instructed management to make a public announcement that the Board of Directors did not believe that Biglari’s First Proposal was in the best interests of FMIC’s shareholders. Also at this meeting, the Board of Directors delegated to the Special Committee the responsibility of reviewing and evaluating any other transactions proposed to FMIC by any third party and advising the Board of Directors on related matters. As a result of Biglari’s First Proposal, FMIC filed a Schedule 14D-9C with the SEC on December 23, 2009, and issued a public announcement disclosing that it had received an unsolicited takeover proposal from Biglari and that its Board of Directors, after reviewing the proposal with its outside financial and legal advisors, had unanimously concluded that the takeover proposal should be rejected and that execution of FMIC’s current strategic plans represented a better long-term value for FMIC’s shareholders. At this time, Honigman was designated to be special counsel to the Special Committee.

On February 26, 2010, a regular meeting of the Board of Directors was held. At this meeting, the Board of Directors (i) received a report on the proposed capital raise and adopted resolutions for a $10 million private placement of preferred stock and authorized the retention of a placement agent to assist with the proposed capital raise, (ii) received a report on, and approved a letter of intent for, a strategic alliance with NMIC (which was subsequently publicly announced on May 12, 2010) and (iii) approved the execution of updated change in control agreements for certain officers of FMIC, pursuant to the recommendation of the Compensation Committee.

On May 13, 2010, the Board of Directors adopted Amendment No. 1 to the Shareholder Rights Agreement (“Amendment No. 1”) to align the ownership trigger for the Shareholder Rights Agreement with the same threshold contained in the Michigan Insurance Holding Company Act, which requires that anyone desiring to acquire 10% or more of a domestic insurer first obtain approval from the Commissioner of OFIR. Amendment No. 1 reduced the ownership threshold from 15% to 9.999% or more of the outstanding FMIC Shares.

On May 27, 2010, a special meeting of the Board of Directors was held to review the status of the proposed capital raise. The Special Committee delivered a report that investor interest in connection with the proposed capital raise was lacking, and that the lack of interest was likely due to the terms of the offering and investor uncertainty with respect to FMIC’s ability to remain independent in light of Biglari’s First Proposal. After discussion, the Board of Directors determined to cease further efforts on the proposed capital raise but to continue to pursue other strategic alternatives, including the proposed strategic alliance with NMIC.

During the period from June, 2010, through September, 2010, the Board of Directors continued to receive updates with respect to the proposed strategic alliance with NMIC and approved an extension of the letter of intent with NMIC through December 31, 2010.

On October 1, 2010, Fremont Insurance entered into an insurance services agreement with NMIC to provide underwriting services, policy processing, system support, accounting and related business services for NMIC (the “NMIC Services Agreement”). The NMIC Services Agreement had a term of five years, but NMIC retained the right to terminate on or before December 1, 2010.

On October 11, 2010, Biglari sent a letter to the Board of Directors increasing its offer to $29.00 per FMIC Share, to be paid 100% in cash (“Biglari’s Second Proposal”). Biglari’s Second Proposal represented a 41.5% premium to the October 11, 2010 closing price of the FMIC Shares.

On October 13, 2010, a special meeting of the Board of Directors was held and representatives of Honigman and Foster Swift Collins & Smith PC, outside counsel to FMIC (“Foster Swift”), attended. Honigman reviewed the directors’ fiduciary duties in light of Biglari’s Second Proposal. After discussion, the Board of Directors asked the Special Committee to review Biglari’s Second Proposal and, with the assistance of management, obtain data and an analysis from Philo Smith related to comparable insurance company valuations. The Board of Directors also authorized management to issue a press release announcing the receipt of Biglari’s Second Proposal and that the Board of Directors had asked the Special Committee to meet to review the proposal and, with the input of management and advisors, make an appropriate recommendation to the Board of Directors as to whether Biglari’s Second Proposal was in the best interests of FMIC’s shareholders.

On October 18, 2010, Loeb Capital Management (“Loeb”) filed a Schedule 13D with the SEC, announcing that Loeb had acquired approximately 9.0% of the FMIC Shares. Loeb also sent a letter dated October 18, 2010 to the Board of Directors (copy attached to the Schedule 13D) urging the directors to consider Biglari’s Second Proposal and to initiate a process to maximize shareholder value through a sale of FMIC to the highest bidder.

On October 22, 2010, at a regular meeting of the Board of Directors, Mr. Dunning reported that NMIC advised FMIC that it was terminating the NMIC Services Agreement and withdrawing from any further discussions regarding the proposed strategic alliance due to uncertainty with respect to FMIC’s ability to remain independent in light of Biglari’s continued pursuit of an unsolicited takeover of FMIC.

On October 26, 2010, Biglari sent a letter to the Board of Directors nominating Mr. Biglari as a candidate for director at FMIC’s 2011 Annual Meeting.

On October 28, 2010, the Special Committee met to continue its evaluation of Biglari’s Second Proposal of $29.00 per FMIC Share and to discuss Loeb’s Schedule 13D. Mr. Kevin G. Kaastra, Vice President of Finance of FMIC, and representatives of Philo Smith and Foster Swift also attended this meeting. At the meeting, Philo Smith delivered a presentation to the Special Committee regarding market valuations of insurance companies that had been sold in recent years. The Special Committee discussed the presentation. Philo Smith advised that, in its view, despite the increase to $29.00 per share, Biglari’s Second Proposal continued to undervalue FMIC. The Special Committee discussed various alternatives and decided to obtain more information before making a final recommendation to the Board of Directors with respect to Biglari’s Second Proposal.

On November 2, 2010, the Special Committee, along with Mr. Kaastra and a representative from Foster Swift, met with representatives of a private equity fund (“Party A”) to explore Party A’s interest in FMIC. A representative of Party A had initially contacted FMIC through Mr. Dunning in December, 2009. This initial contact by Party A did not include a specific proposal. At the November 2, 2010 meeting, however, Party A delivered a written proposal to acquire FMIC at a price of $29.50 per FMIC Share in cash (“Party A’s First Proposal”).

Between November 4, 2010 and November 9, 2010, the Special Committee met three times to review various matters, including the expressed interest of Party A, and to discuss the various strategies it was considering in its effort to enhance shareholder value, including efforts to grow FMIC’s business through one or more acquisitions. In this regard, the Special Committee reviewed various other strategic options, including remaining an independent company, searching for a strategic investor willing to invest in FMIC while supporting FMIC’s desire to remain independent and the possibility of undertaking a process to sell FMIC to the highest bidder. At the conclusion of these meetings, the Special Committee determined to continue to explore strategic alternatives, including continuing a dialogue with Party A to further explore Party A’s interest in acquiring FMIC.

A meeting of the Special Committee was held on November 19, 2010, which was attended by Mr. Kaastra and a representative of Foster Swift. Mr. Dunning reported that FMIC’s efforts to locate a suitable insurance company to acquire in northern Michigan and Wisconsin had been unsuccessful. Mr. Dunning further discussed additional potential strategic transactions that were under consideration, including a combination with a bank holding company. The Special Committee further discussed the proposal from Party A and also discussed the possibility that a certain Michigan-domiciled insurer (“Party B”) may be interested in a strategic transaction with FMIC. The Special Committee authorized Mr. Dunning to contact Party B regarding its interest in a strategic transaction with FMIC.

On November 22, 2010, the Special Committee, along with a representative of Foster Swift, met with representatives of Party B at Foster Swift’s offices in Grand Rapids, Michigan to discuss Party B’s interest in FMIC. Party B expressed its interest in having further discussions with the Special Committee about acquiring FMIC, although no specific proposal was made.

On November 23, 2010, Mr. Biglari contacted Honigman to request a meeting with the Special Committee. Honigman relayed this request to members of the Special Committee, and on December 1, 2010, Mr. Johnson met in Chicago, Illinois with Mr. Biglari and the Vice-Chairman of Biglari to discuss Biglari’s Second Proposal. Mr. Johnson advised Mr. Biglari that the Special Committee did not believe Biglari’s Second Proposal was in the best interest of FMIC or its shareholders, but the Special Committee was continuing to review strategic alternatives. At the conclusion of this meeting, Mr. Biglari and Mr. Johnson agreed to stay in contact with each other.

On December 2, 2010, a special meeting of the Board of Directors was held, which was also attended by representatives of Honigman and Philo Smith. At this meeting, the Special Committee presented the Board of Directors with the strategic alternatives it had considered since its meeting on October 13, 2010. The alternatives discussed included FMIC remaining an independent company, securing a strategic investor that would support FMIC’s independence, seeking a private equity buyer, seeking a strategic buyer such as another insurer, continuing its search for an acquisition target, auctioning the company to the highest bidder or negotiating with Biglari. The Special Committee stated its plans to engage Philo Smith on a specific assignment to assist the Special Committee in its continuing efforts to explore strategic alternatives.

On December 3, 2010, a regular meeting of the Board of Directors was held, which was also attended by representatives of Honigman. At this meeting, the Board of Directors authorized the Special Committee to engage Philo Smith to serve as financial advisor to the Special Committee to assist the Special Committee in its continuing efforts to explore strategic alternatives, including a possible sale of FMIC. Also at this meeting, Mr. Dunning resigned from the Special Committee due to his role as President and Chief Executive Officer of FMIC, and the Board of Directors appointed Harold L. Wiberg in his place. The Board of Directors also appointed Mr. Johnson as the Chairman of the Special Committee.

On December 8, 2010, Party A submitted a letter to the Special Committee increasing its level of interest to $32.00 per share (“Party A’s Second Proposal”).

A meeting of the Special Committee was held on December 13, 2010, which was also attended by Mr. Dunning, Mr. Kaastra and representatives of Foster Swift and Honigman. At this meeting, the Special Committee discussed a formal private auction process to seek a buyer for FMIC to be led by Philo Smith. Honigman advised the Special Committee regarding the auction process and reviewed the terms of Philo Smith’s proposed engagement letter with the Special Committee. The Special Committee also discussed Party A’s Second Proposal. After discussion, the Special Committee decided that a private auction was more likely to lead to a higher value for FMIC than Party A’s Second Proposal. The Special Committee then decided to engage Philo Smith to conduct the private auction. Over the next several weeks, FMIC, Honigman, Foster Swift and Philo Smith assembled a Confidential Offering Memorandum, established and began depositing documents in an electronic data room for use in the auction process and completed the negotiation of the engagement letter with Philo Smith.

On December 22, 2010, the Special Committee met to approve and authorize the execution of the engagement letter with Philo Smith. Also in attendance at this meeting were Mr. Dunning, Mr. Kaastra and a representative of Foster Swift. At this meeting, the Special Committee reviewed a list prepared by Philo Smith of insurers and other parties with a potential interest in acquiring FMIC.

Between December 22, 2010 and February 1, 2011, Philo Smith contacted 34 insurers and other potential investors, including Biglari, Party A, Party B and Auto Club. As a result of these communications, 14 parties expressed interest in a transaction with FMIC and agreed to sign a confidentiality agreement. Party A, Party B, two other interested insurance companies (“Party C” and “Party D”) and Auto Club each signed a confidentiality agreement; Biglari declined to do so. Those parties that signed confidentiality agreements were provided a copy of the Confidential Offering Memorandum and given access to the electronic data room.

On December 29, 2010, Biglari sent a letter to the Chairman of the Special Committee reiterating Biglari’s Second Proposal at $29.00 per FMIC Share and stating it was ready to confer with the Special Committee concerning a transaction at a higher value.

On December 30, 2010, Biglari issued a press release announcing that it had increased its proposal to acquire FMIC to $31.00 per FMIC Share (“Biglari’s Third Proposal”).

On January 11, 2011, the Special Committee met to receive a report from Philo Smith regarding the status of the auction process and to discuss Biglari’s Third Proposal. Mr. Dunning, Mr. Kaastra and representatives of Philo Smith, Honigman and Foster Swift also attended. Philo Smith provided an overview of the process, including a timeline and the procedures. Philo Smith also reviewed the names of the parties that had expressed interest and that had signed confidentiality agreements. The Special Committee then reviewed and discussed Biglari’s Third Proposal and Party A’s Second Proposal, and received the advice of Honigman, Foster Swift, Philo Smith and FMIC management regarding the same. Based on this discussion, the Special Committee determined that the ongoing auction process was more likely to lead to a higher offer for the holders of FMIC Shares than Party A’s Second Proposal or Biglari’s Third Proposal.

On January 12, 2011, FMIC issued a press release, announcing that it had received the revised unsolicited offer from Biglari to acquire the remaining FMIC Shares that it did not already own at a price of $31.00 per FMIC Share, and that the Special Committee had retained Philo Smith as its financial advisor to explore a broad range of strategic alternatives to enhance shareholder value, including, among others, strategic alliances, acquisitions and the sale of FMIC. In its press release, FMIC stated that neither it nor the Special Committee had set a definitive timetable for completion of its evaluation.

On January 13, 2011, Loeb issued a press release in the form of a letter to the Board of Directors expressing its dissatisfaction with FMIC’s response to Biglari’s Third Proposal and urging FMIC “here and now to sell the company to the highest bidder” for a price of at least $31.00 per FMIC Share, stating that “$31.00 per FMIC Share is higher than any trading price in the history of the company.”

The Special Committee held additional meetings on January 18, 2011, January 25, 2011 and February 1, 2011 to review Philo Smith’s progress. At these meetings, the Special Committee discussed individual prospects and meetings scheduled or held with prospects. The Special Committee also considered the relative benefits of each prospect, including the likelihood of completing a transaction with each prospect, based on information received to date.

On January 17, 2011, Mr. Johnson, Mr. Dunning, representatives of Philo Smith and Honigman held a second meeting with representatives of Party B at Honigman’s offices in Lansing, Michigan to further discuss Party B’s interest in acquiring or investing in FMIC.

Between January 20, 2011 and January 28, 2011, Philo Smith sent letters requesting definitive proposals for the acquisition of FMIC to 12 potentially interested parties, including Auto Club.

On January 21, 2011, Party B submitted a written indication of interest in acquiring FMIC at a price of $33.00 per FMIC Share, subject to granting Party B a 30-day exclusivity period in order to complete due diligence and negotiate a definitive acquisition agreement.

On January 28, 2011, a telephonic conference was held among Mr. Dunning, three other officers of FMIC, a representative of Philo Smith, and representatives of Party C to discuss FMIC’s operations and the nature of a possible transaction with Party C.

Also on January 28, 2011, Mr. Charles H. Podowski, President & Chief Executive Officer of Auto Club, and Mr. Dunning had an introductory telephone call in which each executive discussed their respective companies, and Auto Club expressed its interest in learning more about FMIC’s business and operations. Following this call, FMIC invited Auto Club to visit FMIC’s offices and meet with its senior management.

On February 3, 2011, a meeting was held in Grand Rapids, Michigan by Mr. Dunning, seven other officers of FMIC and a representative of Philo Smith, with representatives of Party D to discuss FMIC’s operations and the nature of a possible transaction with Party D.

On February 7, 2011, at a special meeting of the Board of Directors, Mr. Johnson reported on the activities of the Special Committee and Philo Smith since December, 2010. Mr. Dunning updated the Board of Directors on management’s discussions with Party C, Party D and Auto Club and further advised the Board of Directors that he and his management team were meeting with certain members of Auto Club’s management the following day. In addition, Mr. Dunning updated the Board of Directors on various other strategic alternatives, including a potential acquisition target and interest from another financial institution in a combination transaction.

Also on February 7, 2011, FMIC received a written indication of interest from Party C for the acquisition of FMIC at $31.00 per FMIC Share in cash, subject to completion of due diligence.

On February 8, 2011, Auto Club’s Chief Operating Officer, the President of one of Auto Club’s insurance company subsidiaries, Auto Club’s Vice President of Claims and a senior actuary, along with representatives of Auto Club’s financial advisor, met with Mr. Dunning, seven other officers of FMIC and a representative of Philo Smith at FMIC’s Fremont, Michigan office to discuss FMIC’s operations and matters relating to a possible acquisition of FMIC by Auto Club.

On February 14, 2011, the Special Committee met and received presentations on the status of the private auction by Philo Smith, reviewed discussions with, and the level of interest shown by, the various prospective acquirers to date. Honigman and Foster Swift participated by telephone. Philo Smith advised the Special Committee that it was expecting to receive an indication of interest from each of Party D and Auto Club within 48 hours. The Special Committee discussed the various indications of interest received to determine which of them was most likely to offer the greatest value to FMIC’s shareholders.

On February 16, 2011, FMIC received a written indication of interest from Party D for the acquisition of FMIC at a total price ranging from $50 million to $62 million in cash (which Philo Smith correlated to $27.08 to $33.30 per FMIC Share), subject to the completion of due diligence.

Also on February 16, 2011, FMIC received a written indication of interest from Auto Club for the acquisition of FMIC at a total price ranging from $62.7 million to $67.5 million in cash (which, based on its understanding of the number of fully diluted shares outstanding at that time, Auto Club correlated to $32.50 to $35.00 per FMIC Share). Auto Club’s written indication of interest expressed that any potential transaction was subject to completion of due diligence but was not conditioned upon the availability of any external financing.

On February 21, 2011, the Special Committee met and received presentations on the status of the private auction by Philo Smith, and reviewed discussions with, and the level of interest shown by, the various prospective acquirers to date. The Special Committee discussed the various indications of interest received to determine which of them was most likely to offer the greatest value to FMIC’s shareholders. Philo Smith advised that follow-up management meetings were scheduled with Party A and Auto Club.

On February 23, 2011, a second meeting was held by Mr. Dunning, seven other FMIC officers and a representative of Philo Smith with representatives of Party A to discuss Party A’s due diligence questions and whether Party A had any interest beyond the amount of Party A’s Second Proposal of $32.00 per FMIC Share.

On February 24, 2011, Mr. Johnson and Mr. Wiberg, on behalf of the Special Committee, met at Auto Club’s offices with members of Auto Club’s senior management, including Mr. Podowski and Terry McElroy, Executive Vice President, to further discuss Auto Club’s interest in acquiring FMIC. Representatives of Philo Smith and Auto Club’s financial advisor also attended this meeting. During this meeting, FMIC provided additional information about the number of fully diluted shares outstanding, which, at the high end of Auto Club’s range of $67.5 million, correlated to a price of $36.15 per FMIC Share. FMIC asked Auto Club to confirm its bid at that price per FMIC Share. Auto Club requested a 30-day exclusive period in which to conduct further due diligence and for the parties to negotiate a definitive merger agreement. No conclusion as to price or exclusivity was reached at this meeting. Later in the day, in a telephone conversation between Mr. Podowski and Mr. Johnson, Auto Club stated that, subject to satisfactory completion of due diligence and negotiation of a mutually acceptable definitive merger agreement, it would offer $36.15 per FMIC Share, provided that FMIC would grant Auto Club a 30-day exclusive period to continue due diligence and negotiate a definitive merger agreement with FMIC. Auto Club’s offer of $36.15 per FMIC Share represented a 41.8% premium to the February 24, 2011 closing price of the FMIC Shares.

On February 25, 2011, the Special Committee met to review the indications of interest received in response to the private auction in the period between January 21, 2011 and February 24, 2011, which ranged from $27.08 to $36.15 per FMIC Share. Of these offers, Auto Club’s offer of $36.15 per FMIC Share, conditioned on the 30-day exclusive period, was the highest. The Special Committee members discussed the various reasons why they believed that the Auto Club proposal was superior to the other proposals. These reasons included the following: Philo Smith had conducted an auction process reasonably designed to achieve the best value for FMIC’s shareholders; Auto Club’s offer price was the highest of all of the indications of interest received, amounting to approximately 1.38 times FMIC’s December 31, 2010 GAAP book value; Auto Club was able to close the transaction without financing; and a combination with Auto Club was likely to be approved by OFIR based on Auto Club’s regulatory history and financial strength, as evidenced by its AM Best Rating of “A.” Based on these and other factors, the Special Committee adopted a resolution recommending that the Board of Directors grant a 30-day exclusive period to Auto Club, during which time the parties would conduct additional due diligence and attempt to negotiate a definitive merger agreement.

On February 25, 2011, following the Special Committee meeting, the Board of Directors convened its regular quarterly meeting. Among other matters discussed at this meeting, the directors engaged in extensive discussions regarding the sale of FMIC and various aspects of the auction and Auto Club’s proposal. These aspects included the following: Philo Smith had conducted an auction process reasonably designed to achieve the best value for FMIC’s shareholders; Auto Club’s offer price of $36.15 per FMIC Share was the highest of all of the indications of interest received, amounting to approximately 1.38 times FMIC’s December 31, 2010 GAAP book value; Auto Club was able to close the transaction without financing; and a combination with Auto Club was likely to be approved by OFIR based on Auto Club’s regulatory history and financial strength, as evidenced by its AM Best Rating of “A.” Following this discussion, the Board of Directors approved a resolution adopting the Special Committee’s recommendation that FMIC grant a 30-day exclusive period to Auto Club. The Board of Directors further instructed the Special Committee to continue working with management on the due diligence process and to determine whether a definitive merger agreement could be reached with Auto Club.

After this meeting, Mr. Johnson contacted a representative of Auto Club and advised that the Special Committee and the Board of Directors had agreed to grant Auto Club the 30-day exclusive period as Auto Club had requested and that FMIC would be providing a first draft of the Merger Agreement to Auto Club shortly. On March 4, 2011, the first draft of the proposed Merger Agreement was delivered by FMIC to Auto Club for its review.

On March 8, 2011, FMIC’s management met with Auto Club’s management to discuss the proposed Merger and to conduct further due diligence.

Between March 14, 2011 and March 31, 2011, counsel for FMIC and counsel for Auto Club exchanged drafts of the Merger Agreement. The significant terms that were addressed included additional representations and warranties of FMIC requested by Auto Club, disclosure mechanics, covenants pending closing of the Merger, conditions to the closing of the Merger, the fiduciary-out provisions of the Merger Agreement, covenants of Auto Club relating to indemnification of FMIC’s directors and officers and the operation of Fremont Insurance following the closing, the size of the termination fee and the circumstances under which the termination fee would be payable. During this period, FMIC and Auto Club agreed to extend the exclusivity period through April 15, 2011.

Between April 6, 2011 and April 14, 2011, counsel for FMIC and counsel for Auto Club continued to negotiate and exchange drafts of the Merger Agreement and related documents. During this period, the parties also worked on finalizing the schedules to the Merger Agreement and negotiated terms of the severance agreements to be entered into between Auto Club and certain FMIC officers in exchange for the termination of such officers’ existing employment or change in control severance agreements (collectively, the “Officer Agreements”). The Officer Agreements were to include revised severance terms and stay-pay bonus arrangements and were to become effective upon the closing of the proposed Merger.

On April 8, 2011, the latest drafts of the proposed Merger Agreement, Shareholders Agreement and amendment to Shareholder Rights Agreement were distributed to the Board of Directors. The Board of Directors also received a draft of the fairness opinion of Philo Smith.

On April 12, 2011, at a meeting of the Special Committee, Honigman presented an overview of the current drafts of the Merger Agreement, the Shareholders Agreement and Amendment No. 2 to Shareholder Rights Agreement, which had been approved by counsel for both FMIC and Auto Club. The Special Committee also discussed a plan of communication in the event that the transaction was finally agreed to by the parties, including the need for a public announcement and for communications with employees and agents.

At 8:00 a.m. on April 15, 2011, the Special Committee met to review the status of the definitive agreements. Also present at the meeting were representatives of Honigman and Foster Swift. Honigman advised that the terms of the Merger Agreement had been finalized except for certain matters relating to the Officer Agreements. In particular, FMIC had not yet resolved which officers of FMIC were going to sign the Officer Agreements and final negotiations about certain terms of the Officer Agreements were on-going. The Special Committee determined that it was not in a position to make its recommendation on the transaction until all of the definitive agreements had been finalized, and recessed the meeting until 3:30 p.m. that afternoon.

Later that morning, at 9:00 a.m., the Board of Directors met with representatives of Honigman, Foster Swift and Philo Smith. Philo Smith delivered a presentation to the Board of Directors regarding the fairness, from a financial point of view, of the proposed transaction to the shareholders. Philo Smith also reviewed other transaction items such as due diligence, transaction description, transaction process, qualitative factors, valuation methodology and comparative public transactions. Philo Smith then rendered its oral opinion that the proposed consideration of $36.15 per FMIC Share in cash was fair to FMIC’s shareholders, from a financial point of view. After this presentation, the Board of Directors received a presentation from Honigman concerning applicable fiduciary duties of the directors in connection with the proposed Merger and the terms of the Merger Agreement and the Shareholder Agreement. The Special Committee reported that it was not yet prepared to make its recommendation to the Board of Directors at which point the meeting was recessed at 11:30 a.m. to reconvene at 4:00 p.m. that afternoon.

During this recess, FMIC and Auto Club, and their respective legal counsel, finalized the open matters relating to the Officer Agreements.

At approximately 3:30 p.m., the Special Committee reconvened to review the proposed Merger and the Merger Agreement and, after discussion, the Special Committee unanimously adopted resolutions recommending the proposed Merger and Merger Agreement to the Board of Directors as being in the best interests of FMIC and its shareholders.

At approximately 4:00 p.m., the Board of Directors reconvened to receive and consider the Special Committee’s recommendation on the proposed Merger and Merger Agreement. Representatives of Honigman, Foster Swift and Philo Smith were in attendance. Philo Smith confirmed its previously delivered oral opinion (which was provided in writing to the Board of Directors later that day) that the proposed consideration of $36.15 per FMIC Share in cash was fair to the FMIC shareholders, from a financial point of view. The Board of Directors considered the presentations given by Honigman and Philo Smith regarding the proposal, including the fairness opinion of Philo Smith and the recommendation of the Special Committee. After further discussion and deliberation, the Board of Directors unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby and authorized the officers of FMIC to sign the Merger Agreement with Auto Club.

In the evening on Friday, April 15, 2011, FMIC and Auto Club executed and delivered the Merger Agreement.

Early in the morning on Monday, April 18, 2011, FMIC announced the execution of the Merger Agreement and related transactions by issuing a press release and filing a Form 8-K with the SEC.

The foregoing discussion summarizes the material factors considered by the Board of Directors and the Special Committee in their evaluation of the Merger. After considering these factors, the Board of Directors concluded that the positive factors outweighed the potential negative factors. In view of the wide variety and the complexity of those factors considered by the Board of Directors, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to these factors. In addition, individual members of the Board of Directors may have assigned different weights to various factors.

Purpose and Reasons for the Merger

In reaching its decision to approve the Merger and the Merger Agreement and to recommend that our shareholders vote to approve and adopt the Merger Agreement, the Special Committee consulted with senior management and Honigman, Foster Swift and Philo Smith. The Special Committee considered, and the Board of Directors expressly adopted, the Special Committee’s analysis and conclusions regarding the following factors among others:

•

that the Merger Consideration of $36.15 per FMIC Share allows FMIC’s shareholders to realize in the short-term a fair value, in cash, for their investment and provides such shareholders certainty of value for their shares;

•

the current and historical market prices of the FMIC Shares relative to those of other industry participants and general market indices, and the fact that the Merger Consideration of $36.15 per FMIC Share represents a premium of approximately 35% over the $26.75 per share closing price of FMIC on April 15, 2011, the last trading day prior to announcement of the definitive Merger Agreement with Auto Club;

•	that the purchase price equals approximately 1.38 times the GAAP book value of FMIC at December 31, 2010;

•	that other indications of interest for transactions with FMIC indicated a value to FMIC shareholders that was less than the Merger Consideration provided for in the Merger Agreement;

•	the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions, in the short-term and in the long-term, both globally and within our industries;

•	that the Special Committee and FMIC’s legal counsel negotiated at arm’s length with Auto Club and its representatives;

•	the financial and other terms and conditions of the Merger Agreement, including the absence of a financing condition;

•

that the terms of the Merger Agreement allow FMIC, prior to the approval and adoption of the Merger Agreement by its shareholders, to respond to unsolicited acquisition proposals under certain circumstances;

•	FMIC’s ability to specifically enforce the terms and provisions of the Merger Agreement;

•

that, subject to compliance with the terms and conditions of the Merger Agreement, FMIC is permitted to terminate the Merger Agreement in order to approve an alternative transaction proposal by a third party that is a Superior Proposal, upon payment to Auto Club of a $2,025,000 termination fee; and

•	the opinion of Philo Smith as described below.

The Board of Directors also considered a variety of risks and other potentially negative factors concerning the Merger and the Merger Agreement, including the following:

•

the risks and costs to FMIC if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the effect on business and customer relationships;

•

the fact that FMIC’s shareholders whose FMIC Shares are acquired for cash in the Merger will not participate in any future earnings or growth of FMIC, or benefit from any appreciation in the value of FMIC;

•

the fact that certain of FMIC’s officers and directors may have interests in the Merger, described in the section “THE MERGER — INTERESTS OF FMIC’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER” beginning on page 34, that are different from, or in addition to, the interests of FMIC’s shareholders;

•

the amount of time it could take to complete the Merger, including the fact that consummation of the Merger is subject to shareholder, governmental and regulatory approvals and the lack of assurance that such approvals will be received prior to the outside date, or at all;

•	that an all-cash transaction will be taxable to FMIC’s shareholders that are U.S. persons for U.S. federal income tax purposes; and

•

the fact that a termination fee is payable to Auto Club under specified circumstances, including in the event that the Board of Directors decides to terminate the Merger Agreement to accept a Superior Proposal.

The foregoing discussion summarizes the material factors considered by the Board of Directors and the Special Committee in their evaluation of the Merger. After considering these factors, the Board of Directors concluded that the positive factors outweighed the potential negative factors. In view of the wide variety and the complexity of those factors considered by the Board of Directors, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to these factors. In addition, individual members of the Board of Directors may have assigned different weights to various factors.

Recommendation of the Special Committee and the Board of Directors

Acting upon the recommendation of the Special Committee, the Board of Directors, at the meeting held on April 15, 2011, (i) determined that the Merger is fair to and in the best interests of FMIC and all of its shareholders, and declared it advisable to enter into the Merger Agreement; (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; (iii) resolved to recommend that the shareholders approve the adoption of the Merger Agreement and directed that the matter be submitted for consideration by the shareholders of FMIC at a special meeting; (iv) took all necessary actions so that, to the extent permitted by law, the provisions of Section 7A of the MBCA, and any other similar applicable “anti-takeover” laws will not be applicable to the Merger; (v) amended FMIC’s Shareholder Rights Agreement to permit FMIC to enter into the Merger Agreement without triggering FMIC’s Shareholder Rights Agreement; and (vi) took all necessary action to provide for the vesting at the closing of the Merger of all then outstanding FMIC options issued under FMIC’s equity plans pursuant to the terms of the Merger Agreement. Our Board of Directors recommends that our shareholders vote “FOR” the approval and adoption of the Merger Agreement and, if applicable, “FOR” the related adjournment proposal.

Opinion of Philo Smith

The Special Committee engaged Philo Smith to act as its independent financial advisor in connection with the Merger and to provide its opinion with respect to the fairness to FMIC’s shareholders, from a financial point of view, of the Merger Consideration offered to the shareholders in the Merger under the circumstances applicable to FMIC as of the date of the opinion (without giving effect to any impacts of the Merger on any particular shareholder other than in its capacity as a shareholder). Philo Smith is a nationally recognized investment banking firm whose principal business specialty is insurance institutions. In the ordinary course of its investment banking business, Philo Smith is regularly engaged in the valuation of insurance institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On April 15, 2011, Philo Smith provided its oral opinion to the Board of Directors that, based upon and subject to the factors and assumptions stated in its oral and written opinion, from a financial point of view, the consideration offered to FMIC’s shareholders, $36.15 per FMIC Share in cash, was fair to the shareholders under the facts and circumstances applicable to FMIC as of the date thereof. Philo Smith confirmed its oral opinion by delivery of its written opinion dated April 15, 2011.

Notwithstanding the opinion of Philo Smith, the Merger Consideration was determined through arm’s-length negotiations between FMIC and Auto Club and was unanimously approved by the Board of Directors. Philo Smith provided advice to the Board of Directors during these negotiations. Philo Smith did not, however, recommend any specific amount of consideration to the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger. The Philo Smith opinion was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement.

The Philo Smith opinion was provided for the use and benefit of the Board of Directors in connection with its consideration of the Merger. The opinion is not intended to be and does not constitute a recommendation to any shareholder of FMIC as to how such shareholder should vote with respect to the transaction or any related matter. Philo Smith was not requested to opine as to, and its opinion does not in any manner address, FMIC’s underlying business decision to proceed with or effect the Merger. In addition, Philo Smith expressed no opinion on, and its opinion did not in any manner address, the fairness of any other aspect of the transaction or the amount or the nature of any compensation to any officers, directors, or employees of FMIC payable by reason of the Merger.

The full text of Philo Smith’s April 15, 2011 opinion is attached as ANNEX B to this Proxy Statement. The opinion outlines the procedures followed, assumptions made and matters considered, as well as the qualifications and limitations on the review undertaken by Philo Smith in providing its opinion. The description of the opinion set forth below is a summary of the material terms of the opinion. FMIC shareholders are urged to read the entire opinion carefully in connection with their consideration of the Merger.

In connection with rendering its April 15, 2011 opinion, Philo Smith reviewed and considered, among other things:

•	the Merger Agreement;

•	certain publicly available financial statements and other historical financial information of FMIC that it deemed relevant;

•	financial projections for FMIC for the years ending December 31, 2011 through 2015 as prepared by FMIC’s management;

•

the publicly reported historical stock price and trading activity for the FMIC Shares, including a comparison of certain financial and stock market information for FMIC with similar publicly available information for certain other companies, the securities of which are publicly traded;

•	to the extent publicly available, the financial terms of certain recent business combinations in the property and casualty insurance industry;

•	the market premiums paid in certain recent business combinations involving insurance companies;

•	the current market environment generally and the property and casualty environment in particular; and

•	such other information, studies, analyses and investigations as Philo Smith considered relevant.

Philo Smith also discussed with certain members of senior management of FMIC the business, financial condition, results of operations and prospects of FMIC.

In performing its review, Philo Smith relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by FMIC or its representatives, or that was otherwise reviewed by it, and Philo Smith assumed such accuracy and completeness for purposes of rendering its opinion. Philo Smith further relied on the assurances of management of FMIC that it was not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Philo Smith has not been asked to provide, and has not undertaken to provide, an independent verification of any of such information, and it does not assume any responsibility or liability for the accuracy or completeness thereof. Philo Smith did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets, or the liabilities (contingent or otherwise) of FMIC or any of its subsidiaries, or the collectability of any such assets, nor was Philo Smith furnished with any such evaluations or appraisals. Philo Smith is not an expert in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses, and it has not made an independent evaluation of the adequacy of the reserves of FMIC. In that regard, Philo Smith has made no analysis of, and expresses no opinion as to, the adequacy of the loss and loss adjustment expense reserves of FMIC.

With respect to the internal financial projections as prepared by FMIC’s management and used by Philo Smith in its analyses, FMIC’s management confirmed to Philo Smith that the projections reflected the best currently available estimates and judgments of management of the future financial performance of FMIC, and Philo Smith assumed that such performances would be achieved. Philo Smith expressed no opinion as to such financial projections or the assumptions on which they were based. Philo Smith also assumed that there had been no material change in FMIC’s assets, financial condition, results of operations, business, or prospects since the date of the most recent financial statements made available to it. Philo Smith assumed in all respects material to its analysis that FMIC would remain as a going concern for all periods relevant to its analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party to the agreements would perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements would not be waived. Finally, with FMIC’s consent, Philo Smith relied upon the advice that FMIC had received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Philo Smith’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. Events occurring after April 15, 2011 could materially affect its opinion. Philo Smith has not undertaken to update, revise, reaffirm, or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

Philo Smith’s opinion was directed to the Board of Directors of FMIC in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of FMIC as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Philo Smith’s opinion was directed only to the fairness, from a financial point of view, of the Merger Consideration to FMIC’s shareholders; it did not address the underlying business decision of FMIC to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for FMIC, or the effect of any other transaction in which FMIC might engage.

Financial Analysis

In rendering its April 15, 2011 opinion, Philo Smith performed a variety of financial analyses. The following is a summary of the material analyses performed by Philo Smith, but is not a complete description of such material analyses or all of the analyses underlying Philo Smith’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Philo Smith believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all of such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Philo Smith’s comparative analyses described below is identical to FMIC and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex subjective considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of FMIC and the companies to which it is being compared.

In performing its analyses, Philo Smith also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, including those referenced above, many of which cannot be predicted and are beyond the control of FMIC and Philo Smith. The analyses performed by Philo Smith are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Philo Smith prepared its analyses solely for purposes of rendering its opinion and providing such analyses to the Board of Directors at the meeting on April 15, 2011. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Philo Smith’s analyses do not necessarily reflect the value of the FMIC Shares or the price at which such shares may be sold at any time.

Summary of Proposal

Philo Smith reviewed the financial terms of the Merger. Based on the Merger Consideration of $36.15 per FMIC Share in cash, Philo Smith calculated an aggregate transaction value of $67.7 million, which was comprised of consideration related to outstanding FMIC Shares of $64.5 million and outstanding FMIC options of $3.2 million. Philo Smith calculated the following transaction ratios:

Aggregate Transaction Value (1) as a Multiple of:
2010 Operating Earnings	NM(2)
December 31, 2010 Stockholders’ Equity	1.38x

Merger Consideration per FMIC Share as a Premium to:
April 11, 2011 Closing Price	33.9%
April 5, 2011 Closing Price (5 Days Prior)	39.0%
March 1, 2011 Closing Price (30 Days Prior)	31.5%
December 2, 2010 Closing Price (90 Days Prior)	39.9%

(1)	Reflects, as of April 11, 2011, (a) 1,785,047 FMIC Shares outstanding, and (b) 148,824 FMIC options outstanding with a weighted average exercise price of $14.91.
(2)	FMIC’s operating earnings were negligible and thus could not be used for valuation reference.

Comparable Public Company Analysis

Philo Smith selected and reviewed ten publicly traded property and casualty insurers that have operating characteristics and market environments similar to those of FMIC. For each of the comparable companies, Philo Smith reviewed the following: (i) market capitalization, (ii) stock price to December 31, 2010 GAAP book value per share multiple, (iii) stock price to last 12 months ended December 31, 2010 GAAP operating earnings per share multiple and (iv) last 12 months ended December 31, 2010 GAAP operating return on average equity. The companies reviewed and the corresponding figures are set forth below:

Company	Market Capitalization(1)	Stock Price(1) / Book Value	Stock Price(1) / Operating Earnings		Operating ROAE
Baldwin & Lyons, Inc.	$344.7 M	0.93x	24.11x		3.9%
Donegal Group, Inc.	366.8 M	0.96x	42.60x		2.2%
EMC Insurance Group, Inc.	315.7 M	0.86x	10.95x		8.1%
Hallmark Financial Services, Inc.	167.2 M	0.71x	NM		0.8%
Harleysville Group, Inc.	881.3 M	1.15x	13.25x		8.6%
National Security Group, Inc.	33.7 M	0.77x	16.47x		4.8%
Safety Insurance Group, Inc.	716.0 M	1.10x	12.84x		8.8%
Selective Insurance Group, Inc.	966.5 M	0.90x	13.78x		6.8%
State Auto Financial Corporation	700.6 M	0.82x	48.99x		1.7%
United Fire & Casualty Company	548.5 M	0.77x	13.06x		6.0%

Median	$457.7 M	0.88x	13.78x		5.4%

FMIC	$67.7 M	1.38x	NM	(2)	0.1%

(1)	Based on April 11, 2011 market prices.
(2)	FMIC’s operating earnings were negligible and thus could not be used for valuation reference.

Based on these median multiples, Philo Smith applied a range of multiples of 0.79x to 0.97x to FMIC’s December 31, 2010 GAAP book value. The selected range was calculated based on a 10% increase / decrease from the median stock price / book value multiple. These multiples implied a per share value of $21.25 to $25.72 for the FMIC Shares.

Comparable Transaction Analysis

Philo Smith selected and reviewed 14 merger transactions announced from January 1, 2008 through April 11, 2011 involving property and casualty insurers with transaction values of less than $1 billion. For each of the comparable transactions, Philo Smith reviewed the following: (i) deal value, (ii) deal value to most recent quarter GAAP book value multiple and (iii) deal value to last 12 months GAAP operating earnings multiple. The transactions reviewed and the corresponding figures are set forth below:

Buyer	Target	Deal Value(1)	Deal Value / Book Value(2)		Deal Value / Operating Earnings(2)
United Fire & Casualty Company	Mercer Insurance Group, Inc.	$191.5 M	1.06x		14.13	x

Fairfax Financial Holdings Limited	First Mercury Financial Corporation	294.3 M	0.98x		24.31	x

Donegal Group, Inc.	Michigan Insurance Company	42.2 M	1.22x		32.77	x(3)

TPG Capital; GS Capital Partners	NYMAGIC, Inc.	232.0 M	1.04x		6.16	x

First Mercury Financial Corporation	Valiant Insurance Company	52.7 M	1.00x	(4)	NM

Old Republic International Corporation	PMA Capital Corporation	247.2 M	0.59x		6.11	x

Fenist, LLC	Bancinsurance Corporation	46.1 M	0.93x		5.45	x

Utica Mutual Insurance Company	Nationwide Holdings, Inc.	108.0 M	1.38x		NM

Tower Group, Inc.	Specialty Underwriters’ Alliance, Inc.	108.1 M	0.78x		19.50	x

Tower Group, Inc.	CastlePoint Holdings Limited	531.2 M	1.27x		12.29	x

Allied World Assurance Company Holdings, AG	Darwin Professional Underwriters, Inc.	550.1 M	2.04x		13.13	x

Meadowbrook Insurance Group, Inc.	ProCentury Corporation	234.3 M	1.46x		9.00	x

Employers Holdings, Inc.	AmCOMP, Inc.	188.4 M	1.20x		15.40	x

QBE Insurance Group Limited	North Pointe Holdings Corporation	146.0 M	1.55x		22.98	x

Median			1.13x		13.63	x

FMIC		$67.7 M	1.38x		NM	(5)

(1)	Reflects fully diluted equity value for 100% of the target company equity even if less than 100% of the equity was actually purchased in the transaction.
(2)	Multiples based on target’s latest available financials at the time the buyer’s final offer was initially made.
(3)	Last 12 months GAAP operating earnings based on annualized nine months ended September 30, 2010 financials.
(4)	Based on Philo Smith estimates.
(5)	FMIC’s operating earnings were negligible and thus could not be used for valuation reference.

Based on these median multiples, Philo Smith applied a range of multiples of 1.02x to 1.24x to FMIC’s December 31, 2010 GAAP book value. The selected range was calculated based on a 10% increase / decrease from the median deal value / book value multiple. These multiples implied a per share value of $26.98 to $32.72 for the FMIC Shares.

Discounted Dividend Analysis

Philo Smith performed an illustrative discounted dividend analysis to determine a range of implied per share values of the FMIC Shares (assuming FMIC continued to operate independently) based on five-year projections provided by FMIC’s management (for the years ending 2011 – 2015). The valuation was derived by discounting: (a) the anticipated dividend cash flows, and (b) the terminal value based on a multiple of either 2015 statutory surplus or 2015 statutory net operating income. Results were discounted back to December 31, 2010. Philo Smith used discount rates of 11%, 12% and 13%, which reflected the volatility and systematic risk associated with FMIC’s business, and terminal values calculated based on a multiple range of either 1.2x – 1.6x statutory surplus, or 12.0x – 14.0x statutory net operating income. The discounted dividend analysis implied a per share value of $26.32 to $36.35 for the FMIC Shares.

Terminal Value Calculation: December 31, 2015 Statutory Surplus Multiple(1)

Discount Rate	1.2x	1.4x	1.6x
11.0%	$28.50	$32.42	$36.35
12.0%	27.38	31.13	34.89
13.0%	26.32	29.91	33.50

Terminal Value Calculation: 2015 Statutory Net Operating Income Multiple(1)

Discount Rate	12.0x	13.0x	14.0x
11.0%	$31.29	$33.48	$35.68
12.0%	30.04	32.14	34.24
13.0%	28.87	30.87	32.88

(1)	FMIC Share count reflects, as of April 11, 2011, (a) 1,785,047 FMIC Shares outstanding and (b) 148,824 FMIC options outstanding with a weighted average exercise price of $14.91.

Premiums Paid Analysis

Philo Smith reviewed premiums to stock prices paid in eight recent public insurance company transactions and compared the medians of those premiums to the premiums implied in the Merger.

	Premium to Pre-Announcement Closing Prices
	1 Day	5 Days	30 Days	90 Days
FMIC	33.9%	39.0%	31.5%	39.9%
Median	31.1%	36.2%	32.9%	38.8%

Philo Smith also reviewed the premiums implied by the Merger to the three unsolicited offers from Biglari. As of April 15, 2011, Biglari owned approximately 9.7% of the FMIC Shares.

Premium
December 30, 2010 Biglari’s Third Proposal ($31.00 / FMIC Share)	16.6%
October 11, 2010 Biglari’s Second Proposal ($29.00 / FMIC Share)	24.7%
December 21, 2009 Biglari’s First Proposal ($24.50 / FMIC Share)	47.6%
30 Trading Days Prior to December 21, 2009 Offer ($21.45 / FMIC Share)	68.5%

Financial Projections

FMIC does not make public forecasts or projections about its future financial performance, earnings, or other results. Nevertheless, FMIC is including this prospective financial information in this Proxy Statement to provide its shareholders access to certain nonpublic, unaudited, forward-looking financial information that was made available to Philo Smith in connection with its analyses. The inclusion of this information in this Proxy Statement should not be regarded as an indication that FMIC, the Board of Directors, Philo Smith, or any other recipient of this information considered, or now considers, these projections to be reliable predictions of future results, and they should not be relied upon as such.

The prospective financial information is subjective in many respects and reflects numerous judgments, estimates and assumptions that are inherently uncertain, many of which are beyond FMIC’s control, including estimates and assumptions regarding general economic conditions, premium rate levels, loss ratios, loss cost trends, reinsurance costs, capital adequacy, investment yields, and other financial metrics. Important factors that may affect actual results and cause this information not to be accurate include, but are not limited to, general economic trends, risks and uncertainties relating to FMIC’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, premium rate levels, property and casualty insurance industry loss cost trends, competition, reinsurance costs, capital adequacy and other factors further described in the “Risk Factors” section of FMIC’s annual report on Form 10-K for the year ended December 31, 2010. In addition, the prospective financial information does not reflect any events that could affect FMIC’s prospects, changes in general business or economic conditions, or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the financial projections were prepared. The prospective financial information also covers multiple years and by its nature becomes subject to greater uncertainty with each successive year. There can be no assurance that the prospective financial information is or will be accurate or that FMIC’s future financial results will not vary, even materially, from this information. None of FMIC, its affiliates, representatives or agents undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing or arising after the date such information was generated or to reflect the occurrence of future events, even if any or all of the underlying estimates and assumptions are shown to be in error.

The statutory financial projections prepared by FMIC’s management for the years ending December 31, 2011 through 2015 are set forth below.

	Projections (figures in millions)(1)
	2011	2012	2013	2014	2015
Direct Premiums Written	$85.0	$93.5	$102.8	$112.6	$123.3
Net Premiums Written	70.3	77.3	85.1	93.2	102.1
Net Premiums Earned	67.6	74.4	81.8	89.6	98.1
Underwriting Profit	4.1	4.5	4.9	5.4	5.9
Net Investment Income	1.5	1.5	1.6	1.7	1.8
Realized Investment Gains	0.6	0.6	0.6	0.6	0.7
Pre-Tax Income	7.0	7.9	8.9	9.7	10.5
Net Income	4.8	5.4	6.0	6.6	7.1
Surplus	46.9	52.0	57.8	64.1	70.9

(1)	Projections reflect statutory financials.

The prospective financial information should be read together with the historical financial statements of FMIC, which have been filed with the SEC. The prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the Public Company Accounting and Oversight Board or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither FMIC’s independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or given any form of assurance on the prospective financial information or its achievability, and accordingly, they assume no responsibility for these financial projections. The report of FMIC’s independent registered public accounting firm included in FMIC’s Annual Report on Form 10-K relates to FMIC’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

There can be no assurance that any prospective financial information will be, or is likely to be, realized, or that the assumptions on which it is based will prove to be, or are likely to be, correct. You are cautioned not to place undue reliance on this information in making a decision as to whether to vote for the proposal to approve and adopt the Merger Agreement.

Philo Smith Fees

Philo Smith is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions and valuations for corporate and other purposes. FMIC engaged Philo Smith to act as its financial advisor in connection with potential transactions involving FMIC. FMIC engaged Philo Smith based on its qualifications, experience, reputation and knowledge of FMIC and its industry. Philo Smith received an aggregate of $25,000 in fees in 2010 in connection with financial advisory services provided to FMIC in 2009 and 2010. Additionally, Philo Smith received a retainer fee of $15,000 upon the signing of its subsequent engagement letter with FMIC in December, 2010 and received a fee of $75,000 for rendering its fairness opinion to the Board of Directors. Furthermore, Philo Smith is entitled to receive a success fee of approximately $775,500, which is contingent upon consummation of the Merger. Further, FMIC has agreed to indemnify Philo Smith and certain related parties against certain liabilities and to reimburse Philo Smith for certain expenses arising in connection with or as a result of its engagement. Philo Smith is guaranteed a minimum total compensation amount of $125,000. Therefore, if no applicable transaction (such as the Merger) closes prior to the termination or expiration of the engagement letter, FMIC will owe Philo Smith an additional $35,000.

Certain Effects of the Merger

If the Merger Agreement is approved and adopted by our shareholders and certain other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into FMIC, and FMIC will be the Surviving Corporation and a wholly owned subsidiary of Auto Club.

Upon completion of the Merger, each outstanding FMIC Share (other than any FMIC Shares owned by FMIC, Fremont Insurance, Auto Club or Merger Sub) will be cancelled and converted into the right to receive $36.15 in cash, without interest and less any applicable withholding taxes.

Following the Merger, the entire equity in the Surviving Corporation will be owned by Auto Club. If the Merger is completed, our shareholders will have no interest in our net book value or net earnings, and Auto Club will be the sole beneficiary of our future earnings and growth, if any. Similarly, Auto Club will also bear the risks of our ongoing operations, including the risks of any decrease in our value after the Merger and the operational and other risks related to the Surviving Corporation.

The FMIC Shares are currently quoted on the OTC Market OTCQB under the symbol “FMMH.” Following the completion of the Merger, FMIC will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Auto Club. Following completion of the Merger, the registration of our common stock and our reporting obligations with respect to FMIC Shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the Merger, price quotations will no longer be available for our common stock on the OTCQB.

Effects on FMIC if the Merger is Not Completed

If the Merger Agreement is not approved and adopted by our shareholders, or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the Merger. The Officer Agreements will be of no force and effect and the Officers’ (as defined below) existing employment and severance agreements, as applicable, will remain in effect. We will remain an independent public company and we expect that the FMIC Shares will continue to be quoted on the OTCQB. In addition, if the Merger is not completed, we expect that our management will operate the business in a manner similar to that in which it is being operated today, and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the insurance industry and general industry, economic, regulatory and market conditions; provided, however, news of non-completion of the Merger may put downward pressure on the price of the FMIC Shares. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your FMIC Shares. From time to time, the Board of Directors will evaluate and review, among other things, our business operations, properties, dividend policy and capitalization and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved and adopted by our shareholders, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

If the Merger is not completed, we also will remain liable for our transaction costs, including legal, financial advisory and accounting fees. In addition, in certain circumstances, we may be required to pay Auto Club a termination fee in the amount of $2,025,000. See “THE MERGER AGREEMENT — TERMINATION FEE” beginning on page 51.

Interests of FMIC’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors with respect to the Merger, holders of FMIC Shares should be aware that certain of our executive officers and directors have interests in the Merger that may be different from, or in addition to, those of our shareholders generally. The Board of Directors was aware of these interests and considered these interests, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that our shareholders vote in favor of approving and adopting the Merger Agreement. These interests are described below.

Treatment of Stock Options

Upon consummation of the Merger, the unexercised portion of each then outstanding FMIC option will vest in full, to the extent unvested, and will be canceled and converted into the right to receive an amount in cash equal to the excess, if any, of (i) $36.15 over (ii) the exercise price payable in respect of FMIC Shares subject to such option and any required withholding taxes. No outstanding FMIC options have an exercise price that equals or exceeds $36.15 per FMIC Share.

As of June 3, 2011, the most recent practicable date before this Proxy Statement was filed with the SEC, FMIC’s executive officers and directors held, in the aggregate, 26,261 unvested FMIC options that will vest and be canceled and converted into the right to receive the amount in cash, as set forth in the following table:

Unvested FMIC Options Held by Executives and Directors that Vest Due to the Merger

Name	Number of Unvested FMIC Options	Exercise Price	Total Option Spread(1)
Richard E. Dunning	763	$24.16	$9,148
President, Chief Executive Officer and Director	1,236	18.69	21,581
	1,800	15.55	37,080
	2,400	26.50	23,160
	3,000	26.03	30,360

David L. Mangin	206	$24.16	$2,470
Executive Vice President and Chief Information Officer	495	18.69	8,643
	900	15.55	18,540
	1,200	26.50	11,580
	1,400	26.03	14,168

Name	Number of Unvested FMIC Options	Exercise Price	Total Option Spread(1)
Kevin G. Kaastra	248	$24.16	$2,974
Vice President of Finance	495	18.69	8,643
	720	15.55	14,832
	960	26.50	9,264
	1,300	26.03	13,156

Michael A. DeKuiper	42	$24.16	$504
Director	104	18.69	1,816
	150	15.55	3,090
	280	26.50	2,702
	450	26.03	4,554

James P. Hallan	400	$26.50	3,860
Director	450	26.03	4,554

Jack G. Hendon	42	$24.16	$504
Director	104	18.69	1,816
	150	15.55	3,090
	280	26.50	2,702
	450	26.03	4,554

Monica C. Holmes	82	$24.16	$983
Director	104	18.69	1,816
	150	15.55	3,090
	280	26.50	2,702
	450	26.03	4,554

William L. Johnson	42	$24.16	$504
Director	104	18.69	1,816
	150	15.55	3,090
	280	26.50	2,702
	450	26.03	4,554

Jack A. Siebers	42	$24.16	$504
Director	104	18.69	1,816
	150	15.55	3,090
	280	26.50	2,702
	450	26.03	4,554

Donald Van Singel	42	$24.16	$504
Director	104	18.69	1,816
	150	15.55	3,090
	280	26.50	2,702
	450	26.03	4,554

Harold L. Wiberg	42	$24.16	$504
Director	104	18.69	1,816
	150	15.55	3,090
	280	26.50	2,702
	450	26.03	4,554

Name	Number of Unvested FMIC Options		Exercise Price	Total Option Spread(1)

Donald C. Wilson	82		$24.16	$983
Director	104		18.69	1,816
	150		15.55	3,090
	280		26.50	2,702
	450		26.03	4,554

Total	26,261	(2)		$336,299	(2)

(1)	The Total Option Spread is defined as the difference between $36.15 and the Exercise Price, multiplied by the Number of Unvested FMIC Options.
(2)	Excludes an aggregate of $40,570 that may be payable to Kent B. Shantz, a former officer who was provided notice of termination by FMIC on April 15, 2011 before the Merger Agreement was completed and signed, if it is determined that his termination was actually the result of his resignation for “good reason,” as defined in his severance agreement with FMIC.

FMIC’s Current Employment and Severance Agreements

Employment Agreement with Mr. Dunning

Richard E. Dunning, President and Chief Executive Officer of FMIC, entered into an employment agreement with FMIC on March 16, 2004 (“Dunning’s Agreement”) which provides for a term of employment continuing until the third anniversary after a change in control of FMIC. Under Dunning’s Agreement, if Mr. Dunning were terminated (other than for cause, disability, retirement or death) or voluntarily terminated his employment for “good reason” (as defined in Dunning’s Agreement), he would have been entitled to (i) a cash severance amount equal to 2.99 times his average annual compensation over his most recent three taxable years, payable in equal monthly installments over 36 months, and (ii) a continuation of benefits similar to those was receiving at the time of such termination for the same term. If Mr. Dunning were terminated after a change in control and the amount of the change in control payments constitutes an excess payment under Section 280G of the Code, under Dunning’s Agreement he would also receive an additional cash payment (“Gross-Up”) so that after payment of all applicable excise taxes, including those assessed on the change in control payment and the federal, state and local income taxes on the Gross-Up payment, he would be in the same after-tax position as if such payments of compensation and benefits had not constituted an excess parachute payment.

Severance Agreement with Messrs. Mangin and Kaastra

FMIC entered into change in control severance agreements with Messrs. Mangin and Kaastra and several other officers in March, 2010 which replaced similar pre-existing agreements (collectively, the “Severance Agreements”). Under the terms of the Severance Agreements, FMIC would owe the executive severance pay in the event that (i) a change in control of FMIC occurs during the executive’s employment with FMIC, or within six months after the executive’s earlier termination, and (ii) within two years of the date of a change in control, the executive’s employment with FMIC is terminated by (A) FMIC for any reason (other than cause, disability, retirement or death) or (B) the executive for “good reason” (as defined in the Severance Agreements). In the event of a termination covered by the Severance Agreements, FMIC would owe the executive (i) unpaid salary and a prorated target bonus through the date of termination, (ii) a lump sum payment due within ten business days following the date of termination equal to two times the executive’s average annual compensation and (iii) continuation, for a period up to two years following the termination of the executive’s participation in all employee group insurance benefits in which the executive participated immediately prior to his termination. If the amount of the change in control payments constituted an excess payment under Section 280G of the Code, the executive would also receive a Gross-Up payment. However, if the excise taxes could be avoided by a reduction of up to 10% of the severance benefits, the severance benefits are to be reduced by up to 10%. If a reduction of up to 10% does not avoid the excise tax, there would be no reduction in severance benefits and the Gross-Up would be paid.

The following table represents the amounts of salary, bonus and benefits (excluding the acceleration of unvested FMIC options which are described under the table above, titled “Unvested FMIC Options Held by Executives and Directors that Vest Due to the Merger”) that Mr. Dunning and the other current executive officers would have been entitled to receive under Dunning’s Agreement or the Severance Agreements, respectively, if after a change in control of FMIC their employment were terminated under one of the various scenarios described below as of the effective date of the Merger:

Current Executive Officer	Resignation Without Good Reason or Termination For Cause	Involuntary Termination Not For Cause	Resignation For Good Reason
Richard E. Dunning	$—	$838,088	$838,088
Kevin G. Kaastra	$—	$340,141	$340,141
David L. Mangin	$—	$352,562	$352,562
Kent B. Shantz(1)	$—	$405,610	$446,179

(1)	Mr. Shantz was provided notice of termination by FMIC on April 15, 2011, before the Merger Agreement was completed and signed, but may be entitled to a termination benefit pursuant to the terms of his Severance Agreement under certain circumstances. The amount listed in this table for Mr. Shantz, in the event he is determined to have resigned for “good reason” (as defined in his Severance Agreement), includes the value of salary, incentive pay, maximum benefit continuation and vesting of unvested stock options.

Post-Closing Severance Agreements

In connection with entering into the Merger Agreement, Messrs. Dunning, Mangin and Kaastra and the other FMIC officers with employment agreements or change in control severance agreements (collectively, the “Officers”), have entered into Officer Agreements with an affiliate of Auto Club, pursuant to which the Officers have agreed to terminate and exchange their existing employment or severance agreements, including the severance benefits the Officers would have been entitled to receive under the Dunning Agreement or Severance Agreements, as described in the immediately preceding table, at the effective time of the Merger.

The Officer Agreements provide for the payment of a stay incentive to the Officer after certain periods of time from the effective time of the Merger, provided that such Officer remains employed in good standing. Each Officer, other than Mr. Dunning, will receive a stay incentive of $50,000 which is payable as follows after the effective time of the Merger: $10,000 within 30 days; $20,000 after 12 months; and $20,000 after 24 months. Mr. Dunning’s stay incentive is $150,000 and is payable in January, 2013. The Officer Agreements also provide for certain severance compensation payable to the Officer if his employment is terminated “without cause” or by the Officer for “good reason” (as such terms are defined in such Officer’s Officer Agreement) during the two years following the effective time of the Merger, or before December 31, 2012 in Mr. Dunning’s case. If the Merger is completed, the Officer Agreements will become effective and Dunning’s Agreement and the Severance Agreements will become void upon the closing of the Merger. The Officers have been advised by Auto Club that, following the Merger, they will be employed by an affiliate of Auto Club on terms comparable to their employment with FMIC. If the Merger is not completed, Dunning’s Agreement and the Severance Agreements will remain in effect and the Officer Agreements will terminate.

As a result of the Officer Agreements replacing Dunning’s Agreement and the Severance Agreements, the following table summarizes the value of payments that Mr. Dunning and the other current executive officers may receive in connection with the Merger, including amounts that would be paid as severance if their employment were terminated as of the effective date of the Merger. All amounts are as of the effective date of the Merger, unless otherwise stated in the table or footnotes.

Current Executive Officer	Stay Incentive(1)	Resignation Without Good Reason or Termination For Cause	Involuntary Termination Not For Cause(2)	Resignation For Good Reason(2)
Richard E. Dunning	$150,000	$—	$353,535	$353,535
Kevin G. Kaastra	$50,000	$—	$350,900	$350,900
David L. Mangin	$50,000	$—	$360,028	$360,028

(1)	Payable over 24 months, except Mr. Dunning’s stay incentive is payable in January, 2013.
(2)	This amount represents a lump sum payment due in the event of termination of the current executive officer immediately after the effective date of the Merger. The amount payable for the current executive officers, other than Mr. Dunning, declines by 1/24 for each month of continued employment after the effective date of the Merger; provided, however, the severance payable during months 21-24 will be not less than 4/24 of the total amount. The severance pay commitment in the Officer Agreements ends 24 months after the effective date of the Merger. In Mr. Dunning’s case, assuming a closing occurs as of September 1, 2011, the amount payable declines by 1/16 for each month of continued employment after the effective date of the Merger; provided, however, his severance payable during months 13-16 will be not less than 4/16 of the total amount. Mr. Dunning’s severance commitment ends on December 31, 2012.

Financing of the Merger

The Merger Consideration and the Option Consideration payable in exchange for FMIC Shares will be paid with Auto Club’s available funds.

Regulatory Approvals

Hart-Scott-Rodino

The HSR Act and the rules promulgated thereunder provide that transactions such as the Merger may not be completed until certain information has been submitted to the FTC and the Antitrust Division of the DOJ and specified waiting period requirements have been satisfied. On May 6, 2011, FMIC, Auto Club and Merger Sub made the required filings, and on May 19, 2011, early termination of the waiting period was granted.

At any time before or after consummation of the Merger, the FTC and DOJ may, however, challenge the Merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including the seeking of an injunction prohibiting or delaying the Merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the Merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the Merger will not be made or that, if a challenge is made, FMIC and Auto Club will prevail on acceptable terms, or at all.

Under the Merger Agreement, FMIC, Auto Club and Merger Sub have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the Merger Agreement and completion of the Merger.

Insurance Regulations

The insurance laws and regulations of all 50 U.S. states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands generally require that, prior to the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party obtain approval from the insurance commissioner of the insurance company’s state of domicile and any state in which an insurance company is commercially domiciled.

In connection with this state approval and notification process, Auto Club has filed formal applications with OFIR for approval of the Merger. On May 25, 2011, the Commissioner of OFIR signed an order approving Auto Club’s application for the acquisition of control of Fremont Insurance.

Material United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders”. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect.

This discussion applies only to U.S. holders and non-U.S. holders who hold FMIC Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a beneficial owner in light of its particular circumstances, or that may apply to certain types of beneficial owners who may be subject to special rules (including, for example, insurance companies, banks, tax-exempt organizations, financial institutions, mutual funds, broker-dealers, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, retirement plans, traders or dealers in securities or currencies, shareholders subject to the alternative minimum tax or the tax imposed under Section 1411 of the Code, shareholders who acquired FMIC Shares through the exercise of employee stock options or other compensation arrangements, shareholders that have a functional currency other than the U.S. dollar, shareholders that hold an equity interest, directly or indirectly through constructive ownership or otherwise, in Auto Club or FMIC after the Merger, U.S. expatriates, non-U.S. holders who actually or constructively own or have owned more than 5% of FMIC Shares at any time during the five-year period ending at the effective time of the Merger, or shareholders who hold the FMIC Shares as part of a hedge, straddle or constructive sale or conversion transaction). In addition, this discussion does not address any aspect of state, local or foreign tax laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the FMIC Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a domestic trust; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder,” for purposes of this discussion, is a beneficial owner of FMIC Shares (other than a partnership or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If an entity or arrangement treated as a partnership holds FMIC Shares, the U.S. federal income tax treatment of such partnership and each partner thereof generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding FMIC Shares should consult such partner’s tax advisor.

The following discussion of the U.S. federal income tax consequences of the Merger is not intended to constitute a complete description of all tax consequences relating to the Merger and is included for general information purposes only. Shareholders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Merger.

U.S. Holders

The exchange of FMIC Shares for cash pursuant to the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose FMIC Shares are converted into the right to receive cash pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to the FMIC Shares (determined before the deduction of any applicable withholding taxes) and the shareholder’s adjusted tax basis in such FMIC Shares. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss, provided that the U.S. holder’s holding period for such shares is more than 12 months at the time of consummation of the Merger. For 2011, long-term capital gains recognized by individuals are subject to a maximum U.S. federal income tax rate of 15%. There are certain limitations on the deductibility of capital losses.

Backup withholding may apply to cash payments to which a U.S. holder is entitled under the Merger Agreement, unless such shareholder (i) provides a taxpayer identification number (social security number, in the case of individual shareholders, or employer identification number, in the case of other shareholders), certifies under penalty of perjury that such number is correct and otherwise complies with the backup withholding rules; or (ii) otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash received by a U.S. holder pursuant to the Merger may also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that receipt, and certain other conditions are met.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation whose gain is described in the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the Merger, which may be offset by U.S. source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Backup withholding may apply to the cash received by a non-U.S. holder in the Merger unless such holder certifies under penalty of perjury that it is a non-U.S. holder or otherwise establishes an exemption from backup withholding in a manner satisfactory to the relevant withholding agent.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. Cash received pursuant to the Merger may also be subject to information reporting unless an exemption applies.

The foregoing discussion of the U.S. federal income tax consequences of the Merger is not intended to constitute a complete description of all tax consequences relating to the Merger and is included for general information purposes only. Shareholders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Merger.

Anticipated Accounting Treatment of the Merger

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes, in accordance with generally accepted accounting principles (“GAAP”).

No Dissenters’ Rights

Under the MBCA, no dissenters’ rights exist with respect to the Merger.

Deregistration of the FMIC Shares

If the Merger is completed, the FMIC Shares will be deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the FMIC Shares.

THE MERGER AGREEMENT

This section of the Proxy Statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. This section may not contain all of the information about the Merger Agreement that is material or important to you. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as ANNEX A to this Proxy Statement and is incorporated into this Proxy Statement by reference. We urge you to read the full text of the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included with this Proxy Statement solely to provide you with information regarding its terms. Factual disclosures about FMIC contained in this Proxy Statement or in FMIC’s public reports filed with the SEC may supplement, update or modify the factual disclosures about FMIC contained in the Merger Agreement. Moreover, the representations, warranties and covenants made in the Merger Agreement by FMIC, Auto Club and Merger Sub are qualified by and subject to important limitations agreed to, by FMIC, Auto Club and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the principal purposes (i) of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and (ii) of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders or to reports and documents filed with the SEC, and in some cases, are qualified by supplemental disclosures made by FMIC to Auto Club, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Proxy Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. AS A RESULT OF THE FOREGOING, YOU ARE STRONGLY ENCOURAGED NOT TO RELY ON THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE MERGER AGREEMENT, OR ON ANY DESCRIPTIONS THEREOF, AS ACCURATE CHARACTERIZATIONS OF THE STATE OF FACTS OR CONDITION OF THE COMPANY OR ANY OTHER PARTY. YOU ARE LIKEWISE CAUTIONED THAT YOU ARE NOT A THIRD-PARTY BENEFICIARY UNDER THE MERGER AGREEMENT AND DO NOT HAVE ANY DIRECT RIGHTS OR REMEDIES PURSUANT TO THE MERGER AGREEMENT.

The Merger

At the effective time of the Merger, Merger Sub, a direct, wholly owned subsidiary of Auto Club, will be merged with and into FMIC, with FMIC continuing as the Surviving Corporation. Upon completion of the Merger, FMIC will become a wholly owned subsidiary of Auto Club. The Merger will become effective when a certificate of merger, in the form required by the relevant provisions of the MBCA, has been filed with the Michigan Department of Licensing and Regulatory Affairs, or at such later time as FMIC and Auto Club may agree and specify in the certificate of merger.

The Surviving Corporation

At the effective time of the Merger, the directors and officers of Merger Sub will become the directors and officers of the Surviving Corporation. Upon completion of the Merger, the Articles of Incorporation of Merger Sub will become the Articles of Incorporation of the Surviving Corporation and the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation.

Consideration to be Received in the Merger

At the effective time of the Merger, each outstanding FMIC Share (other than any FMIC Shares owned by FMIC, Fremont Insurance, Auto Club or Merger Sub) will be automatically canceled and converted into the right to receive the Merger Consideration, $36.15 per share, in cash, without interest and less any applicable withholding tax. FMIC Shares owned by Fremont Insurance, Auto Club or Merger Sub will be canceled for no consideration. The aggregate amount of the Merger Consideration plus the aggregate amount of the Option Consideration may not exceed $67.7 million.

Treatment of Stock Options

Upon consummation of the Merger, the unexercised portion of each then outstanding FMIC option will vest in full, to the extent unvested, and will be canceled and converted into the right to receive the Option Consideration of an amount in cash equal to the excess, if any, of (i) $36.15 over (ii) the exercise price payable in respect of such FMIC Shares subject to such option and any required withholding taxes.

Exchange and Payment Procedures

Prior to the effective time of the Merger, Auto Club will select a paying agent reasonably acceptable to FMIC (the “Paying Agent”). At or prior to the effective time of the Merger, Auto Club will deposit with the Paying Agent sufficient cash to pay FMIC’s shareholders.

As soon as reasonably practicable after the effective time of the Merger, the Paying Agent will mail to each record holder of FMIC Shares a letter of transmittal and instructions for use in effecting the surrender of such record holder’s FMIC Shares in exchange for the Merger Consideration. You should not send in your certificates representing FMIC Shares (or book-entry shares, as applicable) until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if a certificate has been stolen or destroyed. In that event, you will have to provide an affidavit to that fact and, if required by Auto Club, post a bond in a customary amount as indemnity against any claim that may be made with respect to such lost, stolen or destroyed certificate.

The Paying Agent will pay the Merger Consideration to you after you have surrendered your FMIC Shares (or affidavits of loss in lieu thereof) and returned a duly executed letter of transmittal and any other documents as may reasonably be required by the Paying Agent. Interest will not be paid or accrued in respect of cash payments of the Merger Consideration. Auto Club, the Surviving Corporation and the Paying Agent may reduce the amount of any Merger Consideration paid to you by any applicable taxes.

Representations and Warranties

FMIC makes certain customary representations and warranties in the Merger Agreement to Auto Club and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. FMIC’s representations and warranties relate to, among other things:

•

corporate organization and existence, power to conduct business, qualification and good standing; ownership of Fremont Insurance; capital structure; corporate authority to enter into and carry out the obligations under the Merger Agreement; enforceability of the Merger Agreement and the adoption and recommendation of the Merger Agreement by the Board of Directors;

•

absence of a breach of our Articles of Incorporation, Bylaws, contracts or any laws or the creation of any liens or payment obligations as a result of the Merger; governmental and third party consents for the Merger;

•

accuracy and completeness of our filings with the SEC, and the material compliance of those documents with applicable SEC requirements; our financial statements; our internal controls; the statutory statements of Fremont Insurance filed with the insurance departments in their respective jurisdictions of domicile;

•	absence of undisclosed liabilities; absence of certain changes since December 31, 2009; litigation; compliance with applicable laws and regulations;

•	permits that are necessary to the businesses of FMIC and Fremont Insurance;

•	accuracy and completeness of the information supplied by us for use in this Proxy Statement;

•	tax matters; employee benefit plans and labor matters; environmental matters;

•	material contracts; title to property; technology and intellectual property; insurance matters; policy reserves;

•	the opinion of Philo Smith; brokers’ fees; and

•	state takeover statutes; affiliate transactions; questionable payments; regulatory filings; insurance written by Fremont Insurance; agents; statutory deposits; and ratings.

Certain aspects of the representations and warranties of FMIC are qualified by the concept of “Company Material Adverse Effect”. For the purposes of the Merger Agreement, a Company Material Adverse Effect means any event, occurrence, state of facts, condition, change, development or effect (each an “Effect”), that, when considered either individually or in the aggregate, with all other Effects, is, or would reasonably be expected to be, materially adverse to the business, assets, properties, prospects, results of operations or condition (financial or otherwise) of FMIC and Fremont Insurance, taken as a whole.

Notwithstanding the foregoing, in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect:

•

any circumstance, change or effect affecting generally the U.S. or world economy so long as such change or event does not have a disproportionate adverse effect on FMIC and Fremont Insurance, taken as a whole;

•

any circumstance, change or effect affecting generally companies operating in the commercial or personal lines insurance industry so long as such change or event does not have a disproportionate adverse effect on FMIC and Fremont Insurance, taken as a whole;

•	any circumstance, change or effect resulting from the announcement of the transactions contemplated by the Merger Agreement;

•	any change in GAAP or statutory accounting principles prescribed or permitted by a jurisdiction in which statutory financial statements of Fremont Insurance are filed;

•	any change in applicable law, rule or regulation; or

•	any circumstance, change or effect resulting from any act of terrorism or war.

Auto Club and Merger Sub have each made certain representations and warranties in the Merger Agreement to FMIC that are subject, in some cases, to specified exceptions and qualifications. Auto Club’s and Merger Sub’s representations and warranties relate to, among other things:

•

corporate organization and valid existence, power to conduct business, qualification and good standing; ownership and operations of Merger Sub; corporate authority to enter into and carry out the obligations under the Merger Agreement and the enforceability of the Merger Agreement;

•	absence of a breach of Auto Club’s or Merger Sub’s organizational documents, contracts or any laws or the creation of any liens or payment obligations as a result of the Merger;

•	litigation; governmental and third party consents for the Merger; and

•

accuracy and completeness of the information supplied by Auto Club and Merger Sub for use in this Proxy Statement; and availability of sufficient funds at the effective time of the Merger to pay the aggregate Merger Consideration.

The representations and warranties contained in the Merger Agreement do not survive the effective time of the Merger.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Auto Club, Merger Sub and FMIC have agreed to use their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary to cause the conditions to closing of the Merger to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions, including the Merger, including preparing and filing promptly and fully all documents to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under applicable antitrust laws); and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations (A) required from third parties in connection with the transactions to any third party from whom any such approval, consent or confirmation is requested and (B) from governmental authorities, including OFIR, that are necessary, proper or advisable to consummate the Merger. FMIC may not, without Auto Club’s consent, commit to any divestiture or restriction on its business. Moreover, no person other than Auto Club or Merger Sub (to the extent described below) is required to offer, accept or agree to dispose or hold separate any part of its or the Surviving Corporation’s (or their respective subsidiaries’) businesses, operations, assets or product lines. Neither Auto Club nor Merger Sub is required to offer, accept or agree to dispose or hold separate any part of its or the Surviving Corporation’s (or their respective subsidiaries’) businesses, operations, assets or product lines, except as would not (A) materially impair or interfere with the ability of FMIC and Fremont Insurance taken as a whole to conduct their respective businesses substantially in the manner as such businesses are now being conducted, (B) have a material adverse effect on FMIC or (C) have a material adverse effect on Auto Club and its subsidiaries taken as a whole. No person (including Auto Club or any of its affiliates) is required to agree (A) not to compete in any geographic area or line of business (other than, with respect to FMIC or Fremont Insurance, any such restrictions to which FMIC or Fremont Insurance is subject as of the date of the Merger Agreement or to which FMIC or Fremont Insurance is permitted to become subject in accordance with the Merger Agreement), (B) restrict the manner in which, or whether, such person or any of its affiliates may carry on business in any part of the world (other than, with respect to FMIC or Fremont Insurance, any such restrictions to which FMIC or Fremont Insurance is subject as of the date of the Merger Agreement or to which FMIC or Fremont Insurance is permitted to become subject in accordance with the Merger Agreement) and / or (C) enter into a capital maintenance agreement, keepwell or similar agreement.

Conduct of Business Pending the Merger

FMIC, Merger Sub and Auto Club have agreed to certain covenants that place restrictions on them and their respective subsidiaries until the effective time of the Merger.

Auto Club and Merger Sub have agreed that they will not, without FMIC’s prior written consent, take or cause to be taken any action that could reasonably be expected to materially delay or impair the consummation of the Merger or related transactions or their ability to perform any of their respective obligations under the Merger Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.

FMIC has agreed to (i) conduct its businesses in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve its business organization and its goodwill and relationships with third parties. In addition, FMIC is obligated to use commercially reasonable efforts to retain the services of its present officers and key employees. FMIC has also agreed that, subject to certain exceptions, it will not, and will not permit Fremont Insurance to, among other things, undertake the following actions without the written consent of Auto Club:

•

issue, sell or grant any shares of capital stock or equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of capital stock or equity interests, other than in connection with the exercise of existing FMIC options; or redeem or repurchase its securities or equity rights;

•

declare or pay dividends or distributions with respect to shares of capital stock, other than dividends by Fremont Insurance, a wholly owned subsidiary of FMIC, to FMIC, and FMIC’s regular quarterly cash dividends not exceeding $0.04 per share; or split, combine, subdivide or reclassify any shares of capital stock;

•

incur, assume or guarantee indebtedness, or issue debt securities or rights to acquire debt securities; or make any investment in or loan or advance to any person other than to employees or to Fremont Insurance in the ordinary course of business, and other than investments in the ordinary course of business consistent with past practice and FMIC investment guidelines;

•

make capital expenditures or other expenditures involving the purchase of real property or in excess of $50,000 in the aggregate; or subject to certain exceptions, sell, dispose of, or encumber any of its properties or assets; or acquire any business, entity, division of any entity or any property;

•

increase the compensation of any employee, officer or director other than as required by law or in the ordinary course of business, subject to certain limits; or forgive any loans to employees, officers, directors, agents or any other persons, or any of their affiliates;

•

enter into, terminate or amend certain material contracts, except, with respect to specified types of contracts, in the ordinary course of business; or modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or non-competition agreement;

•

make or change any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes or settle any material tax claim, other than pursuant to extensions of time to file tax returns in the ordinary course of business;

•	amend the organizational documents of FMIC or Fremont Insurance; or adopt any agreement or plan of liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

settle or compromise any claim, audit, arbitration, suit, investigation, complaint or other proceeding in excess of the amount of the corresponding reserve established on the most recently publicly filed consolidated balance sheet of FMIC plus any applicable third party insurance proceeds, subject to certain exceptions; or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the effective time of the Merger;

•	enter into any contract of reinsurance with a counterparty that has a financial strength rating of less than “A-;”

•	enter into any new line or exit any existing line of business material to FMIC and Fremont Insurance, taken as a whole;

•	convene any regular or special meeting of FMIC’s shareholders, other than the special meeting to be held for consideration and voting on the proposals described in this Proxy Statement; or

•	fail to maintain in force, or make any change (other than in the ordinary course of business), to the directors and officers insurance.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the approval and adoption of the Merger Agreement by the holders of at least a majority of the outstanding FMIC Shares entitled to vote at the special meeting;

•	the expiration or termination of any waiting period under any applicable competition, merger control, antitrust law or similar laws;

•	the receipt of consents, approvals, licenses and authorizations necessary to consummate the Merger and related transactions; and

•

the absence of any law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority that enjoins, restrains, prevents or prohibits consummation of the Merger or the ownership or operation of FMIC or its business by Auto Club, or that makes consummation of the Merger illegal.

Conditions to FMIC’s Obligations

The obligation of FMIC to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Auto Club and Merger Sub in the Merger Agreement (without giving effect to qualifications as to materiality or material adverse effect) must be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger (or to the extent given as of a specific date, as of such date), except in the case of representations and warranties where such failure to be true and correct would not, individually or in the aggregate, prevent Auto Club or Merger Sub from consummating the Merger;

•

each of Auto Club and Merger Sub must have performed in all material respects all of the obligations required to be performed by them under the Merger Agreement at or prior to the closing date of the Merger; and

•	FMIC must have received a certificate of an executive officer of Auto Club as to the satisfaction of the foregoing conditions to our obligations.

Conditions to Auto Club’s and Merger Sub’s Obligations

The obligation of Auto Club and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•

except for certain specified representations and warranties that must be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger (or to the extent given as of a specific date, as of such date), our representations and warranties contained in the Merger Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, must be true and correct, in each case, as of the date of the Merger Agreement and as of the closing date of the Merger (or, to the extent given as of a specific date, as of such date), with certain exceptions;

•	we must have performed in all material respects all obligations required to be performed by us under the Merger Agreement at or prior to the closing date of the Merger;

•

we must have delivered to Auto Club a certificate signed by our chief executive officer or chief financial officer with respect to the satisfaction of the foregoing conditions to Auto Club’s and Merger Sub’s obligations;

•	each member of the Board of Directors and the board of directors of Fremont Insurance must have tendered his or her written resignation, effective as of the closing date of the Merger;

•	we must have obtained all third-party consents required under the Merger Agreement;

•

the results of (i) the Phase I Audit conducted pursuant to the Merger Agreement must not have disclosed any past or present condition, process or practice with respect to any of our real property which is not in material compliance with, and requires material remediation under, any applicable environmental laws, and (ii) the survey to be conducted pursuant to the Merger Agreement must not have disclosed any material encroachment or any other matter that would impair our ownership, use or enjoyment of our real property in any material respect;

•	the Officers Agreements must remain in full force and effect; and

•	the aggregate amount of the Merger Consideration plus the aggregate amount of the Option Consideration must not exceed $67.7 million.

Restrictions on Solicitation of Takeover Proposals

Under the terms of the Merger Agreement, subject to certain exceptions described below, FMIC has agreed that it will not, and will cause Fremont Insurance and their respective officers and directors not to, and will direct FMIC’s and Fremont Insurance’s employees, advisors, investment bankers, agents and representatives not to, directly or indirectly:

•

solicit, initiate, cooperate, knowingly facilitate or knowingly encourage the making of, or any inquiries regarding any proposal that constitutes, or could reasonably be expected to lead to a Takeover Proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any other party information or data in connection with or for the purpose of encouraging or facilitating a Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal;

•	enter into any letter of intent, agreement, contract or agreement in principle with respect to a Takeover Proposal; or

•

enter into any agreement, contract or agreement in principle requiring FMIC to abandon, terminate or breach its obligations under the Merger Agreement or fail to consummate the Merger and related transactions.

“Takeover Proposal” means any inquiry, proposal or offer from any third party relating to, in a single transaction or series of related transactions, any of the following, in each case, other than the Merger and related transactions:

•

acquisition of assets of FMIC and Fremont Insurance (including securities of Fremont Insurance) equal to 20% or more of FMIC’s consolidated assets or to which 20% or more of FMIC’s revenues or earnings on a consolidated basis are attributable;

•	acquisition of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of 20% or more of the outstanding FMIC Shares or any other class of equity securities of FMIC;

•

tender offer or exchange offer that, if consummated, would result in any person (or “group,” as defined under Section 13 of the Exchange Act) beneficially owning 20% or more of the outstanding FMIC Shares; or

•	merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving FMIC or Fremont Insurance.

Notwithstanding the foregoing restrictions, if at any time prior to obtaining the approval of the Merger Agreement by our shareholders, we or Fremont Insurance receive an unsolicited written Takeover Proposal that was not received in breach of the foregoing restrictions, which the Board of Directors determines in good faith (i) after consulting with its independent financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, and (ii) after consultation with outside legal counsel, the failure to take the following action with respect to such Takeover Proposal could reasonably be expected to result in a breach of directors’ fiduciary duties under applicable law, then we may furnish, pursuant to an acceptable confidentiality agreement, any information with respect to FMIC and Fremont Insurance to the person making the Takeover Proposal and engage and participate in discussions and negotiations with such person regarding such Takeover Proposal.

Additionally, FMIC is obligated to provide written notice within 24 hours to Auto Club if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, FMIC or Fremont Insurance or their representatives in respect of a Takeover Proposal or potential Takeover Proposal. Such written notice must include the identity of the person or group of persons making such proposal, offer, inquiry or request and the material terms and conditions of such proposal or offer and the nature of such inquiry or request (and copies of any draft agreements and financing commitment letters). FMIC is obligated to promptly keep Auto Club informed of all material developments affecting the status and terms and conditions of such proposal, offer, inquiry or request and of the status of discussions or negotiations, and to promptly provide Auto Club with copies of any additional draft agreements and financing commitment letters.

“Superior Proposal” means a bona fide written Takeover Proposal (with all of the references to 20% in the definition of Takeover Proposal adjusted to increase the percentages referenced therein to 50%) which the Board of Directors determines in good faith (after consultation with outside legal counsel and an outside financial advisor), (i) is more favorable from a financial point of view to the holders of FMIC Shares (other than Auto Club and its subsidiaries) than the Merger, taking into account all the terms and conditions of such proposal (including price, form of consideration, closing conditions and the likelihood and timing of consummation thereof based upon, among other things, the availability of financing and the expectation of obtaining required approvals) and the Merger Agreement (including any changes to the terms of the Merger Agreement committed to by Auto Club and FMIC in writing) and (ii) is reasonably likely to be consummated in accordance with the terms proposed.

The Board of Directors has agreed not to (i) withdraw, qualify or change (or propose to withdraw, qualify or change in a manner adverse to Auto Club) its recommendation to the shareholders of FMIC that they approve and adopt the Merger Agreement; (ii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act; (iii) enter into any contract or agreement in principle requiring FMIC to abandon, terminate or breach its obligations under the Merger Agreement, or fail to consummate the Merger and related transactions; or (iv) approve or recommend a Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal (any of the foregoing, an “Adverse Recommendation Change”). The Board of Directors has also agreed not to authorize or permit FMIC or Fremont Insurance to enter into any letter of intent relating to any merger, acquisition, share exchange or other agreement with respect to any Takeover Proposal other than an acceptable confidentiality agreement entered into with respect to a Takeover Proposal or potential Takeover Proposal (an “Acquisition Agreement”).

Notwithstanding the foregoing, in response to a Superior Proposal, the Board of Directors may make an Adverse Recommendation Change, approve or recommend such Superior Proposal, and / or terminate the Merger Agreement and enter into an Acquisition Agreement with respect to such Superior Proposal if all of the following conditions are met:

•

the Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to FMIC shareholders under applicable law;

•

FMIC has provided three business days’ prior written notice of its intention to take such action, which includes the material terms and conditions of the Superior Proposal (including the identity of the person making such Superior Proposal and copies of any draft agreements and financing commitment letters);

•

if requested by Auto Club, FMIC has engaged in good faith negotiations during such three-business-day period with Auto Club to amend the Merger Agreement such that the failure by the Board of Directors to make an Adverse Recommendation Change, approve or recommend the Superior Proposal, and / or terminate the Merger Agreement and enter into an Acquisition Agreement would not be inconsistent with its fiduciary duties under applicable law;

•

FMIC has complied with the non-solicitation provisions of the Merger Agreement described above in “THE MERGER AGREEMENT — RESTRICTIONS ON SOLICITATION OF TAKEOVER PROPOSALS” on page 48 of this Proxy Statement; and

•

if FMIC wishes to terminate the Merger Agreement and enter into an Acquisition Agreement with respect to such Superior Proposal, FMIC also pays to Auto Club the termination fee, which is described in “THE MERGER AGREEMENT — TERMINATION FEE” on page 51 of this Proxy Statement.

Similarly, in response to an Intervening Event (as defined below), the Board of Directors may make an Adverse Recommendation Change if the following conditions are met:

•

the Board of Directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to FMIC shareholders under applicable law;

•	FMIC has provided three business days’ prior notice of its intention to take such action, which notice specifies the reasons for taking such action in reasonable detail; and

•

if requested by Auto Club, FMIC has engaged in good faith negotiations during such three-business-day period with Auto Club to amend the Merger Agreement such that the failure by the Board of Directors to make an Adverse Recommendation Change would not be inconsistent with its fiduciary duties under applicable law.

“Intervening Event” means any material development or change in material circumstances relating to the business, results of operations, assets or financial condition of FMIC and Fremont Insurance, taken as a whole, occurring or arising after the date of the Merger Agreement, the existence of which was not known by the Board of Directors at or prior to the date of the Merger Agreement, and not relating to any Takeover Proposal.

Termination of the Merger Agreement

The Merger Agreement may be terminated for various reasons in accordance with its terms at any time prior to the effective time of the Merger, whether before or after approval and adoption of the Merger Agreement by FMIC’s shareholders, including:

•	by mutual written consent of Auto Club and FMIC;

•	by Auto Club or FMIC:

•	if the Merger is not completed by September 1, 2011;

•

if any governmental authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and related transactions and such order or other action is final and non-appealable; or

•	if the approval and adoption of the Merger Agreement by FMIC’s shareholders has not been obtained at the special meeting or at any adjournment or postponement of such meeting.

•	by Auto Club:

•

if FMIC has breached any of its representations, warranties, covenants and agreements set forth in the Merger Agreement, in each case, such that the conditions to FMIC’s obligation to effect the Merger would, if incurable, fail to be satisfied at September 1, 2011, or, if curable, are not cured within 30 days after written notice is received from Auto Club; or

•

if the Board of Directors (i) makes an Adverse Recommendation Change, (ii) fails to include its recommendation of the Merger Agreement in this Proxy Statement, (iii) has not rejected any publicly disclosed Takeover Proposal within five business days of the making thereof, (iv) has failed to publicly reconfirm its recommendation of the Merger Agreement within five business days after receipt of a written request from Auto Club to do so following the making by any person of any publicly disclosed Takeover Proposal or (v) publicly announces its intention to do any of the foregoing.

•	by FMIC:

•

if Auto Club has breached any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, in each case, such that the conditions to Auto Club’s obligation to effect the Merger would, if incurable, fail to be satisfied at September 1, 2011, or, if curable, are not cured within 30 days after written notice is received from FMIC; or

•

at any time prior to the approval and adoption of the Merger Agreement by our shareholders, in response to a Superior Proposal in order to, concurrently with such termination, enter into an Acquisition Agreement with respect to such Superior Proposal, provided that all of the following conditions are met:

•

the Board of Directors has determined in good faith, after consultation with outside legal counsel, that the failure to terminate the Merger Agreement and enter into an Acquisition Agreement with respect to the Superior Proposal would be inconsistent with its fiduciary duties to FMIC shareholders under applicable law;

•

FMIC has provided three business days’ prior notice of its intent to terminate the Merger Agreement, which includes the terms and conditions of the Superior Proposal (including the identity of the person making such Superior Proposal and copies of any draft agreements and financing letters);

•

if requested by Auto Club, FMIC has engaged in good faith negotiations with Auto Club during such three-business-day period to amend the Merger Agreement such that the failure by the Board of Directors to terminate the Merger Agreement and concurrently enter into an Acquisition Agreement with respect to such Superior Proposal would not be inconsistent with its fiduciary duties under applicable law;

•

FMIC has complied with the non-solicitation provisions of the Merger Agreement described in “THE MERGER AGREEMENT — RESTRICTIONS ON SOLICITATION OF TAKEOVER PROPOSALS” on page 48 of this Proxy Statement; and

•	FMIC pays to Auto Club the termination fee, which is described in “THE MERGER AGREEMENT — TERMINATION FEE” on page 51 of this Proxy Statement.

Termination Fee

Under the terms of the Merger Agreement, FMIC must pay Auto Club a termination fee equal to $2,025,000 in the event that:

•

the Merger Agreement is terminated by FMIC in response to a Superior Proposal in order to concurrently enter into a definitive Acquisition Agreement with respect to such Superior Proposal in compliance with the non-solicitation provisions (as discussed above in “THE MERGER AGREEMENT — RESTRICTIONS ON SOLICITATION OF TAKEOVER PROPOSALS” beginning on page 48 of this Proxy Statement);

•

(i) a Takeover Proposal is made to FMIC or the intention to make a Takeover Proposal to FMIC is announced or otherwise made known and not withdrawn; (ii) following the occurrence of an event described in clause (i), (A) the Merger Agreement is terminated by FMIC or by Auto Club because the Merger is not completed by September 1, 2011 or because the Merger is not approved by FMIC’s shareholders or (B) the Merger Agreement is terminated by Auto Club because FMIC has breached its representations, warranties, covenants and other agreements contained in the Merger Agreement (as discussed above in “THE MERGER AGREEMENT — TERMINATION OF THE MERGER AGREEMENT” beginning on page 50 of this Proxy Statement); and (iii) within 12 months of the date that the Merger Agreement is terminated, FMIC enters into a definitive Acquisition Agreement with respect to, or consummates a transaction contemplated by, a Takeover Proposal (provided that for purposes of this clause (iii), “Takeover Proposal” has the meaning in the section titled “THE MERGER

AGREEMENT — RESTRICTIONS ON SOLICITATION OF TAKEOVER PROPOSALS” beginning on page 48 of this Proxy Statement, except that all references to 20% in that section will be deemed to be references to 50%); or

•

the Merger Agreement is terminated by Auto Club because the Board of Directors (i) makes an Adverse Recommendation Change, (ii) fails to include its recommendation of the Merger in this Proxy Statement, (iii) has not rejected any publicly disclosed Takeover Proposal within five business days of the making thereof, (iv) fails to publicly reconfirm its recommendation of the Merger within five business days after receipt of a written request from Auto Club to do so following the making by any person of any publicly disclosed Takeover Proposal or (v) publicly announces its intention to do any of the foregoing.

Estimated Fees and Expenses of the Merger

Except as described in “THE MERGER AGREEMENT — TERMINATION FEE” on page 51 of this Proxy Statement, each party will bear its own expenses in connection with the Merger Agreement, the Merger and the related transactions, whether or not the Merger is consummated, except that the filing fees for the HSR filings will be shared equally by the parties.

Directors’ and Officers’ Indemnification and Insurance

Under the terms of the Merger Agreement, for at least six years from and after consummation of the Merger, Auto Club has agreed to, and has agreed to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers, employees and agents of FMIC (the “Covered Persons”) for acts or omissions occurring at or prior to the effective time of the Merger, to the extent set forth in FMIC’s Articles of Incorporation, Bylaws and indemnification agreements, if any, in effect on the date of the Merger Agreement. Such indemnification will extend to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. Each Covered Person is also entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters for which such Covered Person would be entitled to indemnification as set forth above.

For six years following the effective time of the Merger, Auto Club has agreed to provide FMIC’s current directors and officers with insurance and indemnification policies that provide coverage for events occurring on or before the effective time of the Merger. Such policies must be no less favorable than FMIC’s existing policies in effect on the date of the Merger Agreement. Auto Club has also agreed to cause the Surviving Corporation to purchase the maximum “run-off coverage” available under such existing policies, subject to the following limitation: Auto Club need not pay an annual premium for such “run-off” coverage in excess of 250% of the last annual premium paid prior to the date of the Merger Agreement. In the event that FMIC’s existing policies do not extend for the requisite six-year period, the Surviving Corporation must seek additional coverage from FMIC’s insurers under such existing policies before seeking additional coverage from any other insurers.

In the event of Auto Club’s or the Surviving Corporation’s consolidation with, merger into, or transfer of all or substantially all assets to, another entity, proper provision must be made to ensure that the continuing or surviving entity or transferee of such assets assumes the foregoing obligations with respect to indemnification and insurance.

Under the terms of the Merger Agreement, termination or modification of the foregoing obligations with respect to indemnification and insurance requires the consent of any Covered Person adversely affected by such termination or modification.

Employee Matters

Auto Club has agreed to, or to cause its affiliates to make a commercially reasonable effort to recognize the service of each employee of FMIC or Fremont Insurance prior to the effective time of the Merger as service with

Auto Club or any of its affiliates in connection with any tax-qualified retirement plan, severance plan, welfare benefit plan (including any plan or arrangement relating to vacation, paid time off or holidays), and any other compensation or employee benefits plan maintained by Auto Club, the Surviving Corporation or any of their affiliates in which such employee participates, or which are made available by Auto Club, the Surviving Corporation or any of their affiliates following the effective time of the Merger for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals); provided that with respect to any defined benefit pension plan, such service credit shall be measured from the earliest date that such employee commenced participation in a tax-qualified pension or savings plan maintained by FMIC or Fremont Insurance.

During the calendar year that the Merger is completed, Auto Club has agreed to, or to cause its affiliates to make a commercially reasonable effort to, (i) waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any employee welfare benefit plans maintained by Auto Club, the Surviving Corporation or any of their affiliates in which employees of FMIC or Fremont Insurance as of the effective time of the Merger who remain employed following such time (“Company Employees”) participate from and after such time, to the extent such pre-existing condition limitations, exclusions, active-at-work requirements and waiting period requirements would not apply under the corresponding FMIC or Fremont Insurance plans immediately prior to the effective time of the Merger; and (ii) credit the dollar amount incurred by each Company Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such year’s deductibles, co-pays and similar expenses under such employee welfare benefit plans maintained by Auto Club, the Surviving Corporation or any of their affiliates in which such Company Employee participates from and after the effective time of the Merger.

For a period of three years following the effective time of the Merger, subject to the proviso below, Auto Club has agreed to cause the Surviving Corporation to: (i) retain substantially all of FMIC’s employee base and maintain FMIC’s operations, facilities and capabilities in Fremont, Michigan; (ii) retain FMIC’s headquarters in Fremont, Michigan and the current name of Fremont Insurance Company; and (iii) permit Fremont Insurance to contribute financially and otherwise support community and non-profit institutions in a manner consistent with its past practices; provided, however, that in regard to these matters, all decisions concerning future operations are subject to prudent business practices, business and economic conditions, customer needs and such other factors as Auto Club may determine in good faith.

Specific Performance

Auto Club, Merger Sub and FMIC are entitled to an injunction or injunctions preventing breaches of the Merger Agreement to enforce specifically the terms and provisions of the Merger Agreement. Auto Club, Merger Sub and FMIC are also entitled to any other remedy provided at law or in equity.

In the event that a court declines to specifically enforce the obligations of Auto Club and Merger Sub to consummate the Merger pursuant to a claim brought by FMIC, FMIC may pursue any other remedy available to it, including monetary damages, subject to the following limitation, among others, set forth in the Merger Agreement: FMIC may not enforce an award of damages unless, within five days of the award, FMIC confirms to Auto Club in writing that it is willing to consummate the Merger according to the terms of the Merger Agreement and Auto Club is not willing to so consummate the Merger within such five-day period.

Pursuant to the Merger Agreement, each of Auto Club and Merger Sub have agreed not to bring any action or proceeding related to the transactions contemplated by the Merger Agreement against any former, current or future director or indirect shareholders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of FMIC. However, Auto Club and Merger Sub may bring actions or proceedings against any party to the Shareholders Agreement in order to enforce such Shareholders Agreement or to the extent such action or proceeding is based on the fraud or willful misconduct of such person.

Amendment

Prior to the effective time of the Merger, the Merger Agreement may be amended by FMIC, Merger Sub and Auto Club, by additional written agreements signed by the parties, whether before or after approval and adoption of the Merger Agreement by FMIC shareholders; provided, however, that after approval and adoption of the Merger Agreement by FMIC shareholders, there can be no amendments that by law would require further shareholder approval or authorization.

MARKET PRICE AND DIVIDEND INFORMATION

Trading of the FMIC Shares is reported on the OTCQB under the symbol “FMMH.” Prior to January, 2011, the trades were reported on the OTC Bulletin Board (the “OTCBB”). We consider our stock to be thinly traded; therefore, any reported price may not reflect a true market-based valuation. The table below sets forth by quarter, for the fiscal quarters indicated, the high and low sales prices of our common stock on the OTCBB or OTCQB.

	High	Low
FISCAL YEAR ENDED DECEMBER 31, 2008
First Quarter	$20.85	$17.50
Second Quarter	$20.75	$17.50
Third Quarter	$19.71	$16.05
Fourth Quarter	$19.00	$14.50

FISCAL YEAR ENDED DECEMBER 31, 2009
First Quarter	$15.85	$12.36
Second Quarter	$15.00	$13.10
Third Quarter	$20.25	$14.75
Fourth Quarter	$26.25	$18.50

FISCAL YEAR ENDED DECEMBER 31, 2010
First Quarter	$26.50	$22.50
Second Quarter	$22.95	$20.00
Third Quarter	$20.51	$19.98
Fourth Quarter	$28.45	$21.00

FISCAL YEAR ENDED DECEMBER 31, 2011
First Quarter	$28.30	$25.90

The closing price of the FMIC Shares on the OTCQB on April 15, 2011, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $26.75 per FMIC Share. On June 3, 2011, the most recent practicable date before this Proxy Statement was filed with the SEC, the closing price for the FMIC Shares on the OTCQB was $35.20 per share. You are encouraged to obtain current market quotations for the FMIC Shares in connection with voting your shares.

FMIC declared and paid quarterly dividends of $0.03 per share to shareholders in September and December of 2008, and in March, June and September of 2009. FMIC declared and paid quarterly dividends of $0.04 per share to shareholders in December of 2009, in March, June, September and December of 2010 and in March of 2011. On May 16, 2011, FMIC declared a quarterly dividend of $0.04 per share payable on June 30, 2011 to shareholders of record as of June 15, 2011.

THE SHAREHOLDERS AGREEMENT

The following is a brief summary of the Shareholders Agreement. This description does not provide a complete description of all of the terms and conditions of the Shareholders Agreement. It is qualified in its entirety by the annexes hereto. You are urged to read the annexes to this Proxy Statement in their entirety.

In connection with the execution of the Merger Agreement, Auto Club and Merger Sub entered into the Shareholders Agreement with Michael A. DeKuiper, Richard E. Dunning (President and Chief Executive Officer of FMIC), William L. Johnson, Jack A. Siebers, and Harold L. Wiberg, each of whom are directors of FMIC, and Mitchell Partners, L.P. (the “Company Shareholders”). As of June 6, 2011, the record date for the special meeting, the Company Shareholders held approximately 277,684 FMIC Shares (the “Shareholder Shares”) representing approximately 16% of the FMIC Shares.

Pursuant to the Shareholders Agreement, from the date thereof and until any termination of the Merger Agreement, the Company Shareholders have agreed to vote, or cause to be voted, the Shareholder Shares (i) in favor of the adoption of the Merger Agreement, the approval of the Merger and related transactions and the approval of any proposal or action which FMIC’s shareholders are requested to consider that could reasonably be expected to facilitate the Merger and related transactions; (ii) in favor of the approval of any proposal to adjourn or postpone the special meeting to a later date if there are not sufficient votes for adoption and approval of the foregoing on the date on which the special meeting is held; (iii) against any action or agreement that would constitute, or could reasonably be expected to result in, a breach of any representation, warranty, covenant, agreement or other obligation of FMIC in the Merger Agreement; (iv) against any Takeover Proposal or any other proposal made, directly or indirectly, in opposition to adoption of the Merger Agreement or otherwise inconsistent with the Merger and related transactions; and (v) against any agreement, amendment of FMIC’s Articles of Incorporation or Bylaws or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger and related transactions.

Under the terms of the Shareholders Agreement, the Company Shareholders also granted Auto Club a proxy to vote the Shareholder Shares together with any shares subsequently acquired by the Company Shareholders, with respect to the matters described in the paragraph above.

Pursuant to the Shareholders Agreement, the Company Shareholders have agreed not to, among other things, sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the transfer of any FMIC Shares, or grant any proxies or enter into any voting trust with respect to the Shareholder Shares. Except as permitted by the Merger Agreement, the Company Shareholders have also agreed to not, directly or indirectly (i) solicit, initiate, cooperate, knowingly facilitate or knowingly encourage the making of, or any inquiries regarding, or furnish to any other party information or data in connection with, or for the purpose of encouraging or facilitating, a Takeover Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding a Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal.

Pursuant to the Shareholders Agreement, the Company Shareholders have agreed not to commence or participate in, whether or not in connection with any class action, any claim, derivative or otherwise, against Auto Club, Merger Sub, FMIC or any of their respective successors relating to the negotiation, execution or delivery of the Shareholders Agreement or the Merger Agreement or the consummation of the Merger and related transactions, including any claim (i) challenging the validity of or seeking to enjoin the operation of any provision of the Shareholders Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors in connection with the Merger Agreement or the transactions contemplated thereby.

The Company Shareholders entered into the Shareholders Agreement solely in their capacities as shareholders and nothing in the Shareholders Agreement shall in any way restrict or limit any actions taken in any other capacity, including, without limitation, as a director, officer, employee or agent of FMIC.

The Shareholders Agreement will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) termination of the Merger Agreement in accordance with its terms or (iii) the effectiveness of any amendment, modification, supplement to, or waiver under, the Merger Agreement which would reduce the amount or change the form or composition of the Merger Consideration payable in the Merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 3, 2011, regarding persons, entities or groups, as such term is defined in Section 13 of the Exchange Act, known to FMIC to be the beneficial owners of more than 5% of the issued and outstanding FMIC Shares. FMIC Shares that may be acquired by a person within 60 days of June 3, 2011, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown on the table.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Ownership		Percentage of FMIC Shares Outstanding(1)
Auto Club Insurance Association 1 Auto Club Drive, Dearborn, MI 48126	277,684	(2)	15.6%

Mitchell Partners, L.P., a California limited partnership; J.E. Mitchell & Co., L.P. (General Partner of Mitchell Partners, L.P.); and James E. Mitchell (General Partner of J.E. Mitchell & Co., L.P.) 3187-D Airway Avenue, Costa Mesa, CA 92626	175,868	(3)	9.9%

Biglari Holdings Inc., an Indiana corporation 175 East Houston Street, Suite 1300, San Antonio, TX 78205	172,500	(4)	9.7%

Loeb Management Holding LLC General Partner of Loeb Arbitrage Management LP, Loeb Arbitrage Fund and Loeb Offshore Management LP 61 Broadway, New York, NY 10006	118,815	(5)	6.7%

(1)	Percentages based upon 1,785,047 FMIC Shares issued and outstanding as of June 3, 2011.
(2)	According to Schedule 13G dated April 15, 2011, of Auto Club Insurance Association, Auto Club Insurance Association claiming shared voting power with certain shareholders of FMIC (Michael A. DeKuiper, Richard E. Dunning (President and Chief Executive Officer of FMIC), William L. Johnson, Jack A. Siebers and Harold L. Wiberg, each of whom are directors of FMIC, and Mitchell Partners, L.P., holder of approximately 9.9% of FMIC’s outstanding FMIC Shares) under the Shareholders Agreement with respect to such 277,684 FMIC Shares owned by the shareholder parties as of the date of the Shareholders Agreement.
(3)	According to Schedule 13G dated January 2, 2009 (with a filing date of February 12, 2009), of Mitchell Partners, L.P., J.E. Mitchell & Co., L.P. and James E. Mitchell, claiming sole voting and dispositive power over the shares.
(4)	According to Schedule 13D/A dated December 30, 2010, of Biglari Holdings Inc., claiming sole voting and dispositive power over the shares.
(5)	According to Amendment No. 2 to Schedule 13D dated May 31, 2011, the Reporting Persons are: Loeb Arbitrage Management LP, a Delaware limited partnership, claiming shared voting and dispositive power over 80,283 shares; including the 71,175 shares owned by Loeb Arbitrage Fund, a New York limited partnership, and shares held for customers over which it may be deemed to have beneficial ownership; and Loeb Offshore Management LP, a Delaware limited partnership, the beneficial owner of 38,532 shares, claiming shared voting and dispositive power over 38,532 shares.

Common Stock Ownership of Directors and Officers

The following table sets forth information as of June 3, 2011, with respect to the issued and outstanding FMIC Shares beneficially owned by each director of FMIC, each executive officer of FMIC, and all directors and executive officers of FMIC as a group. FMIC Shares that may be acquired by an individual within 60 days of June 3, 2011, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual, but such FMIC Shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as otherwise noted, each person listed in the table owns all shares directly and has sole voting and investment power with respect to such shares. Other than as noted in the footnotes below, no shares were pledged by our directors or executive officers.

Name of Beneficial Owner	FMIC Shares	Options Currently Exercisable or within 60 days	Total Holdings	Percentage of FMIC Shares Outstanding(1)(2)
Michael A. DeKuiper	10,358	1,970	12,328	*
Richard E. Dunning	55,679	24,708	80,387	4.4%
James P. Hallan	1,614	100	1,714	*
Jack G. Hendon	9,270	2,348	11,618	*
Monica C. Holmes	2,584	654	3,238	*
William L. Johnson	13,373	2,784	16,157	*
Kevin G. Kaastra	4,883	9,453	14,336	*
David L. Mangin	604	4,422	5,026	*
Jack A. Siebers	10,044	3,738	13,782	*
Donald VanSingel	8,382	3,780	12,162	*
Harold L. Wiberg	12,371	2,754	15,125	*
Donald C. Wilson	5,946	654	6,600	*

All directors and executive officers, as a group (15 persons)	179,476	82,526	262,002	14.0%

*	Less than 1% of the issued and outstanding FMIC Shares.
(1)	Percentages are based on 1,785,047 FMIC Shares outstanding as of June 3, 2011, except the 82,526 options currently exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage for all directors and executive officers as a group.
(2)	Each of the identified beneficial owners has sole investment and voting power as to all the shares beneficially owned, including shares held by FMIC’s 401(k) Plan Trust and allocated to the officers’ 401(k) Plan accounts.

SUBMISSION OF SHAREHOLDER PROPOSALS

We will hold a 2011 annual meeting of shareholders only if the Merger is not completed. If the Merger is not completed, set forth below is information relevant to our 2011 annual meeting of shareholders.

Under SEC rules and our Bylaws, shareholders who wish to make a proposal to be included in our proxy statement and proxy for our 2011 annual meeting of shareholders (in the event this meeting is held) must have caused such proposal to have been received by the Secretary of FMIC at our principal executive offices within a reasonable time before we begin to print and send our proxy materials for the 2011 annual meeting of shareholders. FMIC shareholders submitting proposals for inclusion in our proxy statement and proxy must comply with the provisions of our Bylaws and the rules of the SEC as promulgated under the Exchange Act, and the proposals must be submitted in writing to the attention of: Corporate Secretary, Fremont Michigan InsuraCorp, Inc., 933 East Main Street, Fremont, Michigan 49412.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports required pursuant to the Exchange Act. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “All SEC Filings” section of our Investor Relations website (at http://www.fmic.com/investor_relations.html). Shareholders are encouraged to review such filings carefully. Such information is not part of this Proxy Statement, and is therefore not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of proxy statements or our other SEC filings, without charge, by writing to Fremont Michigan InsuraCorp, Inc., 933 East Main Street, Fremont, Michigan 49412, Attention: Corporate Secretary.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 10, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and among:

AUTO CLUB INSURANCE ASSOCIATION,

a Michigan reciprocal inter-insurance exchange;

ACG ACQUISITION CO., INC.,

a Michigan corporation; and

FREMONT MICHIGAN INSURACORP, INC.,

a Michigan corporation

Dated as of April 15, 2011

(i)

(ii)

(iii)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 15, 2011 (this “Agreement”), is among AUTO CLUB INSURANCE ASSOCIATION, a Michigan reciprocal inter-insurance exchange (“Parent”), ACG ACQUISITION CO., INC., a Michigan corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and FREMONT MICHIGAN INSURACORP, INC., a Michigan corporation (the “Company”). Certain terms used in this Agreement have the meanings set forth in Section 8.11.

RECITALS

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have adopted and declared advisable, and the Board of Governors of Parent has adopted and approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, Parent, in its capacity as the sole shareholder of Merger Sub, has adopted this Agreement and approved the Merger by unanimous written consent, with such approval and adoption effective upon execution of this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, (i) Parent, Merger Sub and certain shareholders of the Company are entering into a Shareholders Agreement (the “Shareholders Agreement”) pursuant to which, among other things, such shareholders have agreed to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the Merger, in each case on the terms set forth therein; and (ii) an Affiliate of Parent and certain officers of the Company and Fremont Insurance have entered into agreements to become effective upon the Closing providing for (A) the termination of such officers’ existing employment, severance or change of control agreements, as applicable, and (B) the payment of severance and certain other compensation.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the Michigan Business Corporation Act, as amended (the “MBCA”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

1.2. CLOSING. The closing of the Merger (the “Closing”) shall take place at the offices of HONIGMAN MILLER SCHWARTZ AND COHN LLP, 350 East Michigan Avenue, Suite 300, Kalamazoo, Michigan 49007 at 10:00 a.m. (Michigan time) on a date to be specified by the Company and Parent, which date shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or at such other place, date and/or time as may be agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

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1.3. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Department of Licensing and Regulatory Affairs of the State of Michigan (“DLRA”) a certificate of merger, executed in accordance with, and in such form as complies with, the relevant provisions of the MBCA (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

1.4. EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5. ARTICLES OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

(a) The Articles of Incorporation of the Company shall be amended and restated to read in their entirety as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided therein and by Law, except that the name of the Surviving Corporation shall be “ACG Fremont InsuraCorp, Inc.” and the provisions of Merger Sub’s Articles of Incorporation relating to the incorporator of Merger Sub shall be omitted from the Articles of Incorporation of the Surviving Corporation; provided, however, that the indemnification provisions of the Surviving Corporation’s Articles of Incorporation shall be substantially similar to, and provide at least the same level of indemnification as, the indemnification provisions set forth in the Company’s Articles of Incorporation.

(b) The By-laws of the Company shall be amended and restated to read in their entirety as the By-laws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended and restated shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein, by the Articles of Incorporation of the Surviving Corporation and by Law; provided, however, that the indemnification provisions of the Surviving Corporation’s By-laws shall be substantially similar to, and provide at least the same level of indemnification as, the indemnification provisions set forth in the Company’s By-laws.

1.6. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. Each of the parties hereto shall take all necessary action to cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers of the Surviving Corporation immediately following the Effective Time, to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation. Prior to the Closing Date, the Company shall take all reasonable action necessary to cause the directors of the Company and of Fremont Insurance Company (“Fremont Insurance”) to resign as directors of the Company and as directors of Fremont Insurance, respectively, effective no later than the Effective Time.

ARTICLE II.

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, the holder of any shares of Class A Common Stock, no par value per share, of the Company (“Company Shares”), or any holder of any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation.

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(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any Company Shares that are owned by the Company as treasury stock or by Fremont Insurance, and any Company Shares that are owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Shares. Subject to subsection (d) below, each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive thirty-six dollars and fifteen cents ($36.15) in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”), or un-certificated book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented any such Company Shares shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.3(b), without interest. The right of any holder of any Company Shares to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding taxes that are required under applicable Law.

(d) Maximum Aggregate Consideration. In no event shall the aggregate amount of the Merger Consideration plus the aggregate amount of the Option Consideration (as defined below) exceed sixty-seven million seven hundred thousand dollars ($67,700,000).

2.2. NO APPRAISAL RIGHTS. In accordance with Section 762(2)(b) of the MBCA, no appraisal rights shall be available to holders of Company Shares in connection with the Merger.

2.3. EXCHANGE OF CERTIFICATES.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit with a bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Company Shares converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.1(c), the aggregate Merger Consideration to which such holders shall become entitled pursuant to Section 2.1(c) (the “Exchange Fund”). The Exchange Fund shall, pending its disbursement to such holders in accordance with the terms of this Agreement, be invested by the Paying Agent as directed by Parent in short-term direct obligations of the United States or for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.

(b) Procedures. As soon as reasonably practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Shares converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration a letter of transmittal and related instructions which shall (i) specify that the delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Certificates (or book-entry transfer of Book-Entry Shares) to the Paying Agent; and (ii) otherwise be in customary form and include such provisions as Parent may reasonably specify (including with respect to delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares) for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate (or Book-Entry Shares, as applicable) shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Company Share formerly represented by such Certificate (or Book-Entry Shares, as applicable), and the Certificate (or Book-Entry Shares, as applicable) so surrendered shall forthwith be canceled. If any portion of such consideration is to be issued and paid to a

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Person other than the Person in whose name the surrendered Certificate or Book-Entry Shares were registered, it shall be a condition to such issuance and payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such issuance shall have paid any transfer and other Taxes required by reason of the issuance and payment of such consideration to a Person other than the registered holder of such Certificate or Book-Entry Shares surrendered or shall have established to the reasonable satisfaction of the Paying Agent and the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest. Notwithstanding anything to the contrary in this Agreement, a holder of Book-Entry Shares shall not be required to deliver a Certificate to the Paying Agent to receive the consideration to which such holder is entitled pursuant to this Article II in respect of such Book-Entry Shares.

(c) Transfer Books; No Further Ownership Rights in Company Shares. The Merger Consideration issued and paid in respect of Company Shares represented by Book-Entry Shares, or upon the surrender for exchange of Certificates, in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to Company Shares previously represented by such Book-Entry Shares and Certificates (as applicable), and at the close of business on the Business Day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Company Shares that occurred prior to the Effective Time. From and after the Effective Time, the holders of Book-Entry Shares or Certificates that evidenced ownership of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided for in this Agreement or by Law. Subject to the last sentence of Section 2.4, if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond, in such reasonable amount as the Paying Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue and pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be issued and paid in respect of Company Shares represented by such Certificate, as contemplated by this Article II.

2.4. TERMINATION OF FUND. At any time following the nine (9)-month anniversary of the Closing Date, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any instruments and funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or transfer of any Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. The Surviving Corporation shall pay all fees and expenses of the Paying Agent in connection with the exchange of Company Shares for the Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

2.5. NO LIABILITY. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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2.6. WITHHOLDING TAXES. The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.7. COMPANY OPTIONS.

(a) Prior to the Effective Time, the Company shall take all actions under the Company’s Stock-Based Compensation Plan dated November 18, 2003, as amended and restated as of December 11, 2007, and the Company’s 2006 Stock Incentive Plan dated February 24, 2006, as amended and restated as of December 11, 2007 (together, the “Company Stock Plans”) and otherwise necessary to provide that the unexercised portion of each option outstanding immediately prior to the Effective Time that represents the right to acquire Company Shares (each, a “Company Option”) shall at the Effective Time vest in full, to the extent unvested, and then be canceled, terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each Company Share then subject to the Company Option; provided, however, that no action taken by the Company or any holder of a Company Option shall be required to be irrevocable until immediately prior to the Effective Time. Such actions shall include the Company obtaining any necessary consents of the holders of any Underwater Options to cancel and terminate the Underwater Options at the Effective Time without receipt of any Option Consideration therefor (“Underwater Option Consents”). For purposes of this Agreement, “Option Consideration” means, with respect to any Company Share subject to a particular Company Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such Company Share subject to such Company Option and any required withholding Taxes. It is understood, for the avoidance of doubt, that a Company Share subject to a Company Option for which such exercise price equals or exceeds the Merger Consideration (“Underwater Option”) shall be canceled and terminated at the Effective Time without the receipt of any Option Consideration. The Option Consideration shall be paid as soon as practicable after the Closing Date, but in no event later than ten (10) Business Days after the Closing Date. On and after the Effective Time, the holder of each Company Option that is not an Underwater Option shall have only the right to receive the Option Consideration. Section 2.7(a) of the Company Disclosure Schedule (i) sets forth the name of the holder, the date of issuance, the exercise price and Option Consideration for each Company Option, (ii) sets forth the total Option Consideration payable with respect to all Company Options and (iii) separately identifies each Underwater Option.

(b) Withholding Taxes. All amounts payable pursuant to this Section 2.7 shall be subject to any required withholding Taxes or proof of eligibility for exemption therefrom, in accordance with Section 2.6.

(c) Termination of Company Stock Plans. From and after the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of Company shall be canceled. The Company shall ensure that, after the Effective Time, no Person shall have any right to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including phantom stock or stock appreciation rights), except as set forth herein. The Company Board (or if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

2.8. ADJUSTMENTS. Notwithstanding any provision of this Article II to the contrary (but without limiting the covenants in Section 5.3), if between the date hereof and the Effective Time the outstanding Company Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, stock split, reclassification, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, stock split, reclassification, combination, exchange of shares or similar transaction.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed between January 1, 2010 and the date hereof (it being agreed that disclosure in a Company SEC Document shall be deemed disclosed with respect to any section or subsection of this Agreement only to the extent that the relevance of the facts or circumstances so disclosed is readily apparent, and provided that nothing in such Company SEC Documents shall be treated as a modification or qualification of the representations made in Section 3.2 or 3.3 or 3.8) or (b) as disclosed in the corresponding sections or subsections of the disclosure schedule, dated the date hereof, delivered to Parent by the Company prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any section or subsection of this Agreement to which the relevance of such item is readily apparent), as of the date of this Agreement (or such other time as may be specified herein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1. ORGANIZATION, STANDING AND CORPORATE POWER.

(a) Each of the Company and Fremont Insurance is a corporation or an insurance company, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and Fremont Insurance is duly licensed and qualified, as applicable, to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not have a Material Adverse Effect on the Company (a “Company Material Adverse Effect”).

(b) Section 3.1(b)(i) of the Company Disclosure Schedule sets forth the name of each Subsidiary owned (whether directly or indirectly) by the Company and the state or jurisdiction of its organization. Except as set forth in Section 3.1(b)(ii) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or other equity interests in any Person. The Company has Made Available to Parent correct and complete copies of its Articles of Incorporation and By-laws (the “Company Charter Documents”) and of the Subsidiary Documents, in each case as amended and in effect as of the date hereof.

3.2. CAPITALIZATION.

(a) The authorized capital stock of the Company consists of ten million (10,000,000) shares of capital stock consisting of: five million (5,000,000) Company Shares; five hundred thousand (500,000) shares of Class B Common Stock, non-voting and without par value (the “Class B Common Stock”); and four million five hundred thousand (4,500,000) shares of Preferred Stock, without par value (the “Preferred Stock”). As of the date of this Agreement, (i) one million seven hundred eighty-five thousand forty-seven (1,785,047) Company Shares are issued and outstanding, (ii) no shares of the Class B Common Stock are issued and outstanding, (iii) no shares of the Preferred Stock are issued and outstanding, and (iv) two hundred seventy thousand one hundred fifty-nine (270,159) Company Shares are reserved for issuance under the Company Stock Plans, of which one hundred forty-eight thousand eight hundred twenty-four (148,824) Company Shares are subject to outstanding Company Options. All outstanding shares of capital stock, voting securities or other equity interests of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a correct and complete list of all outstanding Company Options, which list sets forth, with respect to each such award, the number of Company Shares subject thereto (indicating the portion thereof that is vested as of the date of this Agreement and the vesting dates for any unvested portions), the grant date, the holder, the end date and the exercise price.

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(b) Except as set forth in this Section 3.2, there are no (i) outstanding shares of capital stock of the Company or Fremont Insurance, (ii) outstanding securities of the Company or Fremont Insurance convertible into or exchangeable or exercisable for shares of capital stock of the Company or Fremont Insurance or (iii) outstanding options, warrants or rights, or commitments or agreements, to acquire from the Company or Fremont Insurance, or that obligate the Company or Fremont Insurance to issue, shares of capital stock of the Company or Fremont Insurance or any securities of the Company or Fremont Insurance convertible into or exchangeable or exercisable for shares of capital stock of the Company or Fremont Insurance. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding agreements of any kind which obligate the Company or Fremont Insurance to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or Fremont Insurance or any securities, options, warrants or rights convertible into or exchangeable or exercisable for shares of capital stock of the Company or Fremont Insurance. All outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) All of the outstanding shares of capital stock of, or other equity interests in, Fremont Insurance (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”), other than Permitted Liens.

(d) Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, no Company Shares or other securities of the Company are owned by Fremont Insurance.

(e) With respect to the Company Options, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the shareholders of the Company by the necessary number of votes, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws; (iii) the per share exercise price of each Company Option was not less than the fair market value of a Company Share on the applicable Grant Date; (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws; and (v) no modifications have been made to any such grant after the Grant Date except as permitted by applicable Laws.

(f) The Company has no outstanding bonds, debentures or notes the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(g) Except for the Shareholders Agreement, there are no agreements or understandings to which the Company or Fremont Insurance is a party (i) with respect to the voting rights of, (ii) requiring the registration for sale of, (iii) granting any preemptive or anti dilution rights with respect to or (iv) which restrict the transfer of any shares of capital stock of the Company (other than agreements restricting the transfer of unvested shares of restricted Company Shares issued and outstanding under the Company Stock Plans), and, to the Knowledge of the Company and Fremont Insurance, there are no third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

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(h) As of the date hereof, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangements required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been described in the Required Company SEC Documents nor any obligations to enter into any such arrangements.

3.3. AUTHORITY; VOTING REQUIREMENTS.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company (“Company Board”). Subject to obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii) together, the “Bankruptcy and Equity Exception”).

(b) The Special Committee of the Board of Directors of the Company (the “Special Committee”) at a meeting duly called and held, (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions, including but not limited to the Merger, pursuant to the terms and conditions of this Agreement, and (ii) resolved to recommend to the Company Board that it adopt, approve and declare advisable this Agreement and the Transactions, including the Merger. The Company Board, acting upon the recommendation of the Special Committee, at a meeting duly called and held, (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions, including but not limited to the Merger, pursuant to the terms and conditions of this Agreement, (ii) adopted and approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including but not limited to the Merger, (iii) directed that the Company submit the adoption and approval of this Agreement to a vote at a meeting of the shareholders of the Company in accordance with the terms of this Agreement, and (iv) resolved, subject to Section 5.2, to recommend that the shareholders of the Company adopt and approve this Agreement at the Company Shareholders Meeting.

(c) The affirmative vote (in person or by proxy) of the holders of no less than a majority of the outstanding Company Shares at the Company Shareholders Meeting or any adjournment or postponement thereof in favor of the adoption and approval of this Agreement (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or Fremont Insurance which is necessary to approve this Agreement and the Transactions, including but not limited to the Merger.

3.4. NON-CONTRAVENTION. Except as set forth in Section 3.4 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation of the Transactions by the Company, nor the compliance by the Company with any of the terms or provisions hereof will (a) violate or conflict with any provision of the Company Charter Documents or any of the Subsidiary Documents, (b) assuming that the authorizations, consents and approvals referred to in Section 3.5 and the Company Shareholder Approval are obtained and the filings referred to in Section 3.5 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or Fremont Insurance or any of their respective properties or assets or (c) violate, breach, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default)

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under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or Fremont Insurance under, any of the terms, conditions or provisions of any Contract or Permit to which the Company or Fremont Insurance is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (b) and (c) above, for such violations, breaches, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, (i) have a Company Material Adverse Effect or (ii) prevent consummation of the Transactions.

3.5. GOVERNMENTAL APPROVALS. Except for (a) the filing with the SEC of a proxy statement relating to the Transactions (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and compliance with, the other applicable requirements of the Exchange Act, (b) the filing of the Certificate of Merger with DLRA pursuant to the MBCA, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and (d) the consents, approvals, authorizations, Permits, filings or notifications listed in Section 3.5 of the Company Disclosure Schedule (including filings with and approval of the insurance regulatory authorities in the jurisdictions listed thereon), no consents or approvals of, or filings, Permits, notifications, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, Permits, notifications, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the Transactions.

3.6. COMPANY SEC DOCUMENTS; INTERNAL CONTROLS.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, the Company has filed or furnished since January 1, 2008 (and will file or furnish prior to the Closing Date), as applicable, on a timely basis all Company SEC Documents required to be filed or furnished, as applicable, with the SEC (the “Required Company SEC Documents”). As of their respective effective dates (in the case of the Required Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or dates furnished to the SEC (in the case of all other Required Company SEC Documents), the Required Company SEC Documents complied (and will comply) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Required Company SEC Documents, and none of the Required Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of filing of such amendment) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC staff with respect to the Required Company SEC Documents. The Company has Made Available to Parent true, correct and complete copies of all correspondence between the Company and the SEC since January 1, 2008. Fremont Insurance is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The consolidated financial statements of the Company included in the Required Company SEC Documents, as amended or supplemented prior to the date of this Agreement, were prepared, in all material respects, in accordance with and complied, in all material respects, with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and Fremont Insurance as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) of the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company and Fremont Insurance is made known to the Chief Executive Officer and the Chief Financial

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Officer of the Company by others within the Company, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal controls over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) Since January 1, 2008, the principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.

(e) Since January 1, 2008, the Company has been in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor Fremont Insurance has outstanding “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act.

(f) Since January 1, 2008, (i) neither the Company nor Fremont Insurance nor, to the Knowledge of the Company and Fremont Insurance, any director, officer or auditor of the Company or Fremont Insurance, has received or been informed of any complaint, allegation, assertion or claim, whether written or oral, regarding a deficiency with the accounting or auditing practices, procedures, methodologies or methods of the Company or Fremont Insurance or their respective internal accounting controls reasonably likely to lead to material non-compliance by the Company with GAAP or the Exchange Act (including any material complaint, allegation, assertion or claim that the Company or Fremont Insurance has engaged in questionable accounting or auditing practices), which complaint, allegation, assertion or claim was not publicly disclosed in the Required Company SEC Documents or appropriately addressed or otherwise cured and (ii) no attorney representing the Company or Fremont Insurance, whether or not employed by the Company or Fremont Insurance, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or Fremont Insurance or their respective officers, directors, employees or agents to the Company Board or any committee thereof.

3.7. UNDISCLOSED LIABILITIES. Neither the Company nor Fremont Insurance has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (a) as and to the extent reflected or reserved against on the balance sheet of the Company and Fremont Insurance as of December 31, 2010 (the “Balance Sheet Date”) (including the notes thereto) included in any Company SEC Document filed by the Company and publicly available prior to the date hereof, (b) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate are not material to the Company and Fremont Insurance, (c) disclosed in Section 3.7 of the Company Disclosure Schedule, or (d) incurred in connection with the Merger or other Transactions.

3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 3.8 of the Company Disclosure Schedule, since December 31, 2009 through the date of this Agreement, (a) the Company and Fremont Insurance have conducted their respective businesses in the ordinary course of business consistent with past practice; (b) there has not been any change, development, occurrence, event or state of facts that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (c) there has not been any material change in the Company’s accounting principles, practices or methods, except insofar as may be required by GAAP; and (d) neither the Company nor Fremont Insurance has taken any action

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that, if taken after the date hereof without the consent of Parent, would constitute a breach of any of the covenants set forth in Section 5.3.

3.9. LEGAL PROCEEDINGS. Except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company and Fremont Insurance, threatened, legal, administrative, arbitral, mediation or other dispute, proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or Fremont Insurance by or before any Governmental Authority or otherwise. There is no injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company and Fremont Insurance, threatened to be imposed) upon the Company, Fremont Insurance or the assets of the Company or Fremont Insurance, nor any written or oral understanding, commitment or undertaking with any Governmental Authority, that would impose any legal restraint or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and Fremont Insurance substantially as it was operated immediately prior to the date of this Agreement or require the Company or Fremont Insurance to take or refrain from any action.

3.10. COMPLIANCE WITH LAWS; PERMITS.

(a) Each of the Company and Fremont Insurance is in possession of all licenses, franchises, permits, certificates, registrations, privileges, approvals and authorizations of any Governmental Authority required by Law or any Governmental Authority for it to own, lease and operate its properties or to carry on its business as it is now being conducted (“Permits”), in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and Fremont Insurance. Section 3.10(a) of the Company Disclosure Schedule sets forth a description of all Permits held by the Company and Fremont Insurance (other than Permits listed on Section 3.20(a) of the Company Disclosure Schedule), and all such Permits are valid and in full force and effect. The Company has previously Made Available to the Parent true, correct and complete copies of each of the Permits, reflecting all amendments thereto. There is not pending, or to the Knowledge of the Company and Fremont Insurance, threatened, any restriction, non-renewal or revocation of any Permit. Subject to obtaining the consents set forth in Section 3.5 of the Company Disclosure Schedule, none of the Permits will be adversely affected by the consummation of the transactions contemplated hereby.

(b) Except as set forth on Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor Fremont Insurance is in violation of any Laws, and each of them has at all times conducted in all material respects their respective business operations in compliance with all applicable Laws. Neither the Company nor Fremont Insurance has received any notice of alleged violations of the foregoing, other than any written notices with respect to which any such alleged violation has been cured or otherwise remedied, and there are no pending or, to the Knowledge of the Company and Fremont Insurance, threatened hearings or investigations with respect to the foregoing. Except as set forth on Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor Fremont Insurance is a party to, or bound by, any Governmental Order. Without limiting by implication the generality of the foregoing, each of the Company and Fremont Insurance is in compliance in all material respects with (i) the Gramm-Leach-Bliley Act and state insurance laws implementing the same and (ii) the requirements (including adverse action notifications) of the Federal Fair Credit Reporting Act and all applicable and comparable state Laws.

3.11. STATUTORY FINANCIAL STATEMENTS.

(a) The Company has Made Available to Parent true, correct and complete copies of (i) the audited statutory financial statements of Fremont Insurance filed in each state in which Fremont Insurance was admitted or approved at the time of such filing for the years ended December 31, 2008, 2009 and 2010, together with the actuarial opinions accompanying such financial statements, and (ii) the statutory financial statements of Fremont Insurance filed in each state in which Fremont Insurance was admitted or approved at the time of such filing for the first three (3) quarters of the year 2010, and the Company will deliver to the Parent true, correct and complete copies of such statements for all quarters which are filed prior to the Closing Date (the statutory financial statements referenced in clauses (i) and (ii), collectively, the “Company SAP Statements”).

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(b) Each such Company SAP Statement complied and will comply in all material respects with all applicable Laws when so filed or produced, and no deficiencies have been asserted with respect to such Company SAP Statements by the insurance departments of the states in which they are filed. The statutory statements of assets, liabilities and capital and surplus and the related statutory statements of income, changes in capital and surplus, and cash flow contained in each such Company SAP Statement, were prepared in accordance with SAP, consistently applied except as disclosed in the footnotes thereto, and fairly present in all material respects the financial condition as of the respective dates thereof, and the results of operations and cash flow for and during the respective periods covered thereby, of Fremont Insurance. Section 3.11(b) of the Company Disclosure Schedule identifies all significant accounting principles or practices used in preparing the Company SAP Statements for which Fremont Insurance has received permission from the Michigan Office of Financial and Insurance Regulation or any other applicable regulatory authority.

(c) Fremont Insurance has all necessary letters of credit or other security devices in all cases where needed, and all such letters of credit and security devices comply in all material respects with all applicable Laws, in each case where needed to enable Fremont Insurance to take a credit against its liabilities in, or increase its assets by, the amount of the letter of credit or security device. Section 3.11(c) of the Company Disclosure Schedule identifies all letters of credit and other security devices held or maintained for the benefit of Fremont Insurance to support receivable balances from unauthorized reinsurers.

3.12. INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the shareholders of the Company or, at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing.

3.13. TAX MATTERS.

(a) Since January 1, 2005, each of the Company and Fremont Insurance has (i) duly and timely filed all federal and state income and all material United States federal and state non-income, local and non-United States Tax Returns required to be filed and all such Tax Returns are true, accurate and complete in all material respects, and such Tax Returns correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and Fremont Insurance and any other information required to be shown thereon; and (ii) timely paid all Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect to such Tax Returns and no other material Taxes are payable by the Company or Fremont Insurance with respect to items or periods covered by such Tax Returns (whether or not shown due on such Tax Returns). All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and Fremont Insurance. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, neither the Company nor Fremont Insurance has requested or been granted an extension of time for filing any Tax Return to a date later than the Closing Date. With respect to any period for which Taxes are not yet due and owing, the Company and Fremont Insurance have made due and sufficient accruals for such Taxes in accordance with GAAP on the Company’s most recent consolidated financial statements.

(b) Each of the Company and Fremont Insurance has withheld and paid over all material Taxes required to have been so withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, (i) neither the Company nor Fremont Insurance has granted any extension or waiver of the limitation period for the filing of any material

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Tax Return or the assessment or collection of any material Tax that remains in effect or has been requested to grant an extension or waiver of any such limitation period; (ii) the material Tax Returns of the Company and Fremont Insurance have been examined by the appropriate taxing authorities or the applicable statute of limitations has expired for all years to and including the year ending December 31, 2006; (iii) all material assessments for Taxes of the Company or Fremont Insurance have been fully paid; (iv) there are no disputes, audits, examinations or proceedings pending (or to the Knowledge of the Company and Fremont Insurance, threatened in writing), or claims asserted, for material Taxes of the Company or Fremont Insurance; and (v) neither the Company nor Fremont Insurance nor any other Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(d) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or Fremont Insurance.

(e) Section 3.13(e) of the Company Disclosure Schedule identifies each state and local jurisdiction or Governmental Authority in which the Company or Fremont Insurance is required to: (i) file any Tax Return, and the Tax Returns that such Person is required to file in each such jurisdiction, and a correct and complete copy of each such tax return has been Made Available to Parent; and (ii) pay or withhold any Tax, and the Taxes that such Person is required to pay or withhold in each such jurisdiction. All material elections with respect to Taxes affecting the Company or Fremont Insurance, as of the date hereof, are set forth on Section 3.13(e) of the Company Disclosure Schedule.

(f) Neither the Company nor Fremont Insurance will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Tax law) executed prior to the Closing Date, (iii) intercompany transaction entered into before the Closing Date or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States Tax law), (iv) installment sale or open transaction made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(g) Neither the Company nor Fremont Insurance is a party to or is bound by any Tax sharing, allocation or indemnification agreement or similar arrangement (other than any such agreement or arrangement exclusively between or among the Company and Fremont Insurance).

(h) Neither the Company nor Fremont Insurance (i) is or has been a member of a group filing a consolidated federal income Tax Return or a combined, unitary or other affiliated group Tax Return for state, local or non-United States Tax purposes (other than any such agreement or arrangement exclusively between or among the Company and Fremont Insurance), or (ii) has any liability for the Taxes of any Person (other than the Company or Fremont Insurance) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, or by Contract or otherwise.

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, (i) neither the Company nor Fremont Insurance is a party to any agreement, Contract, arrangement or plan that has resulted or would result in the payment of (A) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Section 280G(b)(4) of the Code) or (B) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code; (ii) none of the shares of outstanding capital stock of the Company or Fremont Insurance is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code; (iii) no portion of the Merger Consideration or the Option Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law; and (iv) no person is entitled to receive an additional payment (including any Tax gross up or other payment) from the Company or Fremont Insurance as a result of the imposition of the excise Tax required by Section 4999(a) or Section 409A of the Code.

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(j) Neither the Company nor Fremont Insurance has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) Since January 1, 2005, neither the Company nor Fremont Insurance has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding. The Company and Fremont Insurance have complied with and prepared all Tax Returns in accordance with any private letter ruling, technical advice memorandum, or similar ruling or memorandum obtained from a taxing authority prior to January 1, 2005.

(l) Neither the Company nor Fremont Insurance has (i) participated or engaged in any transaction, or taken any Tax Return position, described in United States Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or foreign Tax law) or (ii) participated or engaged in any “reportable transaction” within the meaning of United States Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax law). None of the Tax Returns filed by the Company or Fremont Insurance contain a disclosure statement under Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

(m) Neither the Company nor Fremont Insurance is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No claim has ever been made by any taxing authority or Governmental Authority in any jurisdiction that the Company or Fremont Insurance is or may be subject to Taxes that the Company or Fremont Insurance has not paid or does not pay in such jurisdiction, except where such Taxes have subsequently been paid by the Company or Fremont Insurance.

(o) Neither the Company nor Fremont Insurance has any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States and such foreign country.

(p) Section 3.13(p) of the Company Disclosure Schedule lists all material Tax Returns filed with respect to the Company and Fremont Insurance for taxable periods ended on or after January 1, 2007. The Company has Made Available to Parent correct and complete copies of all income and premium Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and Fremont Insurance since January 1, 2007.

3.14. EMPLOYEE BENEFITS AND LABOR MATTERS.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a correct and complete list of all: (i) “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); (ii) employment, individual consulting, indemnification, change in control, retention, severance, transaction bonus or other compensation agreements; and (iii) bonus or other incentive compensation, stock purchase, equity or equity-based compensation, retirement, deferred compensation, termination, paid time-off, compensation-related tax gross up, employee loan, welfare benefit, life insurance, salary continuation, cafeteria, tuition reimbursement and any other employee benefit plans, policies, agreements or arrangements with respect to which the Company or any of its ERISA Affiliates has any obligation or liability, contingent or otherwise, for current or former employees, individual consultants or directors of the Company or any of its ERISA Affiliates (collectively, the “Company Plans”). “ERISA Affiliates” means any trade or business, affiliate or subsidiary of the Company which is or has been under common control or which is or has

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ever been treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code. None of the Company Plans (i) is subject to Title IV of ERISA or Sections 412, 430, or 436 of the Code; (ii) is a “multiemployer plan”, as defined in Section 3(37) of ERISA; (iii) is or has been subject to Sections 4063 or 4064 of ERISA; or (iv) provides for post-retirement health, medical or life insurance coverage for former or current employees of the Company or Fremont Insurance, except as may be required under Part 6 of the Subtitle B of Title I of ERISA.

(b) Section 3.14(b) of the Company Disclosure Schedule lists each of the following documents with respect to each of the Company Plans, correct and complete copies of which have been Made Available to Parent by the Company to the extent applicable: (i) any plan and related trust documents, insurance Contracts or other funding arrangements, and all amendments thereto (or written summaries of any non-written Company Plans); (ii) the three (3) most recent Forms 5500 and all schedules thereto; (iii) the three (3) most recent actuarial or financial reports; (iv) the most recent IRS determination letter or equivalent pre-approved opinion letter; and (v) the most recent summary plan descriptions and any summaries of material modification, any material employee communications relating to any bonus arrangements and any amendment or modification thereto.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and all applicable provisions of ERISA, the Code and other applicable Laws. Neither the Company nor any fiduciary with respect to the Company Plans has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA which could result in any liability to the Company or the Company Plans. There are no pending actions, claims, investigations, lawsuits or other proceedings brought or filed with or by any Governmental Authority or arbitrator which have been asserted or instituted against any of the Company Plans, the assets or any of the trusts under such plans or, with respect thereto, the Company, any of its ERISA Affiliates, the plan sponsor or the plan administrator that, individually or in the aggregate could result in a liability to the Company or the affected Company Plan, or against any fiduciary of the Company Plans arising from, relating to, or in connection with the Company Plans (other than routine benefit claims).

(d) The Company Plans intended to qualify under Code Section 401 or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA, the Code, or other applicable Laws that, individually or in the aggregate, could result in a liability to the Company or the affected Company Plan.

(e) The Company Plans that are “nonqualified deferred compensation plans” within the meaning of Section 409A of the Code have been maintained in all respects in compliance with Section 409A of the Code, and no events have transpired that would result in the imposition of taxes and penalties under Section 409A of the Code.

(f) Except as set forth in Section 3.14(f)(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger will (alone or together with other events) with respect to the employment or service of any employee, director or individual independent contractor of the Company or Fremont Insurance (i) result in any payment becoming due to any employee, director or individual independent contractor of the Company or Fremont Insurance, (ii) increase any benefits otherwise payable under any Company Plan, (iii) require any contributions or payments to fund any obligations under any Company Plan, or (iv) result in the acceleration of the time of payment, funding or vesting of any such benefits under any Company Plan. Each of the individuals listed on Section 3.14(f)(ii) of the Company Disclosure Schedule has entered into an agreement providing for (i) the termination of his/her existing employment, severance or change of control agreement, as applicable, and (ii) the payment of severance and certain other compensation (the “Officer Agreements”), copies of which have previously been provided to Parent.

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(g) Other than as set forth on Section 3.14(g) of the Company Disclosure Schedule or as required pursuant to this Agreement, the Company does not have any written, or material oral, legally binding Contract, plan, or commitment to create any additional Company Plan or to modify any existing Company Plan.

(h) No Company stock or other security issued by the Company forms or has formed a part of the assets of any Company Plan that is intended by the Company to provide retirement benefits.

(i) Neither the Company nor Fremont Insurance has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or Fremont Insurance entered into any collective bargaining agreement or union Contract recognizing any labor organization as the bargaining agent of any employees. To the Knowledge of the Company and Fremont Insurance, there is no union organization activity involving any of the employees of the Company or Fremont Insurance pending or threatened. With respect to the Company and Fremont Insurance, there is no picketing pending or, to the Knowledge of the Company and Fremont Insurance, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other material labor disputes involving any of the employees of the Company or Fremont Insurance pending or, to the Knowledge of the Company and Fremont Insurance, threatened. Except as set forth on Section 3.14(i) of the Company Disclosure Schedule, there are no complaints, charges, claims, investigations, lawsuits or other proceedings against the Company or Fremont Insurance pending or, to the Knowledge of the Company and Fremont Insurance, threatened that could be brought or filed with or by any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of, or failure to employ by the Company or Fremont Insurance, any individual. The Company and Fremont Insurance are in compliance with all Laws relating to the employment of labor, including, without limitation, all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or Fremont Insurance within the six (6) months prior to the Effective Time, determined in each case without regard to any terminations of employees of the Company or Fremont Insurance or plant closings that occur following the Closing Date.

3.15. ENVIRONMENTAL MATTERS.

(a) Except for those matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) each of the Company and Fremont Insurance is, and has been, in compliance with all applicable Environmental Laws; (ii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company and Fremont Insurance, threatened against the Company or Fremont Insurance or any real property currently or, to the Knowledge of the Company and Fremont Insurance, owned, operated or leased by the Company or Fremont Insurance; (iii) neither the Company nor Fremont Insurance has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (iv) no facts, circumstances or conditions exist with respect to the Company or Fremont Insurance, including at any Real Property currently or formerly owned, operated or leased by the Company or Fremont Insurance, that could reasonably be expected to result in the Company and Fremont Insurance incurring liabilities under Environmental Laws.

(b) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating to the environment, preservation or reclamation of natural resources, the presence, management or release of, or exposure to, Hazardous Materials, or to human health and safety.

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(ii) “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

3.16. CONTRACTS.

(a) Set forth in Section 3.16(a) of the Company Disclosure Schedule is a list of each of the following to which the Company or Fremont Insurance is a party:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), and any agreement, instrument or document described in Item 601(b)(4) or 601(b)(9) of Regulation S-K of the Securities Act, whether or not filed by the Company with the SEC;

(ii) any Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services;

(iii) any joint venture, partnership or other similar agreement, including agreements pursuant to which the Company or Fremont Insurance hold minority interests;

(iv) any Contract (or series of related Contracts) that involves the acquisition or disposition, directly or indirectly (by merger, purchase or otherwise), of capital stock or other equity interests or assets (including books of business), that (A) was entered into since January 1, 2008 or (B) contains obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect and could result in payments by the Company or Fremont Insurance;

(v) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or Fremont Insurance or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or Fremont Insurance, in each case in excess of fifty thousand dollars ($50,000);

(vi) any employment, severance, change in control, retention or indemnification Contract applicable to (A) any “named executive officer” (as such term is defined in Item 402 of Regulation S-K of the Securities Act) or director of the Company or (B) any employee of the Company or Fremont Insurance that cannot be canceled by the Company or Fremont Insurance upon sixty (60) days’ notice without liability, penalty or premium;

(vii) any Contract containing outstanding obligations (whether or not measured in cash) in excess of one hundred thousand dollars ($100,000) in any twelve (12)-month period;

(viii) any Contract relating to the disposition or acquisition by the Company or Fremont Insurance after the date hereof of assets (including books of business) other than in the ordinary course of business consistent with past practice;

(ix) any reinsurance or retrocession agreement or other agreement listed in Section 3.20(b) of the Company Disclosure Schedule;

(x) any Contract relating to acting as the obligor with respect to a policy of insurance (other than insurance policies entered into by Fremont Insurance in the ordinary course of its business consistent with past practice);

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(xi) all letters of credit and other security devices held or maintained for the benefit of the Company or Fremont Insurance or to secure any reinsurance obligations assumed by Fremont Insurance;

(xii) each Contract between the Company or Fremont Insurance, on the one hand, and any officer, director or Affiliate of the Company or Fremont Insurance, on the other hand;

(xiii) any agency, producer, third party administrator, reinsurance intermediary, profit sharing, contingent commission, service or other agreement relating to insurance businesses of the Company or Fremont Insurance;

(xiv) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or Fremont Insurance, prohibits the pledging of the capital stock of the Company or Fremont Insurance, or prohibits the issuance of guarantees by Fremont Insurance;

(xv) any Contract or series of Contracts for the purchase of any equipment or services in excess of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate;

(xvi) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company or Fremont Insurance with any right of first refusal with respect to, or right to purchase or redeem, any securities, except for Contracts evidencing the Company Options;

(xvii) any Contract (A) to which any Governmental Authority is a party or under which any Governmental Authority has any rights or obligations, or (B) directly or indirectly benefitting any Governmental Authority (including any subcontract or other Contract between the Company or Fremont Insurance and any contractor or subcontractor to any Governmental Authority);

(xviii) any other Contract, if a breach of such Contract could reasonably be expected to have a Company Material Adverse Effect;

(xix) any lease for real property; and

(xx) any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed in Section 3.16(a) of the Company Disclosure Schedule are hereinafter referred to as the “Company Contracts”).

(b) The Company has Made Available to Parent correct and complete copies of each Company Contract, together with any and all amendments and supplements thereto. Each Company Contract, is valid and binding on the Company and Fremont Insurance and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, there is no breach or default under any Company Contract by the Company or Fremont Insurance, or to the Knowledge of the Company and Fremont Insurance, any other party thereto, and no condition exists that, with or without the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or Fremont Insurance or, to the Knowledge of the Company and Fremont Insurance, any other party thereto, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No party to any Company Contract has given the Company or Fremont Insurance notice of its intention to cancel, terminate, change the scope of rights under, or not renew, any Company Contract.

3.17. TITLE TO PROPERTY. The Company and Fremont Insurance (a) have good and valid title to, or valid leasehold or sublease interests or other comparable contract rights in and to, all properties and other assets which

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are, individually or in the aggregate, material to the business or financial condition of the Company and Fremont Insurance taken as a whole, free and clear of all Liens (except for Permitted Liens) and (b) have complied with the terms of each lease of property that is material to the Company and Fremont Insurance, taken as a whole. Such leases are in full force and effect (except for any scheduled expirations after the date hereof in accordance with the terms of such leases) and enforceable in accordance with their respective terms against the Company or Fremont Insurance and, to the Knowledge of the Company and Fremont Insurance, the other parties thereto (subject in each case to the Bankruptcy and Equity Exception), and neither the Company nor Fremont Insurance has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a material default with respect to any such lease. Each of the Company and Fremont Insurance enjoys peaceful and undisturbed possession under all such leases in all material respects, except where the failure to so comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.18. TECHNOLOGY AND INTELLECTUAL PROPERTY.

(a) Section 3.18(a)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Owned Intellectual Property. Section 3.18(a)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all Material Licenses. All Owned Intellectual Property listed or required to be listed in Section 3.18(a)(i) of the Company Disclosure Schedule is solely and exclusively owned by the Company and Fremont Insurance, free and clear of all Liens (other than Permitted Liens). All necessary issuance, registration, maintenance, renewal and other relevant filing fees in connection with any of the Owned Intellectual Property listed or required to be listed on Section 3.18(a)(i) of the Company Disclosure Schedule have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any such Owned Intellectual Property have been timely filed, with the relevant governmental entities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Owned Intellectual Property and all issuances, registrations and applications therefor in full force and effect.

(b) All of the Company Intellectual Property, and all of the rights of the Company and Fremont Insurance in and to the Company Intellectual Property, are valid, subsisting and enforceable. The Company or Fremont Insurance is the sole and exclusive owner of (or has valid and continuing rights to use or otherwise commercially exploit) all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens).

(c) Prior to the date hereof, there have been no written claims made or, to the Knowledge of the Company and Fremont Insurance, threatened in writing against the Company or Fremont Insurance asserting (i) the invalidity, misuse or unenforceability of any of the Company Intellectual Property, or (ii) that the operation of the business of the Company or Fremont Insurance infringes, violates, misappropriates or otherwise conflicts with any Intellectual Property or any other proprietary or privacy right of any third party. The Company and Fremont Insurance have not received any written (including by electronic mail) notice of any such threatened claim. To the Knowledge of the Company and Fremont Insurance, none of the Company Intellectual Property, the development, manufacturing, licensing, marketing, importation, exportation, offer for sale, sale, use or other exploitation of any products or services in connection with the respective businesses of the Company and Fremont Insurance, or the respective business practices, methods or operations of the Company and Fremont Insurance, infringes, violates, misappropriates or otherwise conflicts with (or has infringed, violated, misappropriated or otherwise conflicted with) any Intellectual Property or other proprietary or privacy right of any Person. To the Knowledge of the Company and Fremont Insurance, no Person has infringed upon, misappropriated, diluted, violated or otherwise conflicted with or is currently infringing upon, misappropriating, diluting, violating or otherwise conflicting with any Company Intellectual Property owned by or exclusively licensed to the Company or Fremont Insurance. No written claims or, to the Knowledge of the Company and Fremont Insurance, unwritten claims have been made against any Person by the Company or Fremont Insurance alleging that any Person is infringing upon, misappropriating, diluting, violating or otherwise conflicting with, or has infringed upon, misappropriated, diluted, violated or otherwise conflicted with, any Company Intellectual Property owned by or exclusively licensed to the Company or Fremont Insurance.

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(d) To the Knowledge of the Company and Fremont Insurance, no material trade secret included in the Company Intellectual Property has been authorized to be disclosed or has been actually disclosed by the Company or Fremont Insurance to any employee or any third party other than pursuant to a written non-disclosure agreement restricting the disclosure and use thereof. No employee, consultant, independent contractor or any other third party has any right, title or interest, directly or indirectly, in any Owned Intellectual Property.

(e) Other than as set forth in Section 3.18(e) of the Company Disclosure Schedule, neither the Company nor Fremont Insurance is currently a party to any source code escrow agreement or any other agreement (or a party to any agreement obligating the Company or Fremont Insurance to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any Software.

(f) Except with respect to Shrink Wrap Software or as otherwise set forth in Section 3.18(f) of the Company Disclosure Schedule, neither the Company nor Fremont Insurance is required, obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise, or to provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use of such Intellectual Property or in connection with the conduct of the respective businesses of the Company and Fremont Insurance as currently conducted.

3.19. INSURANCE. Section 3.19 of the Company Disclosure Schedule constitutes a full and complete list of all policies of insurance for which either the Company or Fremont Insurance is a beneficiary or named insured or which provides coverage for the directors and officers of the Company or Fremont Insurance, including, for each such policy (i) the name of the primary insurer, (ii) the amount of coverage, and (iii) a description of any retroactive premium adjustments or other loss-sharing arrangements. True, correct and complete copies of all such policies have been Made Available to Parent. None of the insurers issuing such policies carries an A.M. Best’s rating of less than “A-”. Neither the Company nor Fremont Insurance maintains any self-insurance arrangements affecting any of the Company, Fremont Insurance or the Business. No written notice of cancellation or termination has been received with respect to any insurance policy described in this Section 3.19. Except as specifically disclosed on Section 3.19 of the Company Disclosure Schedule, no claims have been asserted by any of the insureds or beneficiaries under any such insurance policy. Except as set forth in Section 3.19 of the Company Disclosure Schedule, the consummation of the Transactions will not cause the revocation, cancellation or termination of any such insurance policy of the Company or Fremont Insurance or give rise to a right of revocation, cancellation or termination of any such insurance policy.

3.20. INSURANCE MATTERS.

(a) The Company conducts its insurance operations through Fremont Insurance. Fremont Insurance (i) is duly licensed, authorized and otherwise eligible to transact the business of insurance in each of the states, and to write each line of business in each such state, as listed in Section 3.20(a) of the Company Disclosure Schedule, (ii) does not act as an insurance broker, agent, managing general agent, producer or intermediary, (iii) is not commercially domiciled in any jurisdiction, and (iv) does not write business or conduct any business in any jurisdiction other than Michigan.

(b) Section 3.20(b) of the Company Disclosure Schedule separately lists all ceded and assumed reinsurance treaties or agreements to which Fremont Insurance (or, to the Knowledge of the Company and Fremont Insurance, any Pool Member, to the extent such treaty or agreement reinsures risks of an Insurance Pool) is a party or under which Fremont Insurance (or, to the Knowledge of the Company and Fremont Insurance, any Pool Member, to the extent such treaty or agreement reinsures risks of an Insurance Pool) has any existing rights, obligations or liabilities (the “Company Reinsurance Agreements”). The Company has Made Available to Parent true, correct and complete copies of all Company Reinsurance Agreements and Pool Agreements, including all amendments thereto. All Company Reinsurance Agreements and Pool Agreements are in full force and effect in accordance with their terms and constitute the legal, valid and binding obligation of the

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Company and Fremont Insurance, and to the Knowledge of the Company and Fremont Insurance, each other party thereto, and none of the parties thereto has given notice of termination (provisional or otherwise) thereunder. None of the parties to any Company Reinsurance Agreement is in breach or default of any of its terms. No Company Reinsurance Agreement contains any provision permitting any party to terminate, modify, amend or exercise other rights under such agreement as a result of the transactions contemplated hereby. Neither the Company nor Fremont Insurance has received any notice to the effect that (i) the financial condition of any reinsurer party or Pool Member to any such agreement is materially impaired with the result that a default thereunder may reasonably be anticipated, or (ii) there is a material dispute with respect to any material amounts recoverable by Fremont Insurance pursuant to any Company Reinsurance Agreement or Pool Agreement. Section 3.20(b) of the Company Disclosure Schedule sets forth a list of each dispute or series of related disputes pending, or to the Knowledge of the Company and Fremont Insurance, threatened, between the Company, Fremont Insurance (or, to the Knowledge of the Company and Fremont Insurance, any Pool Member, to the extent such dispute relates to risks of an Insurance Pool), on the one hand, and any reinsurer or other party, on the other hand. Except as set forth on Section 3.20(b) of the Company Disclosure Schedule, there are no (A) amounts recoverable under any ceded Company Reinsurance Agreement or Pool Agreement that are more than ninety (90) days past due or for which the reinsurer or other party has provided notice that such amount is not fully collectible in due course; (B) letters of credit, trust accounts or other security provided by Fremont Insurance for the benefit of the ceding company in connection with any Company Reinsurance Agreement or Pool Agreement under which Fremont Insurance assumes any risks; or (C) amounts owed by Fremont Insurance under any reinsurance, assigned risk or other pools in which Fremont Insurance currently participates or has ever participated.

(c) Except as set forth on Section 3.20(c) of the Company Disclosure Schedule, Fremont Insurance is entitled to take full credit on its statutory financial statements filed with state insurance regulatory authorities with respect to any Company Reinsurance Agreement under which it ceded or retroceded any risks. Section 3.20(c) of the Company Disclosure Schedule sets forth any limit on the obligations of any reinsurer or counterparty under any of the Company Reinsurance Agreements. All benefits to Fremont Insurance reflected on the Company SAP Statements in respect of the Company Reinsurance Agreements are appropriately calculated in all material respects under the terms of the Company Reinsurance Agreements and in accordance with SAP. All amounts owing by Fremont Insurance in respect of the Company Reinsurance Agreements are appropriately calculated in all material respects under the terms of the Company Reinsurance Agreements and in accordance with SAP. There have been no separate written or oral agreements between the Company or Fremont Insurance (or, to the Knowledge of the Company and Fremont Insurance, any Pool Member) and any assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any Company Reinsurance Agreement other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement. For each Company Reinsurance Agreement for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the domiciliary state insurance department for Fremont Insurance. Fremont Insurance complies and has complied in all material respects with all of the requirements set forth in SSAP No. 62.

(d) Prior to the date hereof, the Company has Made Available to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to Fremont Insurance since January 1, 2008, and all attachments, addenda, supplements and modifications thereto, each as set forth in Section 3.20(d) of the Company Disclosure Schedule. The information and data furnished by the Company and Fremont Insurance to such actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

(e) Other than as set forth on Section 3.20(e) of the Company Disclosure Schedule, Fremont Insurance does not currently participate in, nor is it required to participate in, any risk sharing plan, pool, joint underwriting association or similar arrangement pursuant to any insurance Laws. Section 3.20(e) of the Company Disclosure Schedule lists all notices of guaranty fund assessments received by Fremont Insurance since January 1, 2008.

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Fremont Insurance has timely paid all guaranty fund assessments that are due, claimed or asserted by any insurance regulatory authority to be due from Fremont Insurance, and has provided for all such assessments in the Required Company SEC Documents and Company SAP Statements, as applicable, to the extent necessary to be in conformity with GAAP and SAP, respectively.

(f) Section 3.20(f) sets forth a description of each Pool Agreement, a true and correct copy of which has been Made Available to Parent. To the Knowledge of the Company and Fremont Insurance, Section 3.20(f) of the Company Disclosure Schedule sets forth, with respect to each Insurance Pool, a list complete and accurate in all material respects, of the participations of each Pool Member for each year of such Insurance Pool’s existence (beginning with the year of such pool’s creation), which list reflects all adjustments to pool participations, including as a result of intra-pool transfers, withdrawals and liquidations. Neither the Company nor Fremont Insurance is in material default as to any material provision of any Pool Agreement. Since January 1, 2008, neither the Company nor Fremont Insurance has received any written notice to the effect that (i) the financial condition of any Pool Member is materially impaired with the result that a default thereunder may reasonably be anticipated or (ii) there is a material dispute with respect to any material amounts recoverable by Fremont Insurance pursuant to any Pool Agreement.

3.21. RESERVES. All direct and assumed reserves and other provisions for losses, claims, benefits, damages, loss adjustment expenses and any other liability, whether reported or incurred but not reported, with respect to insurance written or assumed by Fremont Insurance as established or reflected in the Company SAP Statements (i) were or will be computed in accordance with commonly accepted actuarial standards consistently applied, (ii) are or will be fairly stated in accordance with sound actuarial principles that meet the requirements of the insurance Laws of its state of domicile and of all states in which such insurance Contracts were issued or delivered, and (iii) meet or will meet the requirements of SAP. Notwithstanding the foregoing, the Company is not making any representation or warranty in this Section 3.21 as to the adequacy or sufficiency of reserves.

3.22. OPINION OF FINANCIAL ADVISOR. The Company Board has received the opinion of Philo Smith Capital Corporation, dated the date hereof, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Shares.

3.23. BROKERS. Except for Philo Smith Capital Corporation, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions, based upon arrangements made by or on behalf of the Company or Fremont Insurance. A correct and complete copy of the Company’s engagement letter with Philo Smith Capital Corporation relating to the Merger and other Transactions has been Made Available to Parent (the “Engagement Letter”).

3.24. ADVERSE COMMUNICATIONS. Except as set forth on Section 3.24 of the Company Disclosure Schedule, neither the Company nor Fremont Insurance has Knowledge of, or, since January 1, 2010, has received:

(a) any communication from A.M. Best, or any other fact or circumstance, inconsistent with the expectation that Fremont Insurance will retain an A.M. Best rating of at least “A-”;

(b) any communication from any agent, broker or third party administrator which generates for Fremont Insurance, either directly or indirectly, more than two hundred fifty thousand dollars ($250,000) in annual gross written premium, which communication canceled, gave notice of cancellation or threatened cancellation of the relationship between it and Fremont Insurance or the relationship between it and any of its insureds; or

(c) any communication from any insurance regulatory authority which alleged or complained that the Company or Fremont Insurance, or made inquiry to determine whether the Company or Fremont Insurance, had not complied with any Law in any material respect.

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3.25. STATE TAKEOVER STATUTES; RIGHTS PLAN.

(a) Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, the Company and the Company Board have taken all action required to be taken by them to exempt the Transactions from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state.

(b) The Company has Made Available to Parent a copy of the Shareholder Rights Agreement dated November 1, 2004 to which the Company is a party, together with all amendments and supplements thereto (the “Shareholder Rights Agreement”). The Company has amended the Shareholder Rights Agreement to provide that: (i) neither Parent nor Merger Sub nor any of their respective Affiliates shall be deemed to be an “Acquiring Person” (as such term is defined in the Shareholder Rights Agreement), and such amendment does not so exclude any other Person; (ii) neither a “Separation Time” nor a “Stock Acquisition Date” (as each such term is defined in the Shareholder Rights Agreement) shall be deemed to have occurred, and the “Rights” will not detach from Company Shares or become non-redeemable as a result of the execution, delivery or performance of this Agreement or the Shareholders Agreement, or the consummation of the Transactions, including but not limited to the Merger; and (iii) the rights shall terminate immediately prior to the Effective Time.

3.26. AFFILIATE TRANSACTIONS. Since December 31, 2010, there have been no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act that have not been so disclosed in the Required Company SEC Documents.

3.27. QUESTIONABLE PAYMENTS. Neither the Company nor Fremont Insurance (nor to the Knowledge of the Company and Fremont Insurance, any of their respective directors, executives, or to the Knowledge of the Company and Fremont Insurance, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.28. REGULATORY FILINGS. Except as set forth in Section 3.28 of the Company Disclosure Schedule:

(a) Each of the Company and Fremont Insurance has filed all material reports, notices, statements, documents, registrations (including registrations with applicable state insurance regulatory authorities as a member of an insurance holding company system), filings and submissions and any supplements or amendments thereto (the “Regulatory Reports”) required to be filed by either of them since January 1, 2008. The Regulatory Reports were in compliance in all material respects with all applicable Laws when so filed and no deficiencies have been asserted by any Governmental Authority with respect to the Regulatory Reports. No fine or penalty has been imposed (i) on the Company or Fremont Insurance or (ii) with respect to the Business, by any insurance regulatory authority, except for incidental penalties of less than two thousand five hundred dollars ($2,500) per occurrence or ten thousand dollars ($10,000) in the aggregate.

(b) The Company has Made Available to Parent a true and correct list of all examination reports, correspondence, reports of investigations, inquiries and other materials relating to the Company, Fremont Insurance or the Business received since January 1, 2008 from any insurance regulatory authority, and the Company has Made Available to Parent copies of all such examination reports, correspondence, reports of investigations, inquiries and other materials relating to the Company, Fremont Insurance or the Business received since January 1, 2008 from any insurance regulatory authority.

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(c) All deficiencies or violations noted in such examination reports have either been resolved to the satisfaction of the applicable insurance regulatory authority in all material respects, without any enforcement action being taken against the Company or Fremont Insurance.

(d) There are no examinations by any state insurance department examiners in progress at either the Company or Fremont Insurance or otherwise with respect to the Business, nor, to the Knowledge of the Company and Fremont Insurance, are any such examinations pending or scheduled with respect to the Company, Fremont Insurance or the Business.

(e) Section 3.28(e) of the Company Disclosure Schedule sets forth a list of all of the Regulatory Reports filed with state insurance regulatory authorities since January 1, 2008, and the Company has Made Available to Parent copies of all such Regulatory Reports.

3.29. INSURANCE WRITTEN BY FREMONT INSURANCE. Except as set forth in Section 3.29 of the Company Disclosure Schedule:

(a) All policy forms issued by Fremont Insurance and all amendments and applications pertaining thereto, where required by applicable Laws, have been approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided by applicable Laws for objection, and all such forms comply in all material respects with, and have been administered in accordance with, applicable Laws.

(b) Any rates of Fremont Insurance that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the rates used by Fremont Insurance conform in all respects thereto.

(c) The underwriting standards utilized and ratings applied by Fremont Insurance in connection with the insurance policies or Contracts issued by Fremont Insurance conform in all material respects to the standards and ratings required pursuant to the terms of such policies and applicable Laws.

(d) None of the insurance policies or Contracts issued by Fremont Insurance provide the holders or owners of such policies, Contracts or certificates with any rights with respect to dividends, surplus, profit participation or voting.

(e) The insurance policies issued or renewed by Fremont Insurance have been marketed, sold, issued and administered in material compliance with all applicable Laws, including, without limitation: (i) all applicable requirements regarding the marketing and advertising of insurance products, (ii) all applicable prohibitions on the use of unfair methods of competition and deceptive acts or practices, (iii) all applicable requirements regulating the underwriting, rating, non-renewal, cancellation or replacement of insurance policies, and (iv) all applicable disclosure, filing and other requirements with respect to any variation in premiums or other charges resulting from the time at which such premiums or charges are paid. Fremont Insurance and, to the Knowledge of the Company and Fremont Insurance, their respective agents, are not subject to any market conduct or other insurance regulatory claim or complaint with respect to the Business, and neither the Company nor Fremont Insurance has received written notice of, nor do the Company or Fremont Insurance have Knowledge of, any action by the Company or Fremont Insurance or any of their respective agents that could reasonably be expected to give rise to a market conduct or other insurance regulatory claim or complaint relating to the Business.

(f) All claims payable with respect to the Business have been paid in all material respects in accordance with applicable Law, including, without limitation, all claims settlement practice acts, and the terms of the insurance policies or Contracts under which they arose.

(g) Each insurance agent, broker or employee, at the time such agent, broker or employee wrote, sold or produced business for Fremont Insurance, to the extent required by Law, was duly appointed by Fremont

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Insurance to act as its agent and was duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent, broker or employee) in the particular jurisdiction in which such agent, broker or employee wrote, sold or produced such business for Fremont Insurance.

(h) Section 3.29 of the Company Disclosure Schedule sets forth the number of in-force insurance Contracts written by Fremont Insurance as of (i) December 31, 2010, (ii) the date that is the last day of the calendar month prior to the date of this Agreement, and (iii) the date that is the last day of the calendar month prior to the date of the Closing. All existing policies written by Fremont Insurance are in full force and effect and are legal, valid and binding obligations of the insurer and the other parties thereto, subject to bankruptcy, insolvency or other Laws affecting creditors’ rights generally.

(i) To the Knowledge of the Company and Fremont Insurance, there have been no accidents, injuries or claims occurring in the State of Michigan that are insured in whole or in part by a private passenger auto policy issued by Fremont Insurance to a Person residing outside Michigan.

3.30. AGENTS, BROKERS AND TPA’S.

(a) Section 3.30(a) of the Company Disclosure Schedule lists each Person through which Fremont Insurance places or sells or formerly placed or sold insurance which has generated gross written premium for Fremont Insurance since January 1, 2008, including therein (i) the amount per year generated by each such Person of gross written premium for Fremont Insurance and (ii) the principal amount loaned, the amount outstanding, the payment schedule (and whether loan obligors are current in the payment schedule) and interest rate for any loans by the Company or Fremont Insurance to any such Persons or any Affiliate thereof outstanding at the time during the period since January 1, 2008. Except as set forth in Section 3.30(a) of the Company Disclosure Schedule, neither the Company nor Fremont Insurance has been advised in writing that any agent or broker listed on Section 3.30(a) of the Company Disclosure Schedule with gross written premiums of two hundred fifty thousand dollars ($250,000) or more in any year since January 1, 2008 with Fremont Insurance intends to cancel its relationship with the Company or Fremont Insurance or any relationship between it and any insured of Fremont Insurance or reduce its writings with or through Fremont Insurance. Except as set forth in Section 3.30(a) of the Company Disclosure Schedule, there are no outstanding disputes between Fremont Insurance and any of its current or former agents, brokers or other producers. Except as set forth in Section 3.30(a) of the Company Disclosure Schedule, neither the Company nor Fremont Insurance utilizes the services of any managing general agent or other agent or service provider that has binding or underwriting authority or any authority to settle claims on behalf of the Company or Fremont Insurance.

(b) Fremont Insurance has implemented procedures and programs which are reasonably designed to ensure that its agents, brokers, producers and employees are in compliance with all applicable Laws, including, but not limited to, statutes, regulations, directives, opinions of Governmental Authorities and common Law relating to advertising, licensing and sales practices, including, but not limited to, any requirements for the disclosure of the payment or receipt of any Contingent Compensation. Except as set forth in Section 3.30(b) of the Company Disclosure Schedule, to the Knowledge of the Company and Fremont Insurance, there is no pending governmental or regulatory investigation of any broker, agent or other producer through which Fremont Insurance places or sells or formerly placed or sold insurance, nor is there any injunction, order, judgment, ruling or decree imposed or threatened to be imposed upon any such broker, agent or other producer as a result of, or in connection with, any governmental or regulatory investigation.

(c) Except as set forth in Section 3.30(c) of the Company Disclosure Schedule, Fremont Insurance does not pay any of its agents or brokers any commissions or other compensation based upon volume, loss experience or profitability of the Business or that could otherwise be construed as “contingent” commissions or compensation, as such term is commonly understood (collectively, “Contingent Compensation”).

3.31. STATUTORY DEPOSITS. Section 3.31 of the Company Disclosure Schedule lists all funds required to be maintained under any applicable insurance Law in each jurisdiction in which Fremont Insurance holds a

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Permit (each a “Deposit”). Section 3.31 of the Company Disclosure Schedule accurately sets forth the dollar amount of each such Deposit, the jurisdiction pursuant to which such Deposit is maintained and the name of the bank and the number of the bank account in which such Deposit is maintained.

3.32. REAL PROPERTY.

(a) Section 3.32(a) of the Company Disclosure Schedule sets forth a full and complete list of all (i) real property owned by the Company or Fremont Insurance (the “Company-Owned Real Property”) and (ii) real property leased, or under option to be leased, to the Company or Fremont Insurance (the “Company-Leased Real Property”, together with the Company-Owned Real Property, the “Real Property”).

(b) Section 3.32(b) of the Company Disclosure Schedule sets forth a description of all encumbrances, easements or rights of way of record granted on or appurtenant to or otherwise affecting the Company-Owned Real Property. All Company-Leased Real Property is held under valid and existing leases. The Company and Fremont Insurance enjoy peaceful and undisturbed possession of all Real Property. All of the Company-Owned Real Property has permanent rights of access to dedicated public roads, rights of way or highways. There is not (i) any claim of adverse possession or prescriptive rights involving any of the Company-Owned Real Property, (ii) any structure located on any Company-Owned Real Property which encroaches on or over the boundaries of neighboring, or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Company-Owned Real Property. Except as set forth in Section 3.32(b) of the Company Disclosure Schedule, the Company-Owned Real Property is not located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any applicable law, regulation or ordinance. Neither the Company nor Fremont Insurance has received written notice, nor do the Company and Fremont Insurance have Knowledge, that any public improvements are planned or have commenced, which in either case would result in special assessments against or otherwise materially adversely affect any Company-Owned Real Property. Neither the whole nor any portion of the Company-Owned Real Property is subject to any judgment, order or decree of any Governmental Authority to be sold or is being condemned, expropriated or otherwise taken with or without payment of compensation therefor, nor, to the Knowledge of the Company and Fremont Insurance, has any such condemnation, expropriation or taking been proposed.

(c) Except as set forth in Section 3.32(c) of the Company Disclosure Schedule, all buildings located on the Company-Owned Real Property and all of the mechanical systems in the building(s) located on the Company-Owned Real Property, including, without limitation, the water, sewer, plumbing, heating, ventilation, electrical, air conditioning and sprinkler systems, if any, are in good working order, subject to normal wear and tear.

(d) The Company-Owned Real Property complies in all material respects with all applicable laws, including without limitation, those relating to zoning, fire, health, building codes (as in effect at the time the building or improvements were constructed), handicapped persons, sanitation use and occupancy. All material certificates, permits and licenses from any Governmental Authority having jurisdiction over the Company-Owned Real Property which are necessary to permit the lawful access to and use of the Company-Owned Real Property for its existing uses have been obtained and are in full force and effect. To the Knowledge of the Company and Fremont Insurance, there is no pending threat of modification or cancellation of any such certificate, permit or license.

(e) There are no options or rights in any party to purchase, or acquire any ownership interest in, the Company-Owned Real Property, nor does any party have any lease, sublease or other agreement or occupancy right affecting all or any portion of the Company-Owned Real Property. No improvements located on the Company-Owned Real Property depend on any variance, special use permit or other special municipal approval for their continuing legality. The Company and Fremont Insurance have no Knowledge of any fact or condition that would result in any reduction of sewer or other utility service currently servicing the Company-Owned Real Property.

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(f) To the Knowledge of the Company and Fremont Insurance, there is no violation of any covenant, condition, restriction, easement or agreement recorded against or otherwise relating to the Company-Owned Real Property or of any order of any Governmental Authority that could reasonably be expected to materially and adversely affect the ownership, operation, use or occupancy of any portion of the Company-Owned Real Property or result in any Lien or any other liability or obligation affecting the Company or Fremont Insurance or any portion of the Company-Owned Real Property.

(g) Section 3.32(g) of the Company Disclosure Schedule sets forth all of the abstracts of title and legal opinions regarding Fremont Insurance’s fee simple ownership of the Company-Owned Real Property, copies of which have been Made Available to Parent.

(h) Section 3.32(h) of the Company Disclosure Schedule sets forth any and all soil, topological, engineering, environmental or hazardous substance studies, tests, reports or surveys that either the Company or Fremont Insurance has in its possession or control from any source with respect to all or any portion of the Company-Owned Real Property (including, without limitation, any phase I or phase II reports, any asbestos studies or reports, any wetlands studies or reports and any correspondence, notices or other communications to or from the Army Corps. of Engineers or federal or state EPA agencies). The Company has physical custody of the structural reports, property condition reports, architectural plans, drawings and specifications and “as-built” drawings, plans or specifications with respect to any buildings or structures located on the Company-Owned Real Property (including, without limitation, any plans, drawings or specifications relating to utility lines, mains or other facilities) as set forth in Section 3.32(h) of the Company Disclosure Schedule.

3.33. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement or in any certificate delivered by the Company pursuant to this Agreement, including any modification or qualification thereto included in the Company Disclosure Schedule, neither the Company, Fremont Insurance nor any other Person on behalf of the Company or Fremont Insurance makes any other express or implied representation or warranty with respect to the Company, Fremont Insurance or any information provided to Parent or Merger Sub with respect to the Company or Fremont Insurance.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure schedule, dated the date hereof, delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to any section or subsection of this Agreement to which the relevance of such item is readily apparent), as of the date of this Agreement (or such other time as may be specified), Parent and Merger Sub jointly and severally represent and warrant to the Company that:

4.1. ORGANIZATION. Parent is a reciprocal inter-insurance exchange duly organized, validly existing and in good standing under the Laws of Michigan and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions. Merger Sub is a newly formed corporation duly organized, validly existing and in good standing under the Laws of Michigan. Parent is duly licensed and qualified, as applicable, to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions or the performance of its obligations hereunder.

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4.2. OWNERSHIP AND OPERATIONS OF MERGER SUB. Parent owns of record, and as of the Effective Time will own, all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.3. AUTHORITY. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by Parent’s Board of Governors, by Merger Sub’s Board of Directors, and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.4. NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor the compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (a) violate or conflict with any provision of the governing documents of Parent or the Articles of Incorporation or By-laws of Merger Sub, or (b) assuming that the authorizations, consents and approvals referred to in Section 4.5 are obtained and the filings referred to in Section 4.5 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (c) violate, breach, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which Parent, Merger Sub, or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (b) and (c), as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

4.5. GOVERNMENTAL APPROVALS. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, (b) the filing of the Certificate of Merger with DLRA pursuant to the MBCA, (c) filings required under, and compliance with other applicable requirements of, the HSR Act, and (d) the consents, approvals, authorizations, Permits, filings or notifications listed in Section 4.5 of the Parent Disclosure Schedule (including filings with, and approval of, the insurance regulatory authorities in the jurisdictions listed thereon), no consents or approvals of, or filings, Permits, notifications, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, notifications, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

4.6. LEGAL PROCEEDINGS. Except insofar as do not, and as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, there is no pending or, to the knowledge of Parent, threatened, material legal, administrative, arbitral, mediation, or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the knowledge of Parent, threatened to be imposed) upon Parent or any of its Subsidiaries or the assets of Parent or any of its Subsidiaries, by or before any Governmental Authority.

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4.7. INFORMATION SUPPLIED. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement or other filing required under the Exchange Act will, at the date it (and any amendment or supplement thereto) is first mailed to the shareholders of the Company (or filed, with respect to such other required filings) or, at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing.

4.8. FINANCING. Parent and Merger Sub will have, at the Effective Time, sufficient funds to pay the aggregate Merger Consideration plus the aggregate Option Consideration.

4.9. OWNERSHIP OF COMPANY SHARES. At the time immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates is, with respect to the Company, an “interested shareholder” as such term is defined in Section 778 of the MBCA, other than as contemplated by the Transactions, including the Shareholders Agreement. Other than as contemplated by this Agreement and the Shareholders Agreement, neither Parent nor Merger Sub nor any Parent Subsidiary owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company.

4.10. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement or the Shareholders Agreement, neither Parent nor Merger Sub nor any other Person on its behalf makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any information provided to the Company or Fremont Insurance with respect to Parent or Merger Sub.

ARTICLE V.

ADDITIONAL COVENANTS AND AGREEMENTS

5.1. PROXY STATEMENT; COMPANY SHAREHOLDERS MEETING.

(a) As promptly as reasonably practicable (but in no event more than twenty (20) Business Days) following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary Proxy Statement, which shall comply as to form in all material respects with applicable requirements of the Exchange Act. The Company shall as promptly as reasonably practicable respond to any comments of the SEC or its staff and cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable (but in no event more than five (5) Business Days) after the Proxy Statement has been cleared by the SEC for mailing to the shareholders of the Company. As promptly as reasonably practicable, the Company shall notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, or for additional information. The Company will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions (and the Company and its counsel shall keep Parent and its counsel reasonably informed of all communications with the SEC and its staff (including all meetings and telephone conferences) with respect to the Proxy Statement or the Transactions). If, at any time prior to the Company Shareholders Meeting, any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall prepare and file with the SEC such amendment or supplement as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the shareholders of the

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Company. Parent and Merger Sub shall, and shall cause their respective representatives to, cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish to the Company all information relating to them and their Affiliates as required by the Exchange Act, or requested by the SEC or its staff, to be set forth in the Proxy Statement or in any other filing required under the Exchange Act. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response, and shall consider in good faith and include in such documents and responses, comments reasonably proposed by Parent.

(b) The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the shareholders of the Company, duly call, give notice of, convene and hold a special meeting of shareholders of the Company (including any adjournment or postponement thereof, the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval.

(c) Unless this Agreement has been terminated in accordance with its terms, the Company shall (subject to the right to make an Adverse Recommendation Change in accordance with Section 5.2) (i) through the Company Board, recommend to the shareholders of the Company that they adopt and approve this Agreement and give the Company Shareholder Approval (the “Company Recommendation”), (ii) include the Company Recommendation in the Proxy Statement and (iii) use reasonable best efforts to solicit the Company Shareholder Approval. The Company shall provide Parent with such information with respect to the solicitation of the Company Shareholder Approval as Parent may from time to time reasonably request. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders Meeting (in any event, to a date no later than five (5) Business Days prior to the Outside Date) (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the shareholders of the Company in advance of the vote to be held at the Company Shareholders Meeting, if the Company reasonably determines that such supplement or amendment is required by applicable Law; or (ii) if, as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company at the Company Shareholders Meeting.

5.2. TAKEOVER PROPOSALS; BOARD RECOMMENDATION; ETC.

(a) Except as otherwise permitted by this Section 5.2, the Company shall not, and shall cause Fremont Insurance and the Company’s and Fremont Insurance’s respective officers and directors not to, and shall direct the Company’s and Fremont Insurance’s employees, advisors, investment bankers, agents and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, cooperate, knowingly facilitate or knowingly encourage the making of, or any inquiries regarding, any proposal that constitutes, or could reasonably be expected to lead to a Takeover Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding, or furnish to any other party information or data in connection with, or for the purpose of encouraging or facilitating, a Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Takeover Proposal; (iii) enter into any letter of intent, agreement, Contract or agreement in principle with respect to a Takeover Proposal; or (iv) enter into any agreement, Contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Transactions; provided that if the Company or Fremont Insurance or their respective Representatives receives, after the date hereof and prior to receipt of the Company Shareholder Approval, a written Takeover Proposal that the Company Board determines in good faith, (x) after consultation with its independent financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, and (y) after consultation with outside legal counsel, the failure to take the actions set forth below in this Section 5.2(a) could reasonably be expected to result in a breach of directors’ fiduciary duties under applicable Law, then the Company, Fremont Insurance and their respective Representatives may, prior to receipt of the Company Shareholder Approval and subject to compliance with the Company’s obligations

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under this Section 5.2, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, any information with respect to the Company and Fremont Insurance to the Person (or group of Persons) making such Takeover Proposal (provided that the Company shall concurrently provide to Parent all non-public information concerning the Company or Fremont Insurance that is provided to any Person given such access which was not previously provided to Parent or its representatives), and (B) engage and participate in discussions and negotiations with such Person (or group of Persons) regarding such Takeover Proposal. From and after the date hereof, the Company shall not grant any amendment, release or waiver under any standstill agreement without the prior written consent of Parent. The Company shall not enter into any confidentiality agreement with any Person which prohibits the Company from complying with its obligations to Parent under this Section 5.2.

(b) Except as provided in Section 5.2(c), neither the Company Board nor any committee thereof shall: (i) (A) withdraw, qualify or change, or propose to withdraw, qualify or change, in a manner adverse to Parent, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement; (B) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act; (C) enter into any Contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder, or fail to consummate the Transactions; or (D) approve or recommend a Takeover Proposal or any proposal that would reasonably be expected to lead to a Takeover Proposal (any action described in this clause (i), an “Adverse Recommendation Change”); (ii) authorize or permit the Company or Fremont Insurance to enter into any letter of intent relating to any merger, acquisition, share exchange or other agreement with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement in accordance with this Section 5.2) (each, a “Company Acquisition Agreement”); or (iii) take any action pursuant to Section 7.1(d)(ii).

(c) Notwithstanding Section 5.2(b), prior to receipt of the Company Shareholder Approval, the Company Board may respond to a Superior Proposal or an Intervening Event as provided in this Section 5.2(c).

(i) If the Company receives a Takeover Proposal which the Company Board determines in good faith after consultation with outside legal counsel and an outside financial advisor, constitutes a Superior Proposal (after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, including any adjustments pursuant to this Section 5.2(c)), the Company Board may, if the Company Board determines in good faith after consultation with such outside legal counsel that failure to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law: (A) make an Adverse Recommendation Change in response to such Superior Proposal, (B) approve or recommend such Superior Proposal and/or (C) terminate this Agreement to enter into a Company Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(d)(ii); provided that, in the case of clause (C), concurrently with such termination the Company shall pay to Parent the Company Termination Fee pursuant to Section 7.3(a)(iii) (and any purported termination without such payment shall be void and of no force or effect); provided further that the Company Board may not take any of the actions contemplated by clauses (A)-(C), in each case, (y) if the Company breached this Section 5.2 or (z) until after the third (3rd) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take any such action, which notice (1) specifies the material terms and conditions of (and the identity of the Person or group of Persons making) the Superior Proposal and (2) includes copies of all information described in Section 5.2(e)(ii) (it being understood and agreed that any amendment to the financial terms or other material terms or conditions of such Superior Proposal shall require a new notice to Parent and a new three (3)- Business Day period). During any such three (3)-Business Day period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend this Agreement in a manner such that the failure by the Company Board to take any such action would not be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law. In determining whether to take any such action (and whether the relevant Takeover Proposal still constitutes a Superior Proposal), the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent.

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(ii) In response to an Intervening Event, the Company Board may effect an Adverse Recommendation Change if, and only if (A) the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel that, in light of such Intervening Event, the failure of the Company Board to effect such an Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the Company’s shareholders under applicable Law and (B) prior to effecting any such Adverse Recommendation Change, the Company has (1) provided Parent at least three (3) Business Days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (2) during such three (3)-Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to make such adjustments in the terms and conditions of this Agreement as to obviate the need for an Adverse Recommendation Change as a result of the Intervening Event.

(d) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall be deemed to prohibit the Company or the Company Board from complying with its disclosure obligations under applicable Law with regard to a Takeover Proposal, including taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law; provided, however, that the Company Board shall not recommend that the Company shareholders tender their Company Shares in connection with a tender or exchange offer (or otherwise approve or recommend any Takeover Proposal) unless such tender or exchange offer constitutes a Superior Proposal and the applicable requirements of this Section 5.2 shall have been satisfied. Notwithstanding the foregoing, nothing in this Section 5.2(d) shall in any way affect the determination of whether there has been an Adverse Recommendation Change; provided that in no event shall any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act be deemed to be an Adverse Recommendation Change.

(e) In addition to the other obligations set forth in this Section 5.2:

(i) the Company shall, and shall cause Fremont Insurance and their respective Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any third party or its representatives or financing sources conducted prior to the date hereof with respect to any Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal; and

(ii) the Company shall, as promptly as reasonably practicable, advise Parent in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or Fremont Insurance or their respective Representatives in respect of a Takeover Proposal or potential Takeover Proposal, and shall, in such notice to Parent, indicate the identity of the Person or group of Persons making such proposal, offer, inquiry or request; the material terms and conditions of such proposal or offer; and the nature of such inquiry or request (and shall include with such notice copies of any draft agreements and financing commitment letters), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms and conditions of such proposal, offer, inquiry or request (and the Company shall provide Parent with copies of any additional draft agreements and financing commitment letters) and of the status of discussions or negotiations.

(f) For purposes of this Agreement:

(i) “Superior Proposal” means any bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to fifty percent (50%)) on terms which the Company Board determines in good faith after consultation with outside legal counsel and an outside financial advisor (A) to be more favorable from a financial point of view to the holders of Company Shares (other than Parent and its Subsidiaries) than the Merger, taking into account all of the terms and conditions of such proposal (including price, form of consideration, closing conditions and the likelihood and timing of consummation thereof based upon, among other things, the availability of financing and the expectation of obtaining required

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approvals) and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing) and (B) is reasonably likely to be consummated in accordance with its terms, after taking into account all legal, regulatory, timing and breakup fee provisions of the proposal, the Person making the proposal and the likelihood of consummation of such transactions on the terms set forth therein.

(ii) “Takeover Proposal” means any inquiry, proposal or offer from any third party relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and Fremont Insurance (including securities of Fremont Insurance) equal to twenty percent (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of beneficial ownership (within the meaning of Section 13 of the Exchange Act) of twenty percent (20%) or more of the outstanding Company Shares or any other class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person (or “group”, as defined under Section 13 of the Exchange Act) beneficially owning twenty percent (20%) or more of the outstanding Company Shares or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or Fremont Insurance; in each case, other than the Transactions.

(iii) “Intervening Event” means any material development or change in material circumstances relating to the business, results of operations, assets or financial condition of the Company and Fremont Insurance, taken as a whole, occurring or arising after the date hereof, the existence of which was not known by the Company Board at or prior to the date hereof, and not relating to any Takeover Proposal.

5.3. CONDUCT OF BUSINESS BY THE COMPANY. Except as expressly permitted by this Agreement, as required by applicable Law or as set forth in Section 5.3 of the Company Disclosure Schedule, during the period from the date hereof until the Effective Time, unless Parent otherwise consents in writing, the Company shall, and shall cause Fremont Insurance to, (w) maintain in effect all Material Licenses and Permits currently in effect, (x) conduct its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact its business organization, its goodwill and its relationships with producers, brokers, customers, suppliers, licensors, licensees, employees, consultants and other Persons with whom the Company or Fremont Insurance has material business relationships and to retain the services of its present officers and key employees. Without limiting the generality of the foregoing, except as set forth in Section 5.3 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall not, and shall not permit Fremont Insurance to, without the prior written consent of Parent (it being understood that Parent shall respond within five (5) Business Days to the Company’s request for any such consent):

(a) issue, sell or grant any shares of its capital stock or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or equity interests, or any warrants, options or right to purchase or acquire any shares of its capital stock or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or equity interests, provided that the Company may issue Company Shares upon the exercise of options granted under the Company Stock Plans that are outstanding on the date hereof and in accordance with the terms thereof;

(b) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or equity interests, or any rights, warrants or options to acquire any shares of its capital stock or equity interests;

(c) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such, other than (i) dividends by Fremont Insurance to the Company or (ii) quarterly cash dividends consistent with past practice in an amount not to exceed four cents ($0.04) per share of Company Shares (adjusted to reflect any stock dividends, splits, subdivisions or other similar events);

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(d) split, combine, subdivide or reclassify any shares of its capital stock;

(e) (i) incur or assume any indebtedness for borrowed money, (ii) guarantee any indebtedness (or enter into a “keep well” or similar agreement), (iii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or Fremont Insurance or (iv) mortgage, pledge or otherwise encumber any assets of the Company or Fremont Insurance, or create or suffer any Lien thereon, except for Permitted Liens;

(f) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than Fremont Insurance in the ordinary course of business and other than investments in the ordinary course of business consistent with past practice and consistent with the Company’s investment guidelines;

(g) make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of fifty thousand dollars ($50,000) in the aggregate;

(h) sell, dispose of or otherwise transfer (by merger or otherwise), lease out or license out, or pledge, mortgage or otherwise encumber, any of its properties or assets (including securities of Fremont Insurance, which shall not be subject to the exceptions set forth in clauses (i) and (ii) below), other than (i) disposal of investments in accordance with the investment guidelines as the same may be amended from time to time, (ii) dispositions of assets with a fair market value of less than fifty thousand dollars ($50,000) in the aggregate, or (iii) pursuant to Contracts in effect on the date hereof and listed on Section 5.3(h) of the Company Disclosure Schedule, correct and complete copies of which have been Made Available to Parent;

(i) directly or indirectly acquire (by merger, consolidation, acquisition of equity interests or assets or any other business combination) any corporation, partnership, limited liability company, joint venture, other business organization (or division thereof) or any property;

(j) increase in any manner the compensation of any of its directors, officers or employees (except (i) increases in the ordinary course of business consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or Fremont Insurance who are not directors or executive officers of the Company, provided that no such increase with respect to any such employee shall be greater than an amount equal to three percent (3%) of the employee’s annual base salary; or (ii) with respect to individuals who are first employed by the Company or Fremont Insurance after the date hereof in the ordinary course of business consistent with past practice, provided that, without Parent’s written consent, no such individual shall be employed whose annual aggregate compensation is greater than fifty thousand dollars ($50,000)) or enter into, establish, materially amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or Affiliate, other than, as the case may be, as required by applicable Laws or written agreements in existence on the date hereof, each as set forth on Section 3.14(f)(i) and (ii) of the Company Disclosure Schedule or as set forth on Section 5.3(j) of the Company Disclosure Schedule;

(k) except as set forth in Section 5.3(k) of the Company Disclosure Schedule, (i) modify or amend in any material respect, waive or release any material rights or claims under, or terminate, any Company Contract or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and Fremont Insurance taken as a whole, (ii) amend or modify the Engagement Letter, (iii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in any material respect, or (iv) enter into any new Contract that would have been considered a Company Contract if it were entered into at or prior to the date hereof;

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(l) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim or assessment, other than pursuant to extensions of time to file Tax Returns in the ordinary course of business;

(m) amend the Company Charter Documents or the Subsidiary Documents;

(n) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(o) except for the ordinary course settlement or compromise of policyholder claims arising in the ordinary course of business, (i) settle or compromise any claim, audit, arbitration, suit, investigation, complaint or other proceeding in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Required Company SEC Document that is filed with the SEC before the date of this Agreement, plus any applicable third party insurance proceeds, or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the Effective Time;

(p) amend, modify, terminate or breach any Company Reinsurance Agreement in any material respect, fail to replace any expiring ceded Company Reinsurance Agreement on substantially the same terms with the same or a comparably rated reinsurer, or enter into any other new Contract of reinsurance;

(q) alter or amend in any material respect any existing underwriting, pricing, claim handling, loss control, reserving, investment, actuarial, financial reporting or Tax or other accounting practices, principles, guidelines or policies (including compliance policies and those practices, principles, guidelines and policies used in the preparation of their respective financial statements and the establishment of reserves) or any material assumption underlying an actuarial practice, principle or policy (except as may be required by a change in GAAP, SAP or applicable Law after the date hereof);

(r) forgive or modify any loans to employees, officers, directors, agents or any other Persons, or any of their Affiliates;

(s) enter into any new line of business or exit any existing line of business that is material to the Company and Fremont Insurance, taken as a whole;

(t) convene any regular or special meeting (or adjournment thereof) of the shareholders of the Company, other than the Company Shareholders Meeting;

(u) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or non-competition agreement to which it is a party;

(v) fail to maintain in force, or make any change in (except in the ordinary course of business), the insurance coverage contemplated by Section 3.19 (or substantially equivalent replacement coverage) as being maintained by the Company or Fremont Insurance; or

(w) agree to take or authorize any of the foregoing actions.

5.4. CONDUCT OF BUSINESS BY PARENT AND MERGER SUB.

(a) Subject to Section 5.5, Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as required by this Agreement, Parent and Merger Sub shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that could reasonably be expected to materially delay or impair the consummation of the Transactions or the ability of Parent and Merger Sub to perform any of their respective obligations hereunder, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action.

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(b) Within fifteen (15) Business Days following the date of this Agreement, Parent shall, at its own expense, use its commercially reasonable efforts to make all reasonably necessary filings with state insurance regulatory or other authorities and applicable insurance Laws (the “Applicable Insurance Laws”), including, unless waived by a specific state insurance regulator, the filing with the Michigan Office of Financial and Insurance Regulation of a Form A Information Statement (“Form A”) pursuant to the Michigan Insurance Code, §500.100 et seq., in order to obtain the necessary authorizations, approvals and consents in order to consummate the Transactions. In connection therewith, Parent shall use its reasonable best efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filing.

5.5. REASONABLE BEST EFFORTS.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties hereto and supply the other parties hereto with any information reasonably required in order to effectuate the following, and shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly: (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under applicable Antitrust Laws); and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations (A) required from third parties in connection with the Transactions to any third party from whom any such approval, consent or other confirmation is requested and (B) from Governmental Authorities (including the Michigan Office of Financial and Insurance Regulation) necessary, proper or advisable to consummate the Transactions. In furtherance and not in limitation of the foregoing, as promptly as practicable following the date of this Agreement (and in any event within fifteen (15) Business Days of the date hereof), each of the parties hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, and thereafter respond as promptly as practicable, after consultation with the other parties, to any request for additional information or documentary material that may be made under the HSR Act. Except as set forth on Section 5.5(a) of the Parent Disclosure Schedule, the Company will have the right to review in advance, and Parent shall consult with the Company in advance, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the Company or Fremont Insurance that appears in any filing made with, or materials submitted to, any third party or any Governmental Authority by Parent or any of its Affiliates relating to this Agreement or the Merger.

(b) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, (ii)(A) promptly inform the other parties of, and provide the other parties copies of, any filing, correspondence or communication received by such party from; (B) permit the other parties the opportunity to review and comment in advance on any filing, correspondence or communication to be made or given by such party to; (C) without consulting the other parties, not participate in any meeting or discussion with; and/or (D) provide the other parties’ and their regular counsel with advance notice and a reasonable opportunity to attend and participate in any meeting or conference with, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority promptly and (iii) promptly inform the other parties and provide copies of any proceeding by a private party, in each case regarding any of the Transactions.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions.

(d) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its

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business, and nothing in this Section 5.5 shall, (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 so long as such party has up to that time complied in all material respects with its obligations under this Section 5.5; (ii) require any Person, other than Parent or Merger Sub, without the prior written consent of Parent, to offer, accept or agree to dispose or hold separate any part of its or the Surviving Corporation’s (or their respective Subsidiaries’) businesses, operations, assets or product lines; (iii) require Parent or Merger Sub, to offer, accept or agree to dispose or hold separate any part of its or the Surviving Corporation’s (or their respective Subsidiaries’) businesses, operations, assets or product lines; or (iv) require any Person (including Parent, Merger Sub or any of their respective Affiliates) to (A) not compete in any geographic area or line of business (other than, with respect to the Company or Fremont Insurance, any such restrictions to which the Company or Fremont Insurance is subject as of the date of this Agreement or to which the Company or Fremont Insurance is permitted to become subject in accordance with Section 5.3(k)), (B) restrict the manner in which, or whether, such Person or any of its Affiliates may carry on business in any part of the world (other than, with respect to the Company or Fremont Insurance, any such restrictions to which the Company or Fremont Insurance is subject as of the date of this Agreement or to which the Company or Fremont Insurance is permitted to become subject in accordance with Section 5.3(k)) and/or (C) enter into a capital maintenance agreement, keep well or similar agreement.

(e) During the period of time beginning on the date of this Agreement and ending on the Effective Time, each of the parties hereto shall use its reasonable best efforts to jointly develop and prepare for implementation after the Effective Time an integration plan for the Company’s integration into Parent’s businesses.

5.6. PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance).

5.7. ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall, and shall cause Fremont Insurance to, afford to Parent and Parent’s representatives reasonable access during normal business hours to all of the Company’s and Fremont Insurance’s properties, books and records, correspondence, Contracts and Representatives, and shall furnish promptly to Parent all other information concerning its and Fremont Insurance’s business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, the Company and Fremont Insurance shall not be obligated to disclose any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client privilege with respect to such information; provided that the Company shall use its commercially reasonable efforts to develop an alternative to providing such information and/or enter into a joint defense agreement if doing so would reasonably permit the disclosure of such information without jeopardizing such attorney-client privilege. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least twenty-four (24) hours prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct or review, as applicable. The Company shall be entitled to have representatives present at all times during any such inspection, and no such inspection shall unreasonably disrupt or interfere with the operations of the Company or Fremont Insurance. The information provided shall be subject to the terms of the Confidentiality Agreement. The Company shall forward to Parent, solely for informational purposes, a copy of the opinion of Philo Smith Capital Corporation referenced in Section 3.22 hereof promptly following the Company’s receipt thereof.

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5.8. INDEMNIFICATION AND INSURANCE.

(a) For not less than six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers, employees and agents of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter Documents and indemnification agreements referenced on Section 3.16 of the Company Disclosure Schedule, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder; provided that any person to whom expenses are advanced undertakes, to the extent required by the MBCA, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) For six (6) years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policies in effect on the date hereof (the “Existing Policies”). Parent agrees to cause the Surviving Corporation to purchase the maximum “run-off coverage” available under the Existing Policies; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such “run-off” coverage in excess of two hundred fifty percent (250%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. If such maximum “run-off” coverage does not extend fully to the required six (6)-year period, the Surviving Corporation shall first seek the additional coverage from the Company’s insurers under the Existing Policies prior to seeking such additional coverage from any other insurers. The provisions of the immediately preceding sentences shall be deemed to have been satisfied if prepaid policies have been obtained by Parent or the Company at or prior to the Effective Time for purposes of this Section 5.8(b), which policies provide such directors and officers with coverage no less favorable than the Existing Policies for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d) The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person. The provisions of this Section 5.8 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.

(e) The Covered Persons to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Covered Person and his or her heirs.

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5.9. SECTION 16 MATTERS. Prior to the Effective Time, the Company shall take such steps as are permitted and reasonably necessary to cause the Transactions, including any dispositions of Company Shares (including derivative securities related thereto) by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the interpretative guidance set forth by the SEC with respect to such matters.

5.10. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions; (b) any notice or other communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would be reasonably likely to have a Company Material Adverse Effect or a Material Adverse Effect on Parent; (c) any material actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions; (d) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, would reasonably be likely to cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or Material Adverse Effect to be untrue and (ii) that is not so qualified to be untrue in any material respect; and (e) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and provided further, that a failure to comply with this Section 5.10 will not result in the failure of any condition set forth in Article VI to be satisfied, unless the underlying circumstance would independently cause a condition to not be satisfied.

5.11. EMPLOYEE MATTERS.

(a) To the extent permitted under applicable laws, Parent shall, or shall cause its Affiliates to, make a commercially reasonable effort to recognize the service of each employee of the Company or Fremont Insurance with the Company or Fremont Insurance (and their predecessors) prior to the Closing Date as service with Parent, the Surviving Corporation or any of their Affiliates in connection with, and pursuant to the terms of, any tax-qualified retirement plan, severance plan, welfare benefit plan (including any plan or arrangement relating to vacation, paid time off or holidays), and any other compensation or employee benefits plan maintained by Parent, the Surviving Corporation or any of their Affiliates in which such employee participates, or which are made available by Parent, the Surviving Corporation or any of their Affiliates following the Closing Date for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals); provided that with respect to any defined benefit pension plan maintained by Parent, the Surviving Corporation or any of their Affiliates in which such employee participates following the Closing Date, such service credit shall be measured from the earliest date that such employee commenced participation in a tax-qualified pension or savings plan maintained by the Company or one of its Affiliates.

(b) During the calendar year in which the Closing Date occurs Parent shall, or shall cause its Affiliates to make a commercially reasonable effort to, (i) waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any employee welfare benefit plans maintained by Parent, the Surviving Corporation or any of their Affiliates in which employees of the Company or Fremont Insurance as of the Effective Time who remain employed following the Closing by Parent, the Surviving Corporation or any of their Affiliates (“Company Employees”) participate from and after the Closing Date, to the extent such pre-existing condition limitations, exclusions, active-at-work requirements and waiting period requirements would not apply under the corresponding Company Plans immediately prior to the Effective Time; and (ii) credit the dollar amount incurred by each Company Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such year’s deductibles, co-pays and similar expenses under such employee welfare benefit plans maintained by Parent, the Surviving Corporation or any of their Affiliates in which such Company Employee participates from and after the Closing Date.

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(c) For a period of three (3) years following the Closing Date, subject to the proviso below, Parent agrees to cause the Surviving Corporation to:

(i) retain substantially all of the Company’s employee base (subject to maintenance of satisfactory performance evaluations) and maintain the Company’s operations, facilities and capabilities in Fremont, Michigan;

(ii) retain the Company’s headquarters in Fremont, Michigan and the current name of Fremont Insurance Company; and

(iii) permit Fremont Insurance to contribute financially and otherwise support community and non-profit institutions in a manner consistent with the Company’s past practices over the three (3)-year period preceding the Closing Date as fully described in Section 5.11(c) of the Company Disclosure Schedule;

provided, however, that in regard to this subsection 5.11(c), all decisions concerning future operations are subject to prudent business practices, business and economic conditions, customer needs and such other factors as Parent may determine in good faith.

5.12. SECURITYHOLDER LITIGATION. In the event any securityholder litigation related to this Agreement, the Merger or the other Transactions is brought against the Company and/or its directors, at all times prior to the Effective Time the Company shall have the right to control the defense of such litigation; provided that no settlement shall be agreed to without Parent’s prior written consent. The Company shall keep Parent reasonably informed of the status of all such litigation, including with respect to any settlement discussions relating thereto, unless, in the reasonable judgment of the Company, doing so would result in the loss of attorney-client privilege.

5.13. FEES AND EXPENSES. Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, that notwithstanding the foregoing, the Company and Parent agree to share equally the fees and expenses relating to filings under and compliance with the requirements of the HSR Act.

5.14. ENVIRONMENTAL AUDIT AND PROPERTY SURVEY. The Company shall (a) retain a firm engaged in the business of environmental engineering to conduct a phase I environmental audit (the “Phase I Audit”) of the Company-Owned Real Property, and shall deliver a complete copy of such Phase I Audit to Parent prior to the Closing Date, and (b) retain a firm engaged in the business of surveying to prepare a survey (the “Survey”) of the Company-Owned Real Property, and shall deliver a complete copy of such Survey to Parent prior to the Closing Date.

ARTICLE VI.

CONDITIONS PRECEDENT

6.1. CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable competition, merger control, Antitrust Law or similar Laws shall have been terminated or shall have expired.

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(c) Required Consents and Approvals. All permits, orders, approvals and consents of, and notices to, registrations and filings with, all Governmental Authorities set forth in Section 3.5 hereof or Section 3.5 of the Company Disclosure Schedule and required in connection with the consummation of the Transactions (the “Required Consents”) shall have been obtained on or prior to the Closing Date and such Required Consents shall be in form and substance reasonably acceptable to Parent.

(d) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect (i) enjoining, restraining, preventing or prohibiting consummation of the Merger or the ownership or operation of the Company or its business by Parent or (ii) making the consummation of the Merger illegal.

6.2. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.7, 3.8(b), 3.23 and 3.25 (together, the “Specified Company Representations”) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (other than the representations and warranties set forth in the Specified Company Representations that address matters only as of a specified date, which need be true and correct in all material respects only as of such date) (it being understood that any update or purported update to the Company Disclosure Schedule delivered after the date hereof shall be disregarded); and

(ii) Each of the representations and warranties of the Company set forth in this Agreement (other than the Specified Company Representations) and in any certificates or other instruments delivered by the Company hereunder (A) shall have been true and correct in all respects as of the date of this Agreement and (B) shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except in the case of the foregoing clauses (A) and (B) for breaches and inaccuracies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (other than any such representations and warranties that address matters only as of a specified date, which need be true and correct in all respects only as of such date, except in each case for breaches and inaccuracies that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) (it being understood that for purposes of determining the accuracy of such representations and warranties, all qualifications based on the word “material” or similar phrases, including “Company Material Adverse Effect”, set forth in such representations and warranties shall be disregarded, and any update or purported update to the Company Disclosure Schedule delivered after the date hereof shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Director Resignations. Each member of the Company Board and of the board of directors of Fremont Insurance shall have tendered his or her written resignation as a director of the Company and Fremont Insurance, respectively, to become effective at the Effective Time.

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(e) Consents. The Company shall have obtained all of the third-party consents required pursuant to Section 3.5 of the Company Disclosure Schedule.

(f) Environmental Audit and Survey. The results of (i) the Phase I Audit conducted pursuant to Section 5.14 shall not have disclosed any past or present condition, process or practice with respect to any of the Company-Owned Real Property which is not in material compliance with all applicable Environmental Laws and requires material remediation under any applicable Environmental Laws, and (ii) the Survey conducted pursuant to Section 5.14 shall not have disclosed any material encroachment or any other matter that would impair the ownership, use or enjoyment by the Company of the Company-Owned Real Property in any material respect.

(g) Officer Agreements. The Officer Agreements shall remain in full force and effect.

(h) Maximum Aggregate Consideration. The aggregate amount of the Merger Consideration plus the aggregate amount of the Option Consideration shall not exceed sixty-seven million seven hundred thousand dollars ($67,700,000).

6.3. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct, in each case, as of the date hereof and as of the Closing Date (or, to the extent given as of a specific date, as of such date), except for such failures to be true and correct that would not, individually or in the aggregate, prevent Parent or Merger Sub from consummating the Merger.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, certifying on behalf of Parent and Merger Sub that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

6.4. FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.5.

ARTICLE VII.

TERMINATION

7.1. TERMINATION. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent, if:

(i) the Merger shall not have been consummated on or before September 1, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of this Agreement has proximately contributed to the cause of the failure of the Merger to be consummated on or before the Outside Date;

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(ii) any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose breach of this Agreement proximately contributed to the cause of the issuance of such final, nonappealable Restraint; or

(iii) the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company if the failure to obtain the Company Shareholder Approval was primarily due to the breach or failure of the Company to perform in any material respect any of its obligations under this Agreement.

(c) by Parent, if:

(i) a breach of the Company’s representations, warranties, covenants and agreements set forth in this Agreement shall have occurred, which breach (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) cannot be cured by the Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, shall not have been cured within thirty (30) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c)(i) shall not be available to Parent or Merger Sub if either such party is then in material breach of this Agreement; or

(ii) (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to include the Company Recommendation in the Proxy Statement, (C) the Company Board (y) shall not have rejected any publicly disclosed Takeover Proposal within five (5) Business Days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company’s shareholders of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) or (z) shall have failed to publicly reconfirm the Company Recommendation within five (5) Business Days after receipt of a written request from Parent that it do so following the making by any Person of a publicly disclosed Takeover Proposal or (D) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing.

(d) by the Company, if:

(i) a breach of Parent’s or Merger Sub’s representations, warranties, covenants and agreements set forth in this Agreement shall have occurred, which breach or failure to perform (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be cured by Parent and Merger Sub by the Outside Date or, if capable of being cured by Parent and Merger Sub by the Outside Date, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to the Company if the Company is then in material breach of this Agreement; or

(ii) prior to the receipt of the Company Shareholder Approval, in accordance with clause (C) of Section 5.2(c)(i); provided, however, that concurrently with such termination, the Company enters into the Company Acquisition Agreement and pays to Parent the Company Termination Fee pursuant to Section 7.3(a)(iii).

7.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than

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the penultimate sentence of Section 5.7, this Section 7.2, Section 7.3 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (a) as provided in Section 7.3 and (b) that nothing shall relieve any party from liability for fraud or any material breach of this Agreement.

7.3. TERMINATION FEE.

(a) (i) (A) If, after the date hereof, a Takeover Proposal shall have been made to the Company (or its shareholders generally) or any Person shall have announced (or otherwise made known to the Company Board) an intention (that has not been withdrawn) to make a Takeover Proposal, and (B) following the occurrence of an event described in clause (A), this Agreement shall have been terminated (y) by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or (z) by Parent pursuant to Section 7.1(c)(i) and (C) within twelve (12) months of the date this Agreement is terminated as described in clause (B), the Company enters into a definitive Company Acquisition Agreement with respect to, or consummates a transaction contemplated by, any Takeover Proposal (in each case, whether or not the Takeover Proposal was the same Takeover Proposal referred to in Clause (A) above); provided, that for purposes of this clause (C), the references to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) if this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii) if this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then in the case of any of clause (i), clause (ii) or clause (iii), the Company shall pay to Parent (or designee(s) of Parent), in cash (by wire transfer of immediately available funds to an account to be designated by Parent), an amount equal to two million twenty-five thousand dollars ($2,025,000) (the “Company Termination Fee”). In the event that the Company Termination Fee is required to be paid under Section 7.3(a)(i), such fee shall be paid promptly following the earlier to occur of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal as described in Section 7.3(a)(i).

(b) In the event that the Company Termination Fee is required to be paid under Section 7.3(a)(ii), such fee shall be paid promptly (but in any event within two (2) Business Days) following such termination. In the event that the Company Termination Fee is required to be paid under Section 7.3(a)(iii), such fee shall be paid prior to or concurrently with such termination. In no event shall Parent be entitled to the Company Termination Fee on more than one (1) occasion.

(c) The parties hereto acknowledge that the agreement contained in this Section 7.3 is an integral part of the Transactions, and that, without that agreement, the other parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or Merger Sub commences an action which results in a judgment against the Company for the payments set forth in this Section 7.3, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII.

MISCELLANEOUS

8.1. SURVIVAL. The representations, warranties, covenants and agreements in this Agreement (or pursuant to any certificate delivered pursuant to Section 6.2 or Section 6.3) shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that (a) the covenants and agreements set forth in Article II, Section 5.8 and Section 5.11, and any

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other covenant or agreement set forth in this Agreement which contemplates performance after the Effective Time, shall survive the Effective Time, and (b) the covenants and agreements set forth in the penultimate sentence of Section 5.7, Section 7.2, Section 7.3 and this Article VIII shall survive termination.

8.2. AMENDMENT OR SUPPLEMENT. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto; provided that following the receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

8.3. EXTENSION OF TIME; WAIVER. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.4. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

8.5. ENTIRE AGREEMENT. This Agreement, the Shareholders Agreement and the Confidentiality Agreement (and all exhibits and schedules hereto and thereto) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

8.6. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to, or shall confer upon, any Person other than the parties hereto (and their respective successors and permitted assigns) any right or remedy of any nature whatsoever under or by reason of this Agreement, other than as provided in Section 5.8 and Section 8.8(c).

8.7. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) This Agreement, and any other agreement, document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (or such other document) or the negotiation, execution, termination, performance or nonperformance of this Agreement (or such other document) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Michigan, without regard to its conflicts of law principles.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Circuit Court of the State of Michigan located in Oakland County (the “Agreed Court”), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of

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Michigan and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.8. SPECIFIC ENFORCEMENT.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement to enforce specifically the terms and provisions of this Agreement in the Agreed Court, this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to satisfy their covenants and obligations under this Agreement and to cause the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement. If, prior to the Outside Date, any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (A) the amount of time during which such action is pending, plus twenty (20) Business Days or (B) such other time period established by the Agreed Court presiding over such action.

(b) If the Agreed Court has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to this Section 8.8, the Company may pursue any other remedy available to it at law or in equity, including monetary damages. If an Agreed Court has granted an award of damages for such alleged breach against Parent or Merger Sub, the Company may enforce such award and accept damages for such alleged breach only if, within five (5) days following such determination, the Company confirms to Parent in writing that it is prepared and willing to consummate the Merger in accordance with this Agreement, and Parent is not willing to consummate the Merger within such five (5)-day period in accordance with the terms and conditions hereof. In addition, the Company agrees to cause any legal action or proceeding still pending to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger, except for claims against the Surviving Corporation as set forth and contemplated by Section 5.8.

(c) Each of Parent and Merger Sub, on its own behalf and (to the fullest extent permissible by applicable Law) on behalf of its directors, Affiliates, officers or agents, as the case may be, covenants, agrees and acknowledges, that at any time after the Effective Time it shall not bring any action or proceeding (regardless of the legal theory or claim involved or the procedural nature of any such action or proceeding) against any former, current and future direct or indirect shareholders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Company (each, a “Company Related Person” and collectively, the “Company Related Persons”) or any Company Related Person of any Company Related Person in connection with the Transactions; provided that nothing in this Section 8.8(c) shall prohibit any such action or proceeding against any Company Related Person (i) that is a party to the Shareholders Agreement (or any successor to any Company Related Person) to enforce the Shareholders Agreement or (ii) to the extent that such action or proceeding is based on the fraud or willful misconduct of such Company Related Person. The provisions of this Section 8.8(c) are intended to be for the benefit of, and shall be enforceable by, each member of the Company Related Persons.

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8.9. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Auto Club Insurance Association

1 Auto Club Drive

Dearborn, MI 48126

Facsimile: 313-336-5990

E-mail: tmcelroy@aaamichigan.com

Attn: J. Terry McElroy

with a copy (which shall not constitute notice) to:

General Counsel

Auto Club Insurance Association

1 Auto Club Drive

Dearborn, MI 48126

Facsimile: 313-436-7304

E-mail: rtwhite@aaamichigan. com

Attn: Richard T. White

Locke Lord Bissell & Liddell LLP

111 South Wacker Drive

Chicago, IL 60606-4410

Telephone: (312) 443-2771

Email: bpritchard@lockelord.com

Attn: J. Brett Pritchard

If to the Company, to:

Fremont Michigan InsuraCorp, Inc.

933 East Main Street

Fremont, MI 49412

Telephone: (231) 924-0300

Email: rdunning@fmic.com

Attn: Richard E. Dunning

with a copy (which shall not constitute notice) to:

Foster Swift Collins & Smith PC

1700 East Beltline, N.E., Suite 200

Grand Rapids, MI 49525-7044

Telephone: (616) 796-2501

Email: jsiebers@fosterswift.com

Attn: Jack A. Siebers

Telephone: (616) 726-2250

Email: pyared@fosterswift.com

Attn: Paul D. Yared

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Honigman Miller Schwartz and Cohn LLP

350 East Michigan Avenue, Suite 300

Kalamazoo, Michigan 49007

Telephone: (269) 337-7702

Email: ptorrence@honigman.com

Attn: Phillip D. Torrence, Esq.

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

8.10. SEVERABILITY. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.11. DEFINITIONS.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into after the date hereof that contains provisions that are no less favorable in the aggregate to the Company (and no less restrictive in any material respect with respect to the conduct of the Person to whom information is disclosed, including with respect to “standstill” provisions) than those contained in the Confidentiality Agreement and containing provisions that expressly permit the Company to comply with the provisions of Section 5.2.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or harm to competition.

“Business” means the business of marketing, underwriting and servicing commercial and private passenger automobile, homeowners’ and the other lines of insurance that Fremont Insurance is now or has been writing.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of Grand Rapids, Michigan are authorized or required by Law to be closed.

“Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the business of the Company or Fremont Insurance, and all other material Intellectual Property owned, licensed or held for use by the Company or Fremont Insurance.

“Company SEC Documents” means any report, schedule, form, certification, prospectus and registration, proxy or other statement filed or furnished by the Company, as applicable, with the SEC, except that “Company

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SEC Documents” shall not be deemed to include (i) any exhibits and schedules thereto and documents incorporated by reference therein or (ii) disclosures in such Company SEC Documents referred to in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosures in such Company SEC Documents which are forward-looking by nature.

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Parent signed by Parent on January 3, 2011.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, arbitration panel, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with a Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Pool” means any insurance pool in which Fremont Insurance currently participates or previously participated, including with respect to the administration or operation of such pool or the underwriting of risks thereunder.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets; (v) all other intellectual property rights arising from or relating to Technology, and (vi) all Contracts granting any right relating to or under the foregoing.

“Knowledge” means, with respect to the Company and Fremont Insurance, the actual knowledge, after reasonable inquiry, of the individuals set forth in Section 8.11(a) of the Company Disclosure Schedule.

“Laws” means laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

“Made Available”, with respect to any information, document or other material, means that (a) such information, document or material was made available by the Company for review by Parent or Parent’s representatives at least five (5) Business Days prior to the execution of this Agreement in the virtual data room maintained by the Company with Philo Smith Capital Corporation in connection with the Transactions and (b) Parent and Parent’s representatives had passworded access to such information, document or material throughout such period of time.

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“Material Adverse Effect” means, with respect to any party, any event, occurrence, state of facts, condition, change, development or effect (each an “Effect”) that individually or in the aggregate, with all other Effects, is, or would reasonably be expected to be, materially adverse to the business, assets, properties, prospects, results of operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole; provided that none of the following, to the extent arising after the date of this Agreement, alone or in combination, shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur: (i) any circumstance, change or effect affecting generally the United States or world economy so long as such change or event does not have a disproportionate adverse effect on the Company and Fremont Insurance, taken as a whole; or (ii) any circumstance, change or effect affecting generally companies operating in the commercial or personal lines insurance industry so long as such change or event does not have a disproportionate adverse effect on the Company and Fremont Insurance, taken as a whole; (iii) any circumstance, change or effect resulting from the announcement of the Transactions contemplated by this Agreement; (iv) any change in GAAP or SAP; (v) any change in applicable law, rule or regulation; or (vi) any circumstance, change or effect resulting from any act of terrorism or war.

“Material Licenses” means (i) all material licenses, royalty agreements, and other rights granted by the Company or Fremont Insurance to any Person with respect to any Intellectual Property owned by the Company or Fremont Insurance and (ii) all material licenses, agreements, and other rights granted by any Person to the Company or Fremont Insurance with respect to any Intellectual Property (other than Shrink Wrap Software).

“Owned Intellectual Property” means (i) each issued patent owned by the Company or Fremont Insurance, each pending patent application filed by or on behalf of the Company or Fremont Insurance, each trademark registration, service mark registration, and copyright registration owned by the Company or Fremont Insurance, each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or Fremont Insurance, each domain name registered by or on behalf of the Company or Fremont Insurance, each material trade name, d/b/a, unregistered trademark, and unregistered service mark used by the Company or Fremont Insurance in connection with its business, and (ii) material Software developed by or for the Company or Fremont Insurance and owned by the Company or Fremont Insurance.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other similar charges by Governmental Authorities securing payments not yet due, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens which arise in the ordinary course of business and (iii) such other Liens or imperfections of title that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of, or materially impair the existing use of, the property or asset affected by the applicable Lien.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Pool Agreement” means any Contract to which the Company or Fremont Insurance is a party relating in any manner to an Insurance Pool.

“Pool Member” means any current or former member of an Insurance Pool (other than Fremont Insurance).

“SAP” means, with respect to any statutory financial statement of Fremont Insurance filed in a particular jurisdiction, the statutory accounting principles prescribed or permitted by such jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

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“Shrink Wrap Software” means “shrink wrapped” or “off the shelf” Software licensed to the Company or Fremont Insurance on standard terms requiring the payment of less than fifty thousand dollars ($50,000) per annum in license, maintenance or other fees and for which such standard licenses are readily available for acquisition from third parties on terms commercially equivalent to those upon which the Company or Fremont Insurance licenses such Software.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity (i) the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power (or, in the case of a partnership, fifty percent (50%) or more of the general partnership interests) are, as of such date, owned by such party (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries).

“Subsidiary Documents” means the Certificates of Incorporation and By-laws (or comparable organizational documents) of Fremont Insurance.

“Tax” or “Taxes” means (i) all United States federal, state, local, and foreign income premium, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, estimated, alternative or add-on minimum, value added withholding, backup withholding, duties, intangibles, franchise, and other taxes, charges, fees, levies or like assessments, (ii) any penalties and additions to tax and interest thereon, and (iii) any liability in respect of any item described in clause (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of law or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including but not limited to, the Merger and the Shareholders Agreement.

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“United States” means the United States of America.

(b) The following terms are defined in the provision of this Agreement set forth opposite such term below:

Adverse Recommendation Change	5.2(b)
Agreed Court	8.7(b)
Agreement	Preamble
Applicable Insurance Laws	5.4(b)
Balance Sheet Date	3.7
Bankruptcy and Equity Exception	3.3(a)
Book-Entry Shares	2.1(c)
Certificate	2.1(c)
Certificate of Merger	1.3
Class B Common Stock	3.2(a)
Closing	1.2
Closing Date	1.2
Code	2.6
Company	Preamble
Company Acquisition Agreement	5.2(b)
Company Board	3.3(a)
Company Charter Documents	3.1(b)
Company Contracts	3.16(a)(xx)
Company Disclosure Schedule	Article III
Company Employees	5.11(b)
Company-Leased Real Property	3.32(a)
Company Material Adverse Effect	3.1(a)
Company Option	2.7(a)
Company-Owned Real Property	3.32(a)
Company Plans	3.14(a)
Company Recommendation	5.1(c)
Company Reinsurance Agreements	3.20(b)
Company Related Person / Company Related Persons	8.8(c)
Company SAP Statements	3.11(a)
Company Shareholder Approval	3.3(c)
Company Shareholders Meeting	5.1(b)
Company Shares	2.1
Company Stock Plans	2.7(a)
Company Termination Fee	7.3(a)
Contingent Compensation	3.30(c)
Covered Persons	5.8(a)
DLRA	1.3
Deposit	3.31
D&O Insurance	5.8(b)
Effective Time	1.3
Engagement Letter	3.23
Environmental Laws	3.15(b)(i)
ERISA	3.14(a)
ERISA Affiliates	3.14(a)
Exchange Fund	2.3(a)
Existing Policies	5.8(b)
Form A	5.4(b)

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Fremont Insurance	1.6
Grant Date	3.2(e)
Hazardous Materials	3.15(b)(ii)
Intervening Event	5.2(f)(iii)
Liens	3.2(c)
MBCA	1.1
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
Officer Agreements	3.14(f)
Option Consideration	2.7(a)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Paying Agent	2.3(a)
Permits	3.10(a)
Phase I Audit	5.14
Preferred Stock	3.2(a)
Proxy Statement	3.5
Real Property	3.32(a)
Regulatory Reports	3.28(a)
Representatives	5.2(a)
Required Company SEC Documents	3.6(a)
Required Consents	6.1(c)
Restraints	6.1(d)
Securities Act	3.2(c)
Shareholder Rights Agreement	3.25(b)
Shareholders Agreement	Recitals
Special Committee	3.3(b)
Specified Company Representations	6.2(a)(i)
Superior Proposal	5.2(f)(i)
Survey	5.14
Surviving Corporation	1.1
Takeover Proposal	5.2(f)(ii)
Underwater Option	2.7(a)
Underwater Option Consents	2.7(a)
WARN	3.14(i)

8.12. INTERPRETATION.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement,

53

instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.13. COUNTERPARTS. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of this Agreement fully executed (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

SIGNATURES ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:		MERGER SUB:

AUTO CLUB INSURANCE ASSOCIATION		ACG ACQUISITION CO., INC.

By:	/S/ SEAN H. MALONEY	By:	/S/ SEAN H. MALONEY
Name: Sean H. Maloney		Name: Sean H. Maloney
Title: SVP & CFO		Title: Treasurer
THE COMPANY: FREMONT MICHIGAN INSURACORP, INC.

By:	/S/ RICHARD E. DUNNING
Name: Richard E. Dunning
Title: President and CEO

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

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Annex B

April 15, 2011

The Board of Directors

Fremont Michigan InsuraCorp Inc.

933 E. Main Street

Fremont, MI 49412

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A Common Stock, no par value per share (the “Company Common Stock”), of Fremont Michigan InsuraCorp Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with Auto Club Insurance Association (the “Parent”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Parent and ACG Acquisition Co., the Company will become a wholly-owned subsidiary of the Parent, and each outstanding share of the Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Parent and its affiliates, will be converted into the right to receive $36.15 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed the proposed execution copy of the Agreement dated April 14, 2011 (the “Proposed Agreement”); (ii) reviewed certain publicly available business and financial information concerning the Company and the industry in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared by management of the Company based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Parent in the Agreement and any related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for consummation of the Merger will be obtained without any adverse effect on the Company that would be material to our analysis. We also have assumed, at the direction of the Company, that the final executed Agreement will not differ in any material respect from the Proposed Agreement.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee for our services, a portion which is payable upon the rendering of this opinion, and a significant portion which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we and our affiliates may actively trade the equity securities of the Company or the Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ James A. Amen
Philo Smith Capital Corporation

Your vote is important. Thank you for voting.
FREMONT MICHIGAN INSURACORP, INC.	To Vote by Internet 1) Read the Proxy Statement and have the proxy card below at hand.
ATTN: CORPORATE SECRETARY	2) Go to website www.proxyvote.com
933 EAST MAIN STREET	3) Follow the instructions provided on the website.
FREMONT, MICHIGAN 49412	4) You have until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date to vote.

To Vote by Telephone

1)      Read the Proxy Statement and have the proxy card below at hand.

2)      Call 1-800-690-6903

3)      Follow the instructions.

4)      You have until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date to vote.

To Vote by Mail

1)      Read the Proxy Statement.

2)      Check the appropriate boxes on the proxy card below.

3)      Sign and date the proxy card.

4)      Return the proxy card in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

FREMONT MICHIGAN INSURACORP, INC.
The Board of Directors recommends that you
Vote FOR the following proposals:

			For	Against	Abstain

1. Approval and adoption of the Agreement and Plan of Merger, dated as of April 15, 2011, as it may be amended from time to time (the “Merger Agreement”), among Auto Club Insurance Association, a Michigan reciprocal inter-insurance exchange (“Auto Club”), ACG Acquisition Co., Inc., a Michigan corporation (“Merger Sub”) and Fremont Michigan InsuraCorp, Inc., a Michigan corporation (“FMIC”), pursuant to which Merger Sub will merge with and into FMIC, with FMIC continuing as the surviving corporation and a wholly owned subsidiary of Auto Club; and			☐	☐	☐

			For	Against	Abstain

2. Approval to adjourn or postpone the special meeting, if necessary, if there are insufficient shares of FMIC common stock represented (either in person or by proxy) to constitute the quorum necessary to approve and adopt the Merger Agreement.			☐	☐	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders should sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.)

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

FREMONT MICHIGAN INSURACORP, INC.

June 10, 2011

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

PROXY

FREMONT MICHIGAN INSURACORP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JULY 22, 2011

The undersigned hereby (a) acknowledges receipt of the Notice of Special Meeting of Shareholders of Fremont Michigan InsuraCorp, Inc. (“FMIC”) to be held on July 22, 2011 and the Proxy Statement in connection therewith, each dated June 10, 2011, (b) appoints Richard E. Dunning and William L. Johnson, or either of them, as Proxies (the “Proxies”), each with the power to appoint a substitute, (c) authorizes the Proxies to represent and vote, as designated on the reverse, all the shares of Class A Common Stock of FMIC held of record by the undersigned on June 6, 2011 at such special meeting of Shareholders and at any reconvened meeting after an adjournment thereof and (d) revokes any proxies heretofore given.

The accompanying proxy statement contains information regarding, and a more complete description of, the items of business to be considered at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AND FOR APPROVAL TO, IF NECESSARY OR APPROPRIATE, ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY RECONVENED MEETING AFTER AN ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

(Continued and to be signed on reverse side.)